As filed with the U.S. Securities and Exchange Commission on December 22, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
 UNDER

THE SECURITIES ACT OF 1933

CADRE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	3842	38-3873146
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

13386 International Pkwy

Jacksonville, FL 32218

(904) 741-5400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Warren B. Kanders

13386 International Pkwy

Jacksonville, FL 32218

(904) 741-5400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Robert L. Lawrence, Esq.

Kane Kessler P.C.

600 Third Avenue, 35th Floor

New York, New York 10016

(212) 519- 5103

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Shares to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
common stock, par value $0.0001 per share	27,483,350	$20.74	$570,004,679	$52,839.43

(1)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	Consists of 27,483,350 shares of Common Stock registered for sale by the selling securityholders named in this registration statement or their permitted transferees.
(3)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $20.74, which is the average of the high and low prices of the Common Stock on December 20, 2021 on The New York Stock Exchange.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 22, 2021

CADRE HOLDINGS, INC.

(a Delaware corporation)

27,483,350 Shares

Common Stock

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of up to 27,483,350 shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”). We will not receive any proceeds from the sale of shares of Common Stock by the Selling Securityholders pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares. The Selling Securityholders may sell the shares of Common Stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

No underwriter or other person has been engaged to facilitate the sale of the Securities in this offering. We will bear all costs, expenses and fees in connection with the registration of the Securities. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the Securities.

Our Common Stock is listed on The New York Stock Exchange under the symbol “CDRE”. On December 20, 2021, the closing price of our Common Stock was $20.99.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 11 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated December  , 2021.

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, governmental publications, reports by market research firms or other independent sources. Some data are also based on our good faith estimates.

You should rely only on the information we have provided or incorporated by reference into this prospectus, any applicable prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the Common Stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

The Selling Stockholders are offering the Common Stock only in jurisdictions where such issuances are permitted. The distribution of this prospectus and the issuance of the Common Stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the Common Stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Common Stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), under which the Selling Stockholders may offer from time to time up to an aggregate of 27,483,350 shares of our Common Stock in one or more offerings. If required, each time a Selling Stockholder offers Common Stock, in addition to this prospectus, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus or in documents we have incorporated by reference. This prospectus, together with any applicable prospectus supplements, any related free writing prospectuses and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Risk Factors.”

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless expressly indicated or the context requires otherwise, the terms “Cadre Holdings,” “Company,” “we,” “us,” and “our” in this prospectus refer to Cadre Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries.

Business Overview

For over 55 years, we have been a global leader in the manufacturing and distribution of safety and survivability equipment for first responders. Our equipment provides critical protection to allow its users to safely and securely perform their duties and protect those around them in hazardous or life-threatening situations. Through our dedication to superior quality, we establish a direct covenant with end users that our products will perform and keep them safe when they are most needed. We sell a wide range of products including body armor, explosive ordnance disposal equipment and duty gear through both direct and indirect channels. In addition, through our owned distribution, we serve as a one-stop shop for first responders providing equipment we manufacture as well as third-party products including uniforms, optics, boots, firearms and ammunition. The majority of our diversified product offering is governed by rigorous safety standards and regulations. Demand for our products is driven by technological advancement as well as recurring modernization and replacement cycles for the equipment to maintain its efficiency, effective performance and regulatory compliance.

As discussed below, we believe we have established leading market positions across our product portfolio through high-quality standards, innovation and a direct connection to the end users, including being a leading provider of explosive ordnance disposal technician equipment globally as well as a leading provider of safety holsters and a top provider of soft body armor for first responders in the U.S. We service the ever- changing needs of our end users by investing in research and development for new product innovation and technical advancements that continually raise the standards for safety and survivability equipment in the first responder market. Our target end user base includes domestic and international first responders such as state and local law enforcement, fire and rescue, explosive ordnance disposal technicians, emergency medical technicians (“EMT”), fishing and wildlife enforcement and departments of corrections, as well as federal agencies including the U.S. Department of State (“DoS”), U.S. Department of Defense (“DoD”), U.S. Department of Interior (“DoI”), U.S. Department of Justice (“DoJ”), U.S. Department of Homeland Security (“DHS”), U.S. Department of Corrections (“DoC”) and numerous foreign government agencies in over 104 countries.

We have a large and diverse customer base, with our top 10 customers representing approximately 26% of sales, with no individual customer representing more than 6.5% of our total revenue, for the year ended December 31, 2020.

We are committed to honoring those who put their lives in danger through the SAVES CLUB®, which pays homage to first responders who experience a life-threatening incident in the line of work in which our armor or gear contribute to saving their lives. The club currently has 2,123 members and counting. With the help of our suppliers, distributors and first responder end users, we strive to fulfill the Company creed: Together, We Save Lives.

Industry Overview

The market for safety and survivability equipment serving first responders focuses on providing a diverse set of protective and mission enhancing products and solutions to our target end users. The market is driven by multiple factors including customer refresh cycles, growing number of personnel employed by first responder organizations, equipment replacement and modernization trends, greater emphasis on public and first responders’ safety and demographic shifts.

Body armor, explosive ordnance disposal equipment and duty gear comprise the core product areas in the safety and survivability equipment market and law enforcement personnel growth is a significant driver for our business. The U.S. Bureau of Labor Statistics projects the number of law enforcement personnel in the U.S. to increase at a faster rate than broader labor market growth over the 10 year period from 2019 to 2029, or 5%, from 813,500 in 2019 to 854,200 in 2029. Demand for first responder safety and survivability equipment is also fueled by increasing law enforcement budgets. Law enforcement budgets have grown significantly on a per capita basis since 2000, supported by increased spending in major cities and by federal agencies. Per the Bureau of Justice Statistics, in real dollars (adjusted for inflation), local police-protection spending per capita rose 29% from 2000 to 2017. In 2017, real state and local police protection spending per capita was $326 vs. $258 in 2000.

The following charts highlight budget growth for major departments from 2008 to 2020 and for domestic state and local police protection spend from 2008 to 2018 (based on available data):

In addition to the macro industry trends, each of these product segments experiences unique drivers in and of themselves. Increasing mandatory body armor use and refresh policies, evolving technical standards and increases in tactical or special weapons and tactics (“SWAT”) law enforcement personnel act as tailwinds to the body armor market. Meanwhile, the explosive ordnance disposal equipment market is driven by the continued emergence of new global threats while duty gear is driven mainly by product use and replacement cycles.

Our management estimates the annual addressable market for soft body armor (including tactical soft armor) in 2020 to be approximately $870 million. We also estimate explosive ordnance disposal equipment to have an addressable market of approximately $245 million over the seven-to-ten year life cycle of the products’ installed base. Finally, the annual addressable market for holsters for the global law enforcement and military and consumer markets is estimated to be approximately $380 million.

The international market is also poised for growth as foreign governments face increasingly complex safety challenges and seek to replace legacy equipment. Additionally, we foresee the demand for safety and survivability equipment from overseas markets to increase due to heightened awareness of the importance and effectiveness of such products and as countries are exposed to new threats. Our management estimates our addressable number of total law enforcement personnel outside the U.S. to be approximately 9,658,000, representing a substantial market opportunity.

Our management team believes that the safety and survivability equipment industry for first responders represents a stable and growing market with long-term opportunities. Given our strong market standing, direct connection to the end users, extensive distribution network, long history of innovations and high-quality standards, we believe we are well positioned to capitalize on the positive market dynamics.

Competitive Strengths

Leading, independent global provider of safety and survivability equipment for first responders. Our history as a leading provider of high-quality safety and survivability equipment dates back to 1964. Our differentiated value proposition is built on superior quality combined with an unwavering focus on critical safety standards, making us the trusted brand name for first responders. Our extensive product breadth allows us to serve as a one-stop shop for our end users and their safety and survivability equipment needs.

Strong market positions. Based on data we collect related to end users and publicly available information on awarded contracts and purchases, we believe we have leading market positions across multiple product categories through superior quality and performance differentiating us from our competition. By way of reference, we sell either concealable tactical or hard armor to 34 of the top 50 police departments in the U.S. by size. Likewise, we sell our duty retention holsters to 48 of the top 50 police departments in the U.S.by size. Furthermore, we are a party to multi-year contracts for the largest bomb suit teams in the world including the U.S. Army, U.S. Marine Corps and U.S. Air Force. Our products continually exceed stringent industry safety standards and are recognized for advancements in performance through innovation and technological enhancement.

Mission-critical products with recurring demand characteristics. Our products provide critical protection to their end users as well as those around them, with limited or no room for error. As a result, stringent safety standards and customary warranty provisions create refresh cycles on over 80% of the equipment we supply to ensure efficient and effective performance at all times. Demand associated with these refresh cycles drives a highly predictable recurring revenue stream. The majority of our remaining revenue is associated consumable products driving recurring sales based on replenishment needs.

Attractive macro-economic and secular tailwinds driving demand and visibility for our products. The vast majority of our end markets are acyclical in nature as their demand is driven primarily by the first responder budgets and relatively unaffected by economic cycles. Our business has benefitted from key shifts serving as tailwinds to our growth strategy including the increasing focus on safety, replacement and modernization trends as well as demographic shifts and urbanization.

Compelling organic and inorganic growth roadmap. Leveraging our differentiated product development process and technical knowhow, leading domestic market position and first mover advantage with our suppliers, we plan to drive profitable organic revenue growth via new product development and geographic expansion. In particular, international expansion is an especially important initiative in our organic growth roadmap due to the significant market share opportunity and increasing investments in safety and survivability equipment in various key geographic markets. We expect to supplement our organic growth through a targeted M&A program spanning our existing core products and markets as well as attractive adjacencies.

Attractive financial profile with strong EBITDA margins and free-cash-flow generation. We generate strong profitability through diligent portfolio management of customers and contracts and continued focus on cost structure to drive operating leverage. Our strong profitability combined with minimal capital expenditure requirements result in high free-cash-flow generation, which is a key driver for our internal research and development initiatives and targeted M&A program. Our Adjusted EBITDA Conversion Rate is consistently greater than 90%.

Tenured management with significant public company platforms. Our management team is comprised of executive officers with extensive experience at public company platforms including Armor Holdings Inc., Danaher Corporation, General Electric Company and IDEX Corporation. Together they bring an established track record of strong performance operating and growing public companies both organically and via acquisitions. This experience has created a differentiated approach to our operating model through their expertise in building a culture of operational and cultural excellence, complexity reduction, and innovation.

Long-term customer relationships across diverse end markets and geographies. We maintain long-term relationships with over 23,000 first responders and federal agencies both domestically and internationally, with top customer relationships averaging an excess of 15 years. Our global presence spans over 104 countries across North America, Europe and other regions.

Growth Strategy

Our growth plan consists of a multi-pronged approach that includes driving profitable core revenue growth through new product introductions and international market expansion combined with targeted acquisitions, enhanced through our operating model.

Profitable Core Revenue Growth. We believe that our leading market positions across a range of core categories will continue to yield significant growth opportunities. Our management team is focused on delivering new product launches, increasing customer wallet share, executing on key new contract opportunities and expanding our high-margin e-commerce and direct-to-consumer capabilities to continue to drive revenue growth. Examples of recent product innovation include the development of a 3D body sizing solution for soft armor, introduction of our next generation holsters, and working with key suppliers on the use of emerging materials for utilization in new armor products. We are also seeking to expand our leadership in high-growth technologies through the development of our blast sensor equipment for soldier protection. We believe this opportunity could represent a total potential addressable market opportunity of up to approximately $500 million based on the total size of the U.S. Department of Defense branches ultimately participating in the program. The requirement for blast sensors and the potential market for all branches of the U.S. military is supported by the Blast Pressure Exposure Study Improvement Act which was signed into law as part of the National Defense Authorization Act for Fiscal Year 2020.

International Market Expansion. We are also committed to increasing our market share internationally. Given our leading domestic market position and our products’ high-quality standards and performance, we believe we are well positioned to take advantage of the growth in international demand for safety and survivability equipment for first responders. We intend to penetrate certain international markets through leveraging existing relationships, building local market teams and expansion into relevant market adjacencies.

Targeted M&A Program. To supplement organic growth and internal research and development, our management team has historically undertaken a targeted M&A program, completing 12 transactions between 2012 and 2017. These strategic acquisitions have allowed us to expand our product and technology offerings, enter new markets and expand geographically to achieve attractive returns in our invested capital period.

We maintain a robust pipeline of opportunistic M&A opportunities, spanning our existing core products and markets as well as attractive adjacencies within the safety and survivability landscape. We plan to utilize our relatively high free-cash-flow generation and historical success in acquisitions to drive favorable acquisition structures and efficient integration. Our operating model, passion around connecting with customers and expansive channel help maximize the value created from our acquisitions.

Continuous Margin Improvement Initiatives. Our management team has shown a strong track record of achieving cost structure optimization to drive operating leverage, as evidenced by past years’ margin improvements. Our operating model starts with complexity reduction then uses lean tools and methods to continuously improve operational and commercial processes. Strategic initiatives completed over the past few years include among others, rationalizing the Company’s manufacturing footprint, divesting non-core activities, enhancing our supply-chain and optimizing customer relationships and key contracts. Together these activities have helped enhance the Company’s manufacturing and sales operations, ultimately driving profitability growth.

Risks Related to Our Business

Investing in our common stock involves substantial risk. You should carefully consider all of the information in this prospectus prior to investing in our common stock. There are several risks related to our business that are described under the section titled “Risk Factors” elsewhere in this prospectus. Among these important risks are the following:

●	The products we sell are inherently risky and could give rise to product liability, product warranty claims, and other loss contingencies.
●	Our markets are highly competitive, and if we are unable to compete effectively, we will be adversely affected.
●	Technological advances, the introduction of new products, and new design and manufacturing techniques could adversely affect our operations unless we are able to adapt to the resulting change in conditions.

●	We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock that would dilute your ownership.
●	We may be unsuccessful in our future acquisition endeavors, if any, which may have an adverse effect on our business; in addition, some of the businesses we acquire may incur significant losses from operations.
●	Our business and growth may suffer if we are unable to attract and retain key officers or employees, including our Chief Executive Officer, Warren B. Kanders, as well as any loss of officers or employees due to illness or other events outside of our control.
●	We are uncertain of our ability to manage our growth.
●	We have significant payment obligations under the terms of our long-term debt, $225.9 million of which was outstanding as of September 30, 2021.
●	Warren B. Kanders beneficially owns in excess of 42% of the voting power of our common stock. As such, the concentration of our capital stock ownership with insiders will likely limit your ability to influence corporate matters.

We are an emerging growth company as defined in Section 2(a)(19) of the Securities Act of 1933, as amended (the “Securities Act”), and Section 3(a)(80) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Pursuant to Section 102 of the Jumpstart Our Business Startups Act (the “JOBS Act”), we have provided reduced executive compensation disclosure and have omitted a compensation discussion and analysis from this prospectus. Pursuant to Section 107 of the JOBS Act, we have elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

Corporate Information

Cadre Holdings, Inc. was incorporated in the State of Delaware on April 12, 2012.

Our principal executive offices are located at 13386 International Pkwy, Jacksonville, Florida 32218 and our telephone number is (904) 741-5400. Our website address is www.cadre-holdings.com. The information on, or that may be accessed through, our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only. Our principal material logos and trademarks include Safariland and Med-Eng, amongst others used for various niche product categories. Our logo and our other trade names, trademarks and service marks appearing in this prospectus are our property. Solely for convenience, our trademarks and trade names referred to in this prospectus appear without the ™ or ® symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and trade names.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible for exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including, but not limited to, presenting only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation, and an exemption from the requirements to obtain a non-binding advisory vote on executive compensation or golden parachute arrangements.

In addition, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this provision of the JOBS Act. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies. Therefore, our consolidated financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.

We will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the consummation of this offering; (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion; (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year; or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

THE OFFERING

Shares of Common Stock offered by Selling Securityholders	27,483,350

Total shares of common stock to be outstanding immediately after this offering	34,383,350 shares

Use of proceeds	We will not receive any proceeds from the sale of shares of Common Stock by the Selling Securityholders.

Dividend policy

We have previously declared and paid a one-time cash

dividend on our common stock, declared a quarterly cash dividend of $0.08 per share which was paid on December 7, 2021 and we expect to pay a quarterly cash dividend of $0.08 per share, or $0.32 on an annualized basis, on our common stock for the foreseeable future. See “Dividend Policy.”

Lock-Up Restrictions	Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Shares Eligible for Future Sale” for further discussion.

Market for Common Stock	Our Common Stock is currently listed on The New York Stock Exchange under the symbol “CDRE”.

Risk factors	Please read the section entitled “Risk Factors” beginning on page 11 for a discussion of some of the factors you should carefully consider before deciding to invest in our common stock.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize our consolidated financial and other data. We have derived the summary consolidated statements of operations data for the nine months ended September 30, 2021 and 2020 and the summary consolidated balance sheet data as of September 30, 2021 from our unaudited consolidated financial statements included elsewhere in this prospectus. We have derived the summary consolidated statements of operations data for the years ended December 31, 2020 and 2019 from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial and other data should be read in conjunction with the section titled “Management’s Discussion and Analysis,” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

Consolidated Statements of Operations Data:

(In thousands, except for share and per share amounts)

	Nine months ended September 30,		Year ended December 31,
	2021	2020	2020	2019
	(Unaudited)	(Unaudited)
Net sales	$323,751	$297,019	$404,642	$420,736
Cost of goods sold	192,256	183,869	251,704	274,699
Gross profit	131,495	113,150	152,938	146,037
Operating expenses Selling, general and administrative	87,168	79,963	106,627	124,270
Restructuring and transaction costs	1,491	3,143	5,822	918
Related party expense	437	480	1,635	1,096
Other general income	—	(10,950)	(10,950)	(7,630)
Total operating expenses	89,096	72,636	103,134	118,654
Operating income	42,399	40,514	49,804	27,383
Other expense
Interest expense	(14,129)	(18,275)	(24,388)	(29,848)
Loss on extinguishment of debt	(15,155)	—	(200)	—
Other (expense) income, net	(881)	1,925	2,659	395
Total other expense, net	(30,165)	(16,350)	(21,929)	(29,453)
Income (loss) before (provision) benefit for income taxes	12,234	24,164	27,875	(2,070)
(Provision) benefit for income taxes	(3,861)	(1,491)	10,578	142
Net income (loss)	$8,373	$22,673	$38,453	$(1,928)
Net income (loss) per share:
Basic	$0.30	$0.82	$1.40	$(0.07)
Diluted	$0.30	$0.82	$1.40	$(0.07)
Weighted average shares outstanding:
Basic	27,483,350	27,483,350	27,483,350	27,402,082
Diluted	27,483,350	27,483,350	27,483,350	27,402,082

Consolidated Statements of Cash Flows Data:

(In thousands)

	Nine months ended September 30,		Year ended December 31,
	2021	2020	2020	2019
	(Unaudited)	(Unaudited)
Cash flows provided by operating activities	$30,988	$28,192	$45,419	$7,414

Consolidated Balance Sheet Data:

(In thousands)

As of September 30, 2021
(Unaudited)
Cash and cash equivalents	$15,275
Total assets	302,024
Total liabilities	294,687
Total shareholders’ equity	7,337

Non-GAAP and Other Financial Measures

We review the following non-GAAP and other financial measures to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions. Increases or decreases in our non-GAAP and other financial measures may not correspond with increases or decreases in our revenue and our non-GAAP and other financial measures may be calculated in a manner different than non-GAAP and other financial measures used by other companies. For additional information regarding these measures, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Measures.”

	Nine months ended September 30,		Year ended December 31,
(In thousands)	2021	2020	2020	2019
EBITDA	$36,789	$53,646	$66,996	$43,221
Adjusted EBITDA	56,120	42,487	57,982	43,699
Capital expenditures	2,225	3,913	4,708	3,082
Adjusted EBITDA conversion rate	96%	91%	92%	93%

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before you invest in our common stock, you should carefully consider the following risks, together with all of the other information contained in this prospectus, including our financial statements and related notes. Any of the following risks could have a material adverse effect on our business, operating results, and financial condition and could cause the trading price of our common stock to decline, which would cause you to lose all or part of your investment.

Risks Related to Our Industry

The products we sell are inherently risky and could give rise to product liability, product warranty claims, and other loss contingencies.

The products that we manufacture are typically used in applications and situations that involve high levels of risk of personal injury. Failure to use our products for their intended purposes, failure to use or care for them properly, or their malfunction, or, in some limited circumstances, even correct use of our products, could result in serious bodily injury or death. Given this potential risk of injury, proper maintenance of our products is critical. Our products include: body armor and plates designed to protect against ballistic and sharp instrument penetration; explosive ordnance disposal products; police duty gear; and crowd control products.

Claims have been made, and are pending against certain of our subsidiaries, involving permanent physical injury and death allegedly caused by our products or arising from the design, manufacture or sale of such goods. If these claims are decided against us and we are found to be liable, we may be required to pay substantial damages and our insurance costs may increase significantly as a result, which could have a material adverse effect on our business, financial condition and results of operations. Also, a significant or extended lawsuit, such as a class action, could divert significant amounts of management’s time and attention.

We cannot assure you that our insurance coverage would be sufficient to cover the payment of any potential claim. In addition, we cannot assure you that this or any other insurance coverage will continue to be available or, if available, that we will be able to obtain it at a reasonable cost. Any material uninsured loss could have a material adverse effect on our business, financial condition and results of operations. In addition, the inability to obtain product liability coverage would prohibit us from bidding for orders from certain governmental customers because, at present, many bids from governmental entities require such coverage, and any such inability would have a material adverse effect on our business, financial condition, results of operations and liquidity.

Furthermore, while our products are rigorously tested for quality, our products nevertheless do, and may continue to, fail to meet customer expectations from time-to-time. Also, not all defects are immediately detectible. Failures could result from faulty design or problems in manufacturing. In either case, we could incur significant costs to repair and/or replace defective products under warranty. We have experienced such failures in the past, and remain exposed to such failures. In some cases, product redesigns and/or rework may be required to correct a defect, and such occurrences could adversely impact future business with affected customers. Our business, financial condition, results of operations and liquidity could be materially and adversely affected by any unexpected significant warranty costs.

We are subject to extensive government regulations, and our failure or inability to comply with these regulations could materially restrict our operations and subject us to substantial penalties.

We are subject to federal licensing requirements with respect to the export of certain of our products. In addition, we are obligated to comply with a variety of federal, state and local regulations, both domestically and abroad, governing certain aspects of our sales, operations and workplace, including regulations promulgated by, among others, the U.S. Departments of Commerce, Defense, Justice, Treasury, State and Transportation, the Federal Aviation Administration, the U.S. Environmental Protection Agency, the U.S. Bureau of Alcohol, Tobacco and Firearms, and the Equal Employment Opportunity Commission. The U.S. Bureau of Alcohol, Tobacco and Firearms also regulates our manufacturing and distribution of certain destructive devices, firearms, and explosives. We also ship hazardous goods, and in doing so, must comply with the regulations of the U.S. Department of Transportation for packaging and labeling. We are also required to comply with Controlled Goods Directorate Registration regime in Canada for explosive ordnance disposal products. Additionally, the failure to obtain applicable governmental approval and clearances could materially adversely affect our ability to continue to service the government contracts we maintain. Exports of some of our products to certain international destinations may require export authorization from U.S. export control authorities, including the U.S. Departments of Commerce and

State, and authorizations may be conditioned on re-export restrictions. Failure to receive these authorizations may materially adversely affect our revenues and in turn our business, financial condition, results of operations and liquidity from international sales. Furthermore, we have material contracts with governmental entities and are subject to rules, regulations and approvals applicable to government contractors. We are also subject to routine audits to assure our compliance with these requirements.

While we continually work to enhance our international trade compliance programs, we cannot assure you that we are or will be in full compliance at all times with applicable laws and regulations governing the export and deemed export of defense articles, defense services, and dual-use products and services that are controlled by U.S. and/or foreign governments. In those instances where we have identified non-compliances with applicable laws or regulations, we have taken affirmative steps to correct or mitigate such identified failures and to self-report them to the cognizant U.S. or foreign government agencies. We also import significant volumes of foreign-made components and materials for use in our manufacturing processes, which may be subject to import duties and other regulations. Violations of international trade (export/ import) controls in the U.S. and elsewhere may result in severe criminal and/or civil penalties, which could have a material adverse effect on our business, financial condition, results of operations and liquidity.

Like other companies operating internationally, we are subject to the U.S. Foreign Corrupt Practices Act and other laws that prohibit improper payments to foreign governments and their officials by U.S. and other business entities. We operate in countries known to experience endemic corruption. Our extensive operations in such countries create risk of an unauthorized payment by one of our employees or agents, which would be in violation of various laws including the Foreign Corrupt Practices Act. Violations of the Foreign Corrupt Practices Act may result in severe criminal penalties, which could have a material adverse effect on our business, financial condition, results of operations and liquidity.

We have significant international operations and assets and, therefore, are subject to additional financial and regulatory risks.

We sell our products in foreign countries and seek to increase our level of international business activity. Our overseas operations are subject to various risks, including: U.S.-imposed embargoes and/or sanctions of sales to specific countries (which could prohibit sales of our products there); foreign import controls (which may be arbitrarily imposed and enforced and which could interrupt our supplies or prohibit customers from purchasing our products); exchange rate fluctuations; dividend remittance restrictions; expropriation of assets; war, civil uprisings and riots; government instability; the necessity of obtaining government approvals for both new and continuing operations; and legal systems of decrees, laws, taxes, regulations, interpretations and court decisions that are not always fully developed and that may be retroactively or arbitrarily applied.

One component of our strategy is to expand our operations into selected international markets. Military procurement, for example, has traditionally had a large international base. We actively market our products in Europe, North and South America, the Middle East, Africa, and Asia. However, we may be unable to execute our business model in these markets or new markets. Further, foreign providers of competing products and services may have a substantial advantage over us in attracting consumers and businesses in their countries due to earlier established businesses in those countries, greater knowledge with respect to the cultural differences of consumers and businesses residing in those countries and/or their focus on a single market. In pursuing our international expansion strategy, we face several additional risks, including:

●	foreign laws and regulations, which may vary country by country, that may impact how we conduct our business;
●	uncertain costs of doing business in foreign countries, including different employment laws;
●	potential adverse tax consequences if taxing authorities in different jurisdictions worldwide disagree with our interpretation of various tax laws or our determinations as to the income and expenses attributable to specific jurisdictions, which could result in our paying additional taxes, interest and penalties;
●	technological differences that vary by marketplace, which we may not be able to support;
●	longer payment cycles and foreign currency fluctuations;
●	economic downturns; and
●	uncertainty of sustained revenue growth outside of the United States.

We may also be subject to unanticipated income taxes, excise duties, import taxes, export taxes or other governmental assessments. In addition, a percentage of the payments to us in our international markets are often in local currencies. Although most of these currencies are presently convertible into U.S. dollars, we cannot be sure that convertibility will continue. Even if currencies are convertible, the rate at which they convert is subject to substantial fluctuation. Our ability to transfer currencies into or out of local currencies may be restricted or limited. Any of these events could result in a loss of business or other unexpected costs, which could reduce revenue or profits and have a material adverse effect on our business, financial condition, results of operations and liquidity.

We routinely operate in areas where local government policies regarding foreign entities and the local tax and legal regimes are often uncertain, poorly administered and in a state of flux. We cannot, therefore, be certain that we are in compliance with, or will be protected by, all relevant local laws and taxes at any given point in time. A subsequent determination that we failed to comply with relevant local laws and taxes could have a material adverse effect on our business, financial condition, results of operations and liquidity. One or more of these factors could adversely affect our future international operations and, consequently, could have a material adverse effect on our business, financial condition, results of operation and liquidity.

Risks Related to Our Business

Many of our customers have fluctuating budgets, which may cause substantial fluctuations in our results of operations.

Customers for our products include domestic and international first responders such as state and local law enforcement, fire and rescue, explosive ordnance disposal technicians, emergency medical technicians, fishing and wildlife enforcement and departments of corrections, as well as federal agencies and numerous foreign government agencies. Government tax revenues and budgetary constraints, which fluctuate from time to time, can affect budgetary allocations for these customers. Many domestic and foreign government agencies have in the past experienced budget deficits that have led to decreased spending in defense, law enforcement and other military and security areas. In addition, first responder budgets have been the subject of increased discussions as a result of controversies relating to police reform. Our results of operations may be subject to substantial period-to-period fluctuations because of these and other factors affecting military, law enforcement and other governmental spending. A reduction of funding for state, local, municipal as well as federal and foreign governmental agencies could have a material adverse effect on sales of our products and our business, financial condition, results of operations and liquidity.

Our markets are highly competitive, and if we are unable to compete effectively, we will be adversely affected.

The markets in which we operate include a large number of competitors ranging from small businesses to multinational corporations and are highly competitive. Competitors who are larger, better financed and better known than we are may compete more effectively than we can. In order to stay competitive in our industry, we must keep pace with changing technologies and customer preferences. If we are unable to differentiate our services from those of our competitors, our revenues may decline. In addition, our competitors have established relationships among themselves or with third parties to increase their ability to address customer needs. As a result, new competitors or alliances amongst competitors may emerge and compete more effectively than we can. There is also a significant industry trend towards consolidation, which may result in the emergence of companies which are better able to compete against us. Any such development could have a material adverse effect on our business, financial condition, results of operations and liquidity.

There are limited sources for some of our raw materials and components, which may significantly curtail our manufacturing operations.

The raw materials and components that we use to manufacture our products, include SpectraShield®,a patented product of Honeywell, Inc.; Kevlar®, a patented product of E.I. du Pont de Nemours Co., Inc.; Dyneema®, a patented product of Koninklijke DSM N.V.; and Twaron®, a patented product of Teijin Limited, amongst others, which we use in manufacturing ballistic resistant garments. We purchase the materials and components that we use in manufacturing ballistic resistant garments directly from these suppliers and also through five independent weaving companies. The supply of the materials and components that we use to manufacture our products may be constrained by a number of factors, including a supplier’s need to prioritize the manufacture of rated orders issued under the Defense Production Act of 1950 (the “DPA”). We cannot predict when the United States government will invoke the DPA, and in the past we have faced shortages from our sources of materials and components when the DPA has been invoked, including shortages in the raw materials and components that we use in manufacturing ballistic resistant garments.

Should these materials or components become unavailable for any reason, we would not necessarily be able to replace them with materials or components of like weight and strength, as our ballistic resistant garments must be manufactured to specific standards using specific materials and components that are not necessarily interchangeable based on metrics such as weight and strength. When we have faced shortages in the past, we have been able to ameliorate the issue by obtaining substitutable alternative materials and components from other commercially available sources. However, the use of alternative materials and components in our ballistic resistant garments requires research and development, recertification as well as customer acceptance of the new products utilizing these alternative materials and components, and there is no guarantee that any such recertification or acceptance will be obtained by us. Thus, if our supply of any of these materials or components were materially reduced or cut off or if there were a material increase in the prices of these materials or components, our manufacturing operations could be adversely affected and our costs increased, and our business, financial condition, results of operations and liquidity could be materially adversely affected.

Our resources may be insufficient to manage demand.

As we expand our operations, any growth may place significant demands on our management, administrative, operating and financial resources. The growth of our customer base, the types of services and products offered and the geographic markets we serve place a significant strain on our resources. In addition, we cannot easily identify and hire personnel qualified both in the provision and marketing of our products and systems. Our future performance and profitability will depend in large part on our ability to attract and retain additional management and other key personnel; our ability to implement successful enhancements to our management, accounting and information technology systems; and our ability to adapt those systems, as necessary, to respond to any growth in our business.

We are dependent on industry relationships.

A number of our products are components in our customers’ final products. Accordingly, to gain market acceptance, we must demonstrate that our products will provide advantages to the manufacturers of final products, including increasing the safety of their products, providing such manufacturers with competitive advantages or assisting such manufacturers in complying with existing or new government regulations affecting their products. There can be no assurance that our products will be able to achieve any of these advantages for the products of our customers. Furthermore, even if we are able to demonstrate such advantages, there can be no assurance that such manufacturers will elect to incorporate our products into their final products, or if they do, that our products will be able to meet such customers’ manufacturing requirements. Additionally, there can be no assurance that our relationships with our manufacturer customers will ultimately lead to volume orders for our products. The failure of manufacturers to incorporate our products into their final products could have a material adverse effect on our business, financial condition, results of operations and liquidity.

We may be unable to protect our proprietary technology.

We depend upon a variety of methods and techniques that we regard as proprietary trade secrets. We also depend upon a variety of trademarks, service marks and designs to promote brand name development and recognition. We rely on a combination of trade secret, copyright, patent, trademark, unfair competition and other intellectual property laws as well as contractual agreements to protect our rights to such intellectual property. Due to the difficulty of monitoring unauthorized use of and access to intellectual property, however, such measures may not provide adequate protection. It is possible that our competitors may access our intellectual property and proprietary information and use it to their advantage. In addition, there can be no assurance that courts will always uphold our intellectual property rights, or enforce the contractual arrangements that we have entered into to protect our proprietary technology. Any unenforceability or misappropriation of our intellectual property could have a material adverse effect on our business, financial condition, results of operations and liquidity.

Furthermore, we cannot assure you that any pending patent application or trademark application made by us will result in an issued patent or registered trademark, or that, if a patent is issued, it will provide meaningful protection against competitors or competitor technologies. In addition, if we bring or become subject to litigation to defend against claimed infringement of our rights or of the rights of others or to determine the scope and validity of our intellectual property rights, such litigation could result in substantial costs and diversion of our resources, which could have a material adverse effect on our business, financial condition, results of operations and liquidity. Unfavorable results in such litigation could also result in the loss or compromise of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties on unfavorable terms, or prevent us from manufacturing or selling our products, any of which could have a material adverse effect on our business, financial condition, results of operations and liquidity.

Technological advances, the introduction of new products, and new design and manufacturing techniques could adversely affect our operations unless we are able to adapt to the resulting change in conditions.

Our future success and competitive position depend to a significant extent upon our proprietary technology. We must make significant investments to continue to develop and refine our technologies. We will be required to expend substantial funds for and commit significant resources to research and development activities, the engagement of additional engineering and other technical personnel, the purchase of advanced design, production and test equipment, and the enhancement of design and manufacturing processes and techniques. Our future operating results will depend to a significant extent on our ability to continue to provide design and manufacturing services for new products that compare favorably on the basis of time to introduction, cost and performance with the design and manufacturing capabilities. The success of new design and manufacturing services depends on various factors, including utilization of advances in technology, innovative development of new solutions for customer products, efficient and cost-effective services, timely completion and delivery of new product solutions and market acceptance of customers’ end products. Because of the complexity of our products, we may experience delays from time to time in completing the design and manufacture of new product solutions. In addition, there can be no assurance that any new product solutions will receive or maintain customer or market acceptance. If we are unable to design and manufacture solutions for new products of our customers on a timely and cost-effective basis, such inability could have a material adverse effect on our business, financial condition, results of operations and liquidity.

We may be adversely affected by applicable environmental, health and safety laws and regulations.

We are subject to federal, state, local and foreign laws and regulations governing environment, health and safety (“EHS”) matters, including those regulating discharges to the air and water, the management of wastes, the control of noise and odors, and the maintenance of a safe and healthy operating environment for our employees. We cannot assure you that we are at all times in complete compliance with all such requirements. Like all companies in our industry, we are subject to potentially significant fines or penalties if we fail to comply with various EHS requirements. Such requirements are complex, change frequently, and could become more stringent in the future. Accordingly, we cannot assure you whether these requirements will change in a manner requiring material capital or operating expenditures or will otherwise have a material adverse effect on us in the future. In addition, we are also subject to environmental laws requiring the investigation and clean-up of environmental contamination. We may be subject to liability, including liability for clean-up costs, if contamination is discovered at one of our current or former facilities, in some circumstances even if such contamination was caused by a third party such as a prior owner. We also may be subject to liability if contamination is discovered at a landfill or other location where we have disposed of wastes, notwithstanding that historic disposal practices may have been in accordance with all applicable requirements. We use Orthochlorabenzalmalononitrile and Chloroacetophenone chemical agents in connection with our production of our crowd control products, and these chemicals are hazardous and could cause environmental damage if not handled and disposed of properly. Moreover, private parties may bring claims against us based on alleged adverse health impacts or property damage caused by our operations. The amount of liability for cleaning up contamination or defending against private party claims could be material and have a material adverse effect on our business, financial condition, results of operations and liquidity.

We may lose money or generate less than expected profits on our fixed-price contracts.

Our direct government contracts are primarily fixed-price for a specified term. Under these contracts, we agree to perform a specific scope of work or deliver a certain quantity of end items for a fixed price. Typically, we assume more risk with fixed-price contracts since we are subject to rising labor costs and commodity price risk. Fixed-price contracts require us to price our contracts by forecasting our expenditures. When making proposals for fixed-price contracts, we rely on our estimates of costs and timing for completing these projects. These estimates reflect management’s judgments regarding our capability to complete projects efficiently and timely. Our production costs may, however, exceed forecasts due to unanticipated delays or increased cost of materials, components, labor, capital equipment or other factors. Therefore, we may incur losses on fixed price contracts that we had expected to be profitable, or such contracts may be less profitable than expected, which could have a material adverse effect on our business, financial condition, results of operations and liquidity.

As it relates to our Products segment, fixed-price contracts represented less than 12% of annual net sales in 2020. For our Distribution segment, we estimate that fixed-price contracts represented approximately 55% of annual net sales in 2020.

Our business is subject to various laws and regulations favoring the U.S. government’s contractual position, and our failure to comply with such laws and regulations could harm our operating results and prospects.

As a direct and indirect contractor to the U.S. government, which represents approximately 16% of our business in 2020, we must comply with laws and regulations relating to the formation, administration and performance of federal government contracts, which effect how we do business with our clients and may impose added costs on our business. These rules generally favor the U.S. government’s contractual position.

For example, these regulations and laws include provisions that subject contracts we have been awarded to:

●	protest or challenge by unsuccessful bidders; and
●	unilateral termination, reduction or modification by the government.

The accuracy and appropriateness of certain costs and expenses used to substantiate our direct and indirect costs for the U.S. government under both cost-plus and fixed-price contracts are subject to extensive regulation and audit by the Defense Contract Audit Agency, an arm of the U.S. Department of Defense. Responding to governmental audits, inquiries or investigations may involve significant expense and divert management’s attention. Our failure to comply with these or other laws and regulations could result in contract termination, suspension or debarment from contracting with the federal government, civil fines and damages and criminal prosecution and penalties, any of which could have a material adverse effect on our business, financial condition, results of operations and liquidity.

Our Chief Executive Officer has divided responsibilities and is not required to devote any specified amount of time to our business.

Our Chief Executive Officer, Warren B. Kanders, is also the Executive Chairman of Clarus Corporation, which is in the business of designing, manufacturing, and marketing equipment for outdoor recreation activities. Our employment agreement with Mr. Kanders requires that he devote his time, attention, energy, knowledge, best professional efforts and skills to the duties assigned to him by us, but he is permitted to pursue other professional endeavors and investments that do not violate the terms of his employment agreement, including provisions relative to non-competition. Mr. Kanders’ employment agreement does not require him to devote any specific amount of time to the Company. Accordingly, it is possible that Mr. Kanders will fail to devote the necessary time to our Company which could have a material adverse effect on our business, financial condition, results of operations and liquidity.

We may be subject to disruptions, failures or cyber-attacks in our information technology systems and network infrastructures that could have a material adverse effect on us.

We maintain and rely extensively on information technology systems and network infrastructures for the effective operation of our business. Techniques used to gain unauthorized access to private networks are constantly evolving, and we may be unable to anticipate or prevent unauthorized access to data pertaining to our customers, including credit card and debit card information and other personally identifiable information. Like all Internet services, our direct-to-consumer service, which is supported by our own systems and those of third-party vendors, is vulnerable to computer viruses, Internet worms, break-ins, phishing attacks, attempts to overload servers with denial-of-service or other attacks and similar disruptions from unauthorized use of our and third-party vendor computer systems, any of which could lead to system interruptions, delays or shutdowns, causing loss of critical data or the unauthorized access to personally identifiable information. If an actual or perceived breach of our systems or a vendor’s systems security occurs, we may face civil liability and public perception of our security measures could be diminished, either of which would negatively affect our ability to attract customers, which could have a material adverse effect on our business. We also would be required to expend significant resources to mitigate the breach of security and to address related matters.

Further, a disruption, infiltration or failure of our information technology systems or any of our data centers including the systems and data centers of our third-party vendors as a result of software or hardware malfunctions, computer viruses, cyber-attacks, employee theft or misuse, power disruptions, natural disasters or accidents could cause breaches of data security and loss of critical data, which in turn could materially adversely affect our business. In addition, our ability to integrate, expand, and update our information technology infrastructure is important for our contemplated growth, and any failure to do so could have an adverse effect on our business.

We cannot fully control the actions of third parties who may have access to the customer data we collect and the customer data collected by our third party vendors. We may be unable to monitor or control such third parties and the third parties having access to our other websites in their compliance with the terms of our privacy policies, terms of use, and other applicable contracts, and we may be unable to prevent unauthorized access to, or use or disclosure of, customer information. Any such misuse could hinder or prevent our efforts with respect to growth opportunities and could expose us to liability or otherwise adversely affect our business. In addition, these third parties may become the victim of security breaches or have practices that may result in a breach, and we could be responsible for those third-party acts or failures to act.

Any failure, or perceived failure, by us or the prior owners of acquired businesses to maintain the security of data relating to our customers and employees, to comply with our posted privacy policies, our predecessors’ posted policies, laws and regulations, rules of self-regulatory organizations, or industry standards and contractual provisions to which we or they may be bound, could result in the loss of confidence in us, or result in actions against us by governmental entities or others, all of which could result in litigation and financial losses, and could potentially cause us to lose customers, revenue and employees.

Misuse of our products may adversely affect the Company’s reputation.

The target end users of the products that we sell, which include firearms, ammunition and body armor, are licensed professionals that include state and local law enforcement, federal agencies, foreign police, military agencies as well as private security firms. However, if any misuse of our products were to occur, the Company’s reputation could be harmed. The occurrence of any misuse of our products could seriously damage our reputation and the image of our brands or cause our customers to consider alternatives to the Company’s products, which could have a material adverse effect on our business, financial condition, results of operations and liquidity.

Adverse publicity about the Company and/or its brands, including without limitation, through social media or in connection with brand damaging events and/or public perception, could negatively impact our business.

Negative claims or publicity involving us, our board of directors, our brands, our products, services and experiences, consumer data, or any of our key employees, or suppliers could seriously damage our reputation and the image of our brands, regardless of whether such claims are accurate. Social media, which accelerates and potentially amplifies the scope of negative publicity, can increase the challenges of responding to negative claims. Negative attention or scrutiny on the various products sold by our brands can also possibly result in negative publicity. For example, heightened governmental scrutiny of the safety of crowd control products has resulted in requests by two subcommittees of the U.S. House Committee on Oversight and Reform for information from major U.S. manufacturers, including us, relating to the production, sale, safety, and regulation of crowd control products. Congressional scrutiny and other similar inquiries by governmental bodies may damage our reputation and may also result in potential legislation designed to regulate the various products sold by our brands. See “Business — Government Regulation” and “Business — Legal Proceedings”.

Adverse publicity could also damage our reputation and the image of our brands, undermine consumer confidence in us and reduce long-term demand for our products, even if such adverse publicity is unfounded or not material to our operations. If the reputation, culture or image of any of our brands is tarnished or receives negative publicity, then our business, financial condition, results of operations and liquidity could be materially adversely affected.

The terms of our outstanding long-term debt and any requirements to incur further indebtedness or refinance our outstanding indebtedness in the future could have a material adverse effect on our business and results of operations.

Our significant payment obligations under the terms of our long-term debt, $225.9 million of which was outstanding as of September 30, 2021, together with any additional indebtedness we may incur in the future (including under the New Credit Agreement), could adversely affect our business, financial condition, results of operations and prospects. For example, our indebtedness or any additional financing may:

●	make it more difficult for us to pay or refinance debts as they become due;

●	require us to use a larger portion of cash flow for debt service, reducing funds available for other purposes;
●	limit our ability to pursue business opportunities, such as potential acquisitions, and to react to changes in market or industry conditions;
●	reduce the funds available for other purposes, such as implementing our strategy, funding capital expenditures and making distributions to stockholders;
●	increase our vulnerability to adverse economic, industry or competitive developments;
●	affect our ability to obtain additional financing;
●	decrease our profitability or cash flow, or require us to dispose of significant assets in order to satisfy debts and other obligations if we are not able to satisfy these obligations using cash from operations or other sources; and
●	disadvantage us compared to competitors.

Any of the foregoing, alone or in combination, could have a material adverse effect on our business, financial condition, results of operations and prospects. A breach of, or the inability to comply with, the covenants in our term loan facility and revolving credit agreement could result in an event of default, in which case the lenders will have the right to declare all borrowings to be immediately due and payable, which would have a material adverse effect on our business, financial condition, results of operations and prospects and could lead to foreclosure on our assets

In the future, we may need to refinance our indebtedness. However, additional financing may not be available on favorable commercial terms to us, or at all. If, at such time, market conditions are materially different or our credit profile has deteriorated, the cost of refinancing such debt may be significantly higher than our indebtedness existing at that time. Furthermore, we may not be able to procure refinancing at all. Any failure to meet any future debt service obligations through use of cash flow, refinancing or otherwise, could have a material adverse effect on our business, financial condition, results of operations and prospects.

Risks Related to our Acquisition Strategy

A number of other companies are seeking to make acquisitions in our industry, which may make our acquisition strategy more difficult or expensive to pursue.

We compete with many other companies, and certain of them have greater financial resources than we do for pursuing and consummating acquisitions and to further develop and integrate acquired businesses. Our strategy of growing through the acquisition of businesses and assets relies on our ability to consummate acquisitions to develop and offer new products that foster the growth of our core business, and to establish ourselves in other geographic regions and related businesses in which we do not currently operate. Increased competition for acquisition opportunities may impede our ability to acquire these companies because they choose another acquirer. It could also increase the price that we must pay for these companies. Either of these outcomes could reduce our growth, harm our business and adversely impact our ability to consummate acquisitions.

We may be unsuccessful in identifying suitable acquisition candidates, which may negatively impact our competitive position and our growth strategy.

In addition to organic growth, our future growth will be driven by our selective acquisition of additional businesses, our competitors and complementary businesses. Our growth through acquisitions, to date, has consisted of 12 acquisitions and two divestitures and we are in discussions to acquire additional businesses including our planned acquisitions. We may be unable to identify other suitable targets for future acquisition or acquire businesses at favorable prices, which would negatively impact our growth strategy. We may not be able to execute our growth strategy through organic expansion, and if we are unable to identify and successfully acquire new businesses complementary to ours, we may not be able to offer new products in line with industry trends.

The due diligence process that we undertake in connection with acquisitions may not reveal all facts that may be relevant in connection with an investment.

Before making acquisitions and other investments, we conduct due diligence of the target company that we deem reasonable and appropriate based on the facts and circumstances applicable to each acquisition. The objective of the due diligence process is to assess the investment opportunities based on the facts and circumstances surrounding an investment or acquisition. When conducting due diligence, we may be required to evaluate important and complex business, financial, tax, accounting, environmental and legal issues. The due diligence process may at times be subjective with respect to newly-organized companies for which only limited information is available. Accordingly, we cannot be certain that the due diligence investigation that we conduct with respect to any investment or acquisition opportunity will reveal or highlight all relevant facts that may be necessary or helpful in evaluating such investment opportunity. For example, instances of fraud, accounting irregularities and other deceptive practices can be difficult to detect. Executive officers, directors and employees may be named as defendants in litigation involving a company we are acquiring or have acquired. Even if we conduct extensive due diligence on a particular investment or acquisition, we may fail to uncover all material issues relating to such investment, including regarding the controls and procedures of a particular target or the full scope of its contractual arrangements. We rely on our due diligence to identify potential liabilities in the businesses we acquire, including such things as potential or actual lawsuits, contractual obligations or liabilities imposed by government regulation. However, our due diligence process may not uncover these liabilities, and where we identify a potential liability, we may incorrectly believe that we can consummate the acquisition without subjecting ourselves to that liability. If our due diligence fails to identify issues specific to an investment or acquisition, we may obtain a lower return from that transaction than the investment would return or otherwise subject ourselves to unexpected liabilities. We may also be forced to write-down or write-off assets, restructure our operations or incur impairment or other charges that could result in our reporting losses. Charges of this nature could contribute to negative market perceptions about us or our shares of common stock.

We may face difficulty in integrating the operations of the businesses we have acquired and may acquire in the future.

Acquisitions have been and will continue to be an important component of our growth strategy; however, we will need to integrate these acquired businesses successfully in order for our growth strategy to succeed and for our Company to become profitable. We will implement, and the management teams of the acquired businesses will adopt, our policies, procedures and best practices. We may face difficulty with the integration of the businesses we acquire, such as coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. Furthermore, we may fail in implementing our policies and procedures, or the policies and procedures may not be effective or provide the results we anticipate for a particular business. Further, we will be relying on these policies and procedures in preparing our financial and other reports as a public company, so any failure of acquired businesses to properly adopt these policies and procedures could impair our public reporting. Management of the businesses we acquire may not have the operational or business expertise that we require to successfully implement our policies, procedures and best practices.

We typically retain the management of the businesses we acquire and rely on them to continue running their businesses, which leaves us vulnerable in the event they leave our Company.

We seek to acquire businesses that have strong management teams that will continue to run the business after the acquisition. We often rely on these individuals to conduct the day-to-day operations, and pursue the growth, of these acquired businesses. Although we typically seek to sign employment agreements with the managers of acquired businesses, it remains possible that these individuals will leave our organization. This would harm the prospects of the businesses they manage, potentially causing us to lose money on our investment and harming our growth and financial results.

Risks Related to Ownership of our Common Stock

Our executive officers, directors and principal stockholders, if they choose to act together, will continue to have the ability to control all matters submitted to stockholders for approval.

Our executive officers, directors and stockholders who own more than 5% of our outstanding common stock and their respective affiliates held, in the aggregate, shares representing approximately 46.80% of our outstanding voting stock. As a result, if these stockholders were to choose to act together, they would be able to control or significantly influence all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these persons, if they choose to act together, would control or significantly influence the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of ownership control may:

●	delay, defer or prevent a change in control;
●	entrench our management and the board of directors; or
●	impede a merger, consolidation, takeover or other business combination involving us that other stockholders may desire.

An active trading market for our common stock may not develop.

Prior to our initial public offering, there has been no public market for our common stock. Although our common stock is listed on NYSE, an active trading market for our shares may never develop or be sustained following our initial public offering. Although our common stock is listed on NYSE, an active trading market for our shares may never develop or be sustained following our initial public offering. If an active market for our common stock does not develop, it may be difficult for you to sell shares without depressing the market price for the shares or at all.

Our stock price may be volatile or may decline regardless of our operating performance, resulting in substantial losses for investors.

The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our results of operations;
●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;
●	failure of securities analysts to initiate or maintain coverage of our company, changes in financial estimates or ratings by any securities analysts who follow our company or our failure to meet these estimates or the expectations of investors;
●	announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures, operating results or capital commitments;
●	changes in operating performance and stock market valuations of other technology or retail companies generally, or those in our industry in particular;
●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;
●	changes in our board of directors or management;
●	sales of large blocks of our common stock, including sales by our executive officers, directors and significant stockholders;
●	lawsuits threatened or filed against us;
●	changes in laws or regulations applicable to our business;
●	the expiration of contractual lock-up agreements;
●	changes in our capital structure, such as future issuances of debt or equity securities;
●	short sales, hedging and other derivative transactions involving our capital stock;
●	general economic conditions in the United States and abroad;
●	other events or factors, including those resulting from war, pandemics, incidents of terrorism or responses to these events; and
●	the other factors described in the sections of the prospectus titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

In addition, stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies, including e-commerce companies. Stock prices of many technology companies, including e-commerce companies, have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and materially adversely affect our business, financial condition and operating results.

Substantial future sales of shares of our common stock could cause the market price of our common stock to decline.

Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our common stock.

All of our executive officers, directors, holders of substantially all of our outstanding capital stock and substantially all of our stock options and restricted stock units are subject to lock-up agreements that restrict their ability to transfer shares of our capital stock for 180 days from November 3, 2021. Subject to certain exceptions, the lock-up agreements limit the number of shares of capital stock that may be sold immediately following the Company’s initial public offering. Subject to certain limitations, as of May 2, 2022, approximately 27,392,350 shares of common stock will become eligible for sale upon expiration of the 180-day lock-up period. The representatives of the underwriters of the initial public offering may, in their sole discretion, permit our stockholders who are subject to these lock-up agreements to sell shares prior to the expiration of the lock-up agreements.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business, our market and our competitors. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our shares or change their opinion of our shares, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

We are an emerging growth company and a smaller reporting company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies and smaller reporting companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including:

●	not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;
●	reduced disclosure obligations regarding executive compensation in our periodic reports and annual report on Form 10-K; and
●	exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We could be an emerging growth company until December 31, 2026. Our status as an emerging growth company will end as soon as any of the following takes place:

●	the last day of the fiscal year in which we have more than $1.07 billion in annual revenue;
●	the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;
●	the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or

●	the last day of the fiscal year ending after the fifth anniversary of the completion of our initial public offering, which is December 31, 2026.

We cannot predict if investors will find our common stock less attractive if we choose to rely on any of the exemptions afforded emerging growth companies. If some investors find our common stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our common stock and the market price of our common stock may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this provision of the JOBS Act. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies. Therefore, our consolidated financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain additional executive management and qualified board members.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes- Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NYSE and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and results of operations. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could materially adversely affect our business and results of operations. We will need to hire additional employees or engage outside consultants to comply with these requirements, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business may be materially adversely affected.

We also expect that being a public company will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be materially adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and materially adversely affect our business, financial condition and operating results.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock, which may also have the consequence of depressing the market price of our common stock.

Our status as a Delaware corporation and the anti-takeover provisions of Delaware law may discourage, delay, or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, even if a change of control would be beneficial to our existing stockholders. In addition, our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that may make the acquisition of our company more difficult, including the following:

●	permitting the board of directors, and not stockholders, to establish the number of directors and fill any vacancies and newly created directorships;
●	authorizing the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;
●	restricting the forum for certain litigation against us to Delaware;
●	establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings;
●	preventing stockholders from taking any action except at a formal meeting of stockholders;
●	requiring certain amendments to our amended and restated certificate of incorporation to be approved by the holders of at least 66 2/3% of our then-outstanding common stock; and/or
●	requiring that any special meeting of our stockholders will only be able to be called by a majority of our board of directors, the chairperson of our board of directors, our Chief Executive Officer, or our President.

These provisions, alone or together, may (a) frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to select or replace members of our board of directors, which is responsible for appointing the members of our management: (b)discourage, delay, or prevent a transaction involving a change in control of our Company, and/or (c)discourage proxy contests, any of which, under certain circumstances, could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the market price of our common stock.

Our amended and restated bylaws provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated bylaws provide that the Court of Chancery of the State of Delaware (or other state courts of the State of Delaware if the Court of Chancery in the State of Delaware does not have jurisdiction or the federal district court for the District of Delaware if no state court in the State of Delaware has jurisdiction) is the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our certificate of incorporation or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine or any action asserting an “internal corporate claim” as that term is defined in Section 115 of the Delaware General Corporation Law. Our amended and restated bylaws provide that this choice of forum does not apply to any complaint asserting a cause of action under the Securities Act or the Exchange Act. Finally, our amended and restated bylaws provide that the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders cannot waive our compliance with federal securities laws and the rules and regulations thereunder.

Our amended and restated bylaws provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Our payment of future quarterly dividends on our common stock is subject to the discretion and approved of our Board of Directors.

On November 11, 2021, the Company announced that its Board of Directors approved the initiation of a quarterly cash dividend program of $0.08 per share of the Company’s common stock or $0.32 per share on an annualized basis (the “Quarterly Cash Dividend”). While we intend to pay regular Quarterly Cash Dividends for the foreseeable future, all subsequent dividends will be reviewed quarterly and declared at the discretion and approval of our board of directors and will depend upon, among other things, our results of operations, capital requirements, general business conditions, contractual restrictions under our New Credit Agreement on the payment of dividends, legal and regulatory restrictions on the payment of dividends, and other factors our board of directors deems relevant. Therefore, you should not purchase our common stock if you need immediate or future income by way of dividends from your investment. In addition, upon an event of default under our New Credit Agreement, we are prohibited from declaring or paying any dividends on our common stock or generally making other distributions to our stockholders.

We could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

Our amended and restated certificate of incorporation authorizes the issuance of shares of blank check preferred stock.

Our amended and restated certificate of incorporation provides that our board of directors will be authorized to issue from time to time, without further stockholder approval, up to 10,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series. Such shares of preferred stock could have preferences over our common stock with respect to dividends and liquidation rights. We may issue additional preferred stock in ways which may delay, defer or prevent a change in control of us without further action by our stockholders. Such shares of preferred stock may be issued with voting rights that may adversely affect the voting power of the holders of our common stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights.

We may issue a substantial amount of our common stock in connection with future acquisitions, and the sale of those shares could adversely affect our stock price.

As part of our acquisition strategy, we anticipate issuing additional shares of common stock as consideration for such acquisitions. To the extent that we are able to grow through acquisitions and issue shares of our common stock as consideration, the number of outstanding shares of common stock that will be eligible for sale in the future is likely to increase substantially. Persons receiving shares of our common stock in connection with these acquisitions may be more likely to sell large quantities of their common stock, which may influence the price of our common stock. In addition, the potential issuance of additional shares in connection with anticipated acquisitions could lessen demand for our common stock and result in a lower price than would otherwise be obtained.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward- looking statements because they contain words such as “may,” “will,” “should,” “might,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

●	the availability of capital to satisfy our working capital requirements;
●	anticipated trends and challenges in our business and the markets in which we operate;
●	our ability to anticipate market needs or develop new or enhanced products to meet those needs;
●	our expectations regarding market acceptance of our products;
●	the success of competing products by others that are or become available in the market in which we sell our products;
●	the impact of adverse publicity about the Company and/or its brands, including without limitation, through social media or in connection with brand damaging events and/or public perception;
●	changes in political, economic or regulatory conditions generally and in the markets in which we operate;
●	our ability to maintain or broaden our business relationships and develop new relationships with strategic alliances, suppliers, customers, distributors or otherwise;
●	our ability to retain and attract senior management and other key employees;
●	our ability to quickly and effectively respond to new technological developments;
●	the effect of the COVID-19 pandemic on the Company’s business;
●	the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors;
●	the ability of our information technology systems or information security systems to operate effectively, including as a result of security breaches, viruses, hackers, malware, natural disasters, vendor business interruptions or other causes;
●	our ability to properly maintain, protect, repair or upgrade our information technology systems or information security systems, or problems with our transitioning to upgraded or replacement systems;
●	our ability to protect our trade secrets or other proprietary rights and operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company;
●	the Company’s ability to maintain a quarterly dividend;
●	the increased expenses associated with being a public company; and
●	other risks and uncertainties set forth in the section entitled “Risk Factors” beginning on page 11 of this prospectus and any accompanying prospectus supplement, which is incorporated herein by reference.

These forward-looking statements are only predictions, are uncertain and involve substantial known and unknown risks, uncertainties and other factors which may cause our (or our industry’s) actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. The “Risk Factors” section of this prospectus sets forth detailed risks, uncertainties and cautionary statements regarding our business and these forward-looking statements. Moreover, we operate in a very competitive and rapidly changing regulatory environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all of the risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus.

We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the U.S., we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events. Our forward- looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or other investments or strategic transactions we may engage in.

INDUSTRY AND MARKET DATA

This prospectus contains statistical data, estimates, and forecasts that are based on independent industry publications, or other publicly available information, as well as other information based on our internal sources. Although we believe that the third-party sources referred to in this prospectus are reliable, we have not independently verified the information provided by these third parties. While we are not aware of any misstatements regarding any third-party information presented in this prospectus, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under the section titled “Risk Factors” and elsewhere in this prospectus.

USE OF PROCEEDS

All of the Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

DIVIDEND POLICY

We have previously declared and paid a one-time cash dividend on our common stock, declared a quarterly cash dividend of $0.08 per share which was paid on December 7, 2021 and we expect to pay a quarterly cash dividend of $0.08 per share, or $0.32 on an annualized basis, on our common stock for the foreseeable future, but we may elect to retain all of our future earnings, if any, to finance the growth and development of our business. Any determination to pay dividends in the future will be at the discretion of our board of directors and will be dependent on a number of factors, including the terms of our New Credit Agreement, our earnings, capital requirements, our overall financial condition and other factors that our board of directors considers relevant.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2021. Such information is set forth on the following basis:

●	an actual basis;
●	an as adjusted basis, giving effect to (1) the sale of the shares in this offering at the initial public offering price of $13.00 per share, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us and excluding any exercise of the underwriters’ over-allotment option and (2) the use of the net proceeds of this offering to repay a portion of outstanding borrowings under the New Credit Agreement.

The information discussed below is illustrative only. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of
	September 30, 2021
	Actual	As Adjusted
	(Unaudited)
(In thousands)
Cash and cash equivalents	$15,275	$29,141
Debt:
Revolver	$25,500	$—
Current portion of long-term debt	12,904	$12,904
Long-term debt	187,446	149,028
Total debt	225,850	161,932
Preferred Stock, par value $0.0001 per share, 10,000,000 shares authorized, no shares issued and outstanding actual and as adjusted	—	—
Shareholders’ equity:
Common Stock, $0.0001 par value per share, 190,000,000 shares authorized, 27,483,350 shares issued and outstanding actual; $0.0001 par value per share, 190,000,000 shares authorized, 34,383,350 shares issued and outstanding as adjusted	3	3
Additional paid-in capital	48,670	128,192
Accumulated other comprehensive loss	(2,747)	(2,747)
Accumulated deficit	(38,589)	(39,950)
Total shareholders’ equity	7,337	85,498
Capitalization	$233,187	$247,430

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize our consolidated financial and other data. We have derived the summary consolidated statements of operations data for the nine months ended September 30, 2021 and 2020 and the summary consolidated balance sheet data as of September 30, 2021 from our unaudited consolidated financial statements included elsewhere in this prospectus. We have derived the summary consolidated statements of operations data for the years ended December 31, 2020 and 2019 from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial and other data should be read in conjunction with the section titled “Management’s Discussion and Analysis,” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

Consolidated Statements of Operations Data:

(In thousands, except for share and per share amounts)

	Nine months ended September 30,		Year ended December 31,
	2021	2020	2020	2019
	(Unaudited)	(Unaudited)
Net sales	$323,751	$297,019	$404,642	$420,736
Cost of goods sold	192,256	183,869	251,704	274,699
Gross profit	131,495	113,150	152,938	146,037
Operating expenses Selling, general and administrative	87,168	79,963	106,627	124,270
Restructuring and transaction costs	1,491	3,143	5,822	918
Related party expense	437	480	1,635	1,096
Other general income	—	(10,950)	(10,950)	(7,630)
Total operating expenses	89,096	72,636	103,134	118,654
Operating income	42,399	40,514	49,804	27,383
Other expense
Interest expense	(14,129)	(18,275)	(24,388)	(29,848)
Loss on extinguishment of debt	(15,155)	—	(200)	—
Other (expense) income, net	(881)	1,925	2,659	395
Total other expense, net	(30,165)	(16,350)	(21,929)	(29,453)
Income (loss) before (provision) benefit for income taxes	12,234	24,164	27,875	(2,070)
(Provision) benefit for income taxes	(3,861)	(1,491)	10,578	142
Net income (loss)	$8,373	$22,673	$38,453	$(1,928)
Net income (loss) per share:
Basic	$0.30	$0.82	$1.40	$(0.07)
Diluted	$0.30	$0.82	$1.40	$(0.07)
Weighted average shares outstanding:
Basic	27,483,350	27,483,350	27,483,350	27,402,082
Diluted	27,483,350	27,483,350	27,483,350	27,402,082

Consolidated Statements of Cash Flows Data:

	Nine months ended September 30,		Year ended December 31,
	2021	2020	2020	2019
	(Unaudited)	(Unaudited)
Cash flows provided by operating activities	$30,989	$28,192	$45,419	$7,414

Consolidated Balance Sheet Data:

(In thousands)

As of September 30, 2021
(Unaudited)
Cash and cash equivalents	$15,275
Total assets	302,024
Total liabilities	294,687
Total shareholders’ equity	7,337

Non-GAAP and Other Financial Measures

We review the following non-GAAP and other financial measures to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions. Increases or decreases in our non-GAAP and other financial measures may not correspond with increases or decreases in our revenue and our non-GAAP and other financial measures may be calculated in a manner different than non-GAAP and other financial measures used by other companies. For additional information regarding these measures, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Measures.”

	Nine months ended September 30,		Year ended December 31,
(In thousands)	2021	2020	2020	2019
EBITDA	$36,789	$53,646	$66,996	$43,221
Adjusted EBITDA	56,120	42,487	57,982	43,699
Capital expenditures	2,225	3,913	4,708	3,082
Adjusted EBITDA conversion rate	96%	91%	92%	93%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Cadre Holdings, Inc. (D/B/A The Safariland Group) (“Cadre,” “the Company” “we,” “us” and “our”) should be read together with our unaudited consolidated financial statements as of and for the nine months ended September 30, 2021 and 2020 and our audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 in each case together with related notes thereto, included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside of Cadre’s control. Our actual results may differ significantly from those projected in the forward- looking statements. Factors that might cause future results to differ materially from those projected in the forward- looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in this prospectus. Certain total amounts may not foot due to rounding.

Our Business

Cadre is a global leader in the manufacturing and distribution of safety and survivability equipment for first responders. Our equipment provides critical protection to allow its users to safely and securely perform their duties and protect those around them in hazardous or life-threatening situations. Through our dedication to superior quality, we establish a direct covenant with end users that our products will perform and keep them safe when they are most needed. We sell a wide range of products including body armor, explosive ordnance disposal equipment and duty gear through both direct and indirect channels. In addition, through our owned distribution, we serve as a one-stop shop for first responders providing equipment we manufacture as well as third-party products including uniforms, optics, boots, firearms and ammunition. The majority of our diversified product offering is governed by rigorous safety standards and regulations. Demand for our products is driven by technological advancement as well as recurring modernization and replacement cycles for the equipment to maintain its efficiency, effective performance and regulatory compliance.

We service the ever-changing needs of our end users by investing in research and development for new product innovation and technical advancements that continually raise the standards for safety and survivability equipment in the first responder market. Our target end user base includes domestic and international first responders such as state and local law enforcement, fire and rescue, explosive ordnance disposal technicians, emergency medical technicians (“EMT”), fishing and wildlife enforcement and departments of corrections, as well as federal agencies including the U.S. Department of State (“DoS”), U.S. Department of Defense (“DoD”), U.S. Department of Interior (“DoI”), U.S. Department of Justice (“DoJ”), U.S. Department of Homeland Security (“DHS”), U.S. Department of Corrections (“DoC”) and numerous foreign government agencies in over 104 countries.

The following table sets forth a summary of our financial highlights for the periods indicated:

	Nine months ended September 30,		Year ended December 31,
(in thousands)	2021	2020	2020	2019
Net sales	$323,751	$297,019	$404,642	$420,736
Net income (loss)	$8,373	$22,673	$38,453	$(1,928)
Adjusted EBITDA(1)	$56,120	$42,487	$57,982	$43,699
(1)	Adjusted EBITDA is a non-GAAP financial measure. See “Non-GAAP Measures” below for our definition of, and additional information about, Adjusted EBITDA, and for a reconciliation to net income (loss), the most directly comparable U.S. GAAP financial measure.

Net sales increased by $26.7 million for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020, primarily as a result of higher demand for structural armor, body armor, crowd control products and distribution of ammunition and firearms. Net sales decreased by $16.1 million for the year ended December 31, 2020 as compared to December 31, 2019, primarily as a result of the Mustang Survival Holdings Corporation (“Mustang”) sale in June 2019 which contributed $18.8 million in sales in 2019.

Net income decreased by $14.3 million for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020, primarily as a result of a loss on extinguishment of debt incurred from the execution of the New Credit Agreement, an increase in provision for income taxes due to the release of a valuation allowance on a portion of our deferred tax assets in December 2020 and the following non-recurring transactions recognized in the period ended September 30, 2020: a gain on the sale of a long-lived asset and receipt of earn-out stock payments. These were offset by improvements in gross profit due to increased sales, favorable pricing and product mix. Net income increased by $40.4 million for the year ended December 31, 2020 as compared to December 31, 2019, primarily as a result of improvements in gross profit of $6.9 million driven by price, continuous improvement projects, product / customer rationalization and portfolio mix; reduction in certain selling, general and administrative expenses due primarily to $7.6 million of goodwill impairments taken in 2019 compared to no goodwill impairment in 2020, reduced travel, marketing and health care costs of $3.4 million, an increase in other general income of $6.2 million from a long-lived asset sale, gains on sales of equity securities in other (expense) income, net of $2.2 million, and a benefit for income taxes of $10.6 million from the release of a valuation allowance on a portion of our deferred tax assets, partially offset by higher transaction and restructuring costs of $4.9 million.

COVID-19

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

The full impact of the COVID-19 pandemic continues to evolve as of the date of this prospectus. During 2020 and the first nine months of 2021, the financial results of our business were relatively unaffected by COVID-19. In all of the countries and states in which our business operates, the relevant local authorities have deemed our business to be essential in nature and thereby allowed us to continue operations during any government mandated shutdowns. We took and continue to take many measures to mitigate outbreaks in any of our facilities that would negatively impact the business, such as allowing employees to work remote, new manufacturing layouts to enable social distancing and daily temperature checks. The extent to which our business may be affected by the COVID-19 pandemic will largely depend on both current and future developments, including its duration, spread and treatment, all of which are highly uncertain and cannot be reasonably predicted. While any impact to global markets is uncertain, the Company continues to monitor developments.

FACTORS AFFECTING RESULTS OF OPERATIONS

The below factors have been important to our business and we anticipate them to impact our results of operations in future periods:

Broad-based, Public Sector Customer Base

We have a highly diversified customer base, with our largest customer accounting for 6.4% of our 2020 net sales and our top 10 customers accounting for 25.9% of our 2020 net sales. Our extensive distribution network of over 1,000 distributors and retailers allows us to service both large and small agencies globally. We believe our business is resilient to varying economic cycles, as our customers’ demand for many of our products is non-discretionary. In addition, technological developments and manufacturers’ warranties contribute to relatively steady equipment replacement rates. For example, domestically we offer five-year warranties for soft armor, an important product for domestic law enforcement, and our customers typically replace their equipment before the related warranties expire. We have a dedicated sales force and third-party distributors that maintain longstanding relationships with our end users, providing training and information on the effective use of our products. We will continue to invest in our marketing and sales teams at similar levels to maintain those relationships.

On the other hand, demand for our products, as well as the timing of that demand, may be subject to governmental budget constraints at the national (including U.S. federal) and local government levels. Government spending levels, as well as political conditions, electoral agendas and public opinion, can have a direct impact on appropriations decisions and demand for specific Personal Protective Equipment. Our business has in the past been both positively and negatively affected by such trends and may be impacted in the future.

Diverse Supplier Base

We depend on certain domestic and international suppliers for the delivery of components used in the manufacturing of our products. Our reliance on third-party suppliers creates risks related to our potential inability to obtain an adequate supply of raw materials or components and reduced control over pricing and timing of delivery of components and sub-assemblies. Specifically, we depend on suppliers for materials such as ballistic fabrics, customized metals and plastics, sub-assemblies and machined parts. We seek to preserve access to necessary materials through long-term supply agreements with select suppliers and the diversification of our supplier base. No vendor makes up more than 10% of total purchases and our top 10 vendors account for less than 30% of total purchases. We will maintain a diverse supplier base and continue to evaluate our suppliers and implement long-term supply agreements as necessary to mitigate our risk.

Business Optimization Initiatives

As part of our productivity initiatives, we have in the past and continue to take advantage of opportunities to enhance margins through productivity, including the rationalization of manufacturing facilities, asset sales and other productivity initiatives to drive efficiencies. The costs of these initiatives, which are typically incurred before we internalize projected benefits, may distort our underlying financial performance in a given period. For example, over the last three years, we implemented programs aimed at making our manufacturing facilities more productive, consolidating select manufacturing facilities and making more efficient use of our raw materials and inventory, among others. We also practice as part of our operating system, a practice often referred to as root-cause/countermeasure (“RCCM”) whereas we identify root causes that unlock efficiencies and implement sustainable long term countermeasures to ensure we capture the opportunity. All of these practices allow us to more effectively manage our manufacturing efficiency and cost base. We anticipate to continue to invest in our business optimization initiatives to offset inflation and expand margins in the future.

Research and Development

Research and Development (“R&D”) is a critical component of our business strategy as a means of differentiating our products from competitors. R&D primarily consists of personnel costs, employee benefits, certification, and testing fees. Our continued investment in R&D allows us to market and patent innovative solutions to address our customer’s needs in a rapidly changing environment. These investments allow us to be innovative in the industry and ensure our law enforcement and military personnel have the safest and most secure solutions. We also engage with government agencies for funded R&D programs that allow us to work directly with end users so that we ensure we understand all the challenges they face in the field. We anticipate our investment in R&D excluding government funding to be relatively stable in as a percentage of sales, but could increase due to government mandated certification changes or as we explore new technologies. These investments will further differentiate our business and products, providing accelerated sales growth and margin expansion.

Targeted Mergers & Acquisition program

To supplement business growth and internal research and development, our management team has historically undertaken a targeted M&A program, completing 12 business acquisitions between 2012 and 2017. These strategic acquisitions have allowed us to expand our product and technology offerings, enter new markets and expand geographically to achieve attractive returns on our invested capital.

Leveraging our successful track record of acquisitions, we maintain a robust pipeline of M&A opportunities, spanning our existing core products and markets as well as attractive adjacencies within the safety and survivability landscape. We plan to utilize our relatively high Adjusted EBITDA Conversion(1) and historical success in acquisitions to drive favorable acquisition structures and seamless integration. Our experience and operating model allow us to optimize operations, scale appropriately, leverage our direct connection with end users and distribution partners, and utilize our procurement power to help maximize the value created from our acquisitions. Our focus on maintaining a robust pipeline of targets will continue in the future and we anticipate will lead to expanded margins.

(1)	Adjusted EBITDA Conversion is a non-GAAP financial measure. See “Non-GAAP Measures” below for our definition of, and additional information about Adjusted EBITDA Conversion, and for a reconciliation to the most directly comparable U.S. GAAP financial measure.

KEY PERFORMANCE METRICS

Orders backlog

We monitor our orders backlog, which we believe is a forward-looking indicator of potential sales. Our orders backlog for products includes all orders that have been received and are believed to be firm. Due to municipal government procurement rules, in certain cases orders included in backlog are subject to budget appropriation or other contract cancellation clauses. Consequently, our orders backlog may differ from actual future sales. Orders backlog can be helpful to investors in evaluating the performance of our business and identify trends over time.

The following table presents our orders backlog as of the periods indicated:

	As of September 30,		As of December 31,
(in thousands)	2021	2020	2020	2019
Orders backlog	$123,208	$120,017	$127,379	$131,814

Orders comprising backlog as of a given balance sheet date are typically invoiced in subsequent periods. The majority of our products are generally processed and shipped within one to six weeks of an order being placed, though the fulfillment time for certain products, for example, explosive ordnance disposal equipment, may take three months or longer. Our orders backlog could experience volatility between periods, including as a result of customer order volumes and the speed of our order fulfilment, which in turn may be impacted by the nature of products ordered, the amount of inventory on hand and the necessary manufacturing lead time.

Orders backlog increased by $3.2 million as of September 30, 2021 compared to September 30, 2020, primarily due to an increases of $6.2 million from incremental ammunition and firearms demand, $5.4 million from the crew survivability line due to customer refresh cycles and $3.2 million from increased demand for structural armor. These were partially offset by decreases of $6.5 million from duty gear holsters driven by a reduction in government and commercial backlog and $4.7 million from 2021 shipments of international and government backlog.

Orders backlog increased by $23.6 million as of December 31, 2020 compared to December 31, 2019 primarily due to an increase of $7.6 million from the explosive ordnance disposal line due to customer refresh cycles, an increase of $7.2 million from crowd control products due to higher demand, an increase of $9.7 million from incremental ammunition and firearms demand, partially offset by a decrease in duty gear backlog.

DESCRIPTION OF CERTAIN COMPONENTS OF FINANCIAL DATA

Net sales

We recognize revenue when a contract exists with a customer that specifies the goods and services to be provided at an agreed upon sales price and when the performance obligation is satisfied by transferring the goods or service to the customer. The performance obligation is considered satisfied when control transfers, which is generally determined when products are shipped or delivered to the customer but could be delayed until the receipt of customer acceptance, depending on the terms of the contract. At the time of revenue recognition we also provide for estimated sales returns and miscellaneous claims from customers as reductions to revenues. Charges for shipping and handling fees billed to customers are included in net sales. Taxes collected from customers and remitted to government authorities are reported on a net basis and are excluded from sales. See Note 1 “Significant Accounting Policies — Revenue Recognition” to our audited consolidated financial statements included elsewhere in this prospectus.

We generate sales primarily through our four main sales channels: U.S. state and local agencies, international, U.S. federal agencies, and commercial.

Costs and Expenses

Cost of goods sold. Cost of goods sold includes raw material purchases, manufacturing-related labor costs, contracted labor, shipping, reimbursable research and development costs, allocated manufacturing overhead, facility costs, depreciation and amortization, and product warranty costs. We anticipate our cost of goods sold will increase in absolute dollars to support the growth of our revenue however will stay relatively consistent as a percentage of revenue.

Selling, general and administrative. Selling, general and administrative (“SG&A”) expense includes personnel-related costs, professional services, marketing and advertising expense, research and development, depreciation and amortization, and impairment charges. We anticipate our SG&A to stay relatively consistent from year to year in absolute dollars. Further, as a result of becoming a public company, we anticipate to incur additional expenses for, among other things, directors’ and officers’ (“D&O”) liability insurance, outside director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Restructuring and transaction costs. Restructuring costs consist primarily of termination benefits and relocation of employees, termination of operating leases and other contracts related to consolidating or closing facilities. Transaction costs consist of legal fees and consulting costs related to one-time transactions. We anticipate our restructuring and transaction costs will be correlated with future restructuring and transaction activities, if any, which could be greater than or less than historic levels.

Related party expense. Related party expense primarily consists of rent expense related to 5 distribution locations owned by certain employees and any one-time transaction fees paid to related parties. We anticipate our related party expense to stay relatively consistent from year to year in absolute dollars.

Other general income. Other general income consists primarily of gains from the disposition of a long-lived asset coupled with earn-out stock payments. We anticipate our other general income will be correlated with future long-lived asset dispositions and other investment activities, if any, which could be greater than or less than historic levels.

Interest expense. Interest expense consists primarily of interest on outstanding debt. We anticipate our interest expense will vary with the level of debt in any given period.

Loss on extinguishment of debt. Loss on extinguishment of debt consists primarily of recorded losses associated with debt restructuring. We anticipate our loss on extinguishment of debt will be correlated with future debt restructuring activities, if any, which could be greater than or less than historic levels.

Other (expense) income, net. Other (expense) income, net primarily consists of non-operating gains and losses, such as gains or losses on the sale of equity securities and foreign currency impacts. We anticipate our other (expense) income, net gains and losses will be correlated with foreign currency movements, which could be greater than or less than historic levels.

(Provision) benefit for income taxes. A provision or benefit for income tax is calculated for each of the jurisdictions in which we operate. The provision or benefit for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The benefit or provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the book and tax bases of assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. See Note 14 “Income Taxes” in our audited consolidated financial statements included elsewhere in this prospectus.

RESULTS OF OPERATIONS

In order to reflect the way our chief operation decision maker reviews and assesses the performance of the business, Cadre has determined that it has two reportable segments — the Product segment and the Distribution segment. Segment information is consistent with how the chief operating decision maker, our chief executive officer, reviews the business, makes investing and resource allocation decisions and assesses operating performance.

The following table presents data from our results of operations for the nine months ended September 30, 2021 and 2020 and for the years ended December 31, 2020 and 2019 (in thousands unless otherwise noted):

	Nine months ended September 30,			Year ended December 31,
	2021	2020	% Chg	2020	2019	% Chg
	(Unaudited)	(Unaudited)
Net sales	$323,751	$297,019	9.0%	$404,642	$420,736	(3.8)%
Cost of goods sold	192,256	183,869	4.6%	251,704	274,699	(8.4)%
Gross profit	131,495	113,150	16.2%	152,938	146,037	4.7%
Operating expenses
Selling, general and administrative	87,168	79,963	9.0%	106,627	124,270	(14.2)%
Restructuring and transaction costs	1,491	3,143	(52.6)%	5,822	918	534.2%
Related party expense	437	480	(9.0)%	1,635	1,096	49.2%
Other general income	—	(10,950)	100.0%	(10,950)	(7,630)	43.5%
Total operating expenses	89,096	72,636	22.7%	103,134	118,654	(13.1)%
Operating income	42,399	40,514	4.7%	49,804	27,383	81.9%
Other expense
Interest expense	(14,129)	(18,275)	(22.7)%	(24,388)	(29,848)	(18.3)%
Loss on extinguishment of debt	(15,155)	—	—	(200)	—
Other (expense) income, net	(881)	1,925	(145.8)%	2,659	395	573.2%
Total other expense, net	(30,165)	(16,350)	84.5%	(21,929)	(29,453)	(25.5)%
Income (loss) before (provision) benefit for income taxes	12,234	24,164	(49.4)%	27,875	(2,070)	1,446.6%
(Provision) benefit for income taxes	(3,861)	(1,491)	159.0%	10,578	142	7,349.3%
Net income (loss)	$8,373	$22,673	(63.1)%	$38,453	$(1,928)	2,094.5%

Comparison of Nine Months Ended September 30, 2021 to Nine Months Ended September 30, 2020

Net sales. Product segment net sales increased by $22.6 million, or 9.0%, from $251.4 million to $274.0 million for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020, primarily due to $22.9 million increase in the international channel due to shipment timing for customer contracts, a $1.4 million increase in the U.S. state and local agencies channel primarily due to an increase in shipments for body armor and a $2.0 million increase in the commercial channel primarily due to an increase in duty gear holster demand, partially offset by a $4.4 million decrease in the U.S. federal agencies channel due to shipment timing for a customer contract for duty gear holsters. Distribution segment net sales increased by $6.4 million, or 10.2%, from $62.7 million to $69.1 million for the nine months ended September 30, 2021 as compared to the same period in 2020, mainly due to increases in retail and e-commerce sales as a result of market demand for our ammunition and firearms. Reconciling items consisting primarily of intercompany eliminations were ($19.4) million and ($17.1) million for the nine months ended September 30, 2021 and 2020, respectively.

Cost of goods sold and Gross Profit. Product segment cost of goods sold increased by $6.7 million, or 4.4%, from $153.2 million to $159.9 million for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020, primarily due to material and labor costs to manufacture product. Product segment gross profit as a percentage of net sales increased by 2.6% to 41.6% for the nine months ended September 30, 2021 from 39.1% for the nine months ended September 30, 2020, mainly driven by favorable pricing and product mix. Distribution segment cost of goods sold increased by $3.8 million, or 7.9%, from $47.9 million to $51.7 million for the nine months ended September 30, 2021 as compared to the same period in 2020, primarily due to increased costs to acquire products. Distribution segment gross profit as a percentage of net sales increased by 1.6% to 25.2% for the nine months ended September 30, 2021 from 23.6% for the nine months ended September 30, 2020, mainly driven by an increase in ammunition and firearms sales and favorable pricing. Reconciling items consisting primarily of intercompany eliminations were ($19.4) million and ($17.3) million for the nine months ended September 30, 2021 and 2020, respectively.

Selling, general and administrative. SG&A increased by $7.2 million, or 9.01%, for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020, primarily due to the implementation of the LTIP bonus plan in 2021 and increases in incentive bonus and commissions.

Restructuring and transaction costs. Restructuring and transaction costs decreased by $1.7 million for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020, primarily due to lower transactions costs and consulting fees incurred.

Related party expense. Related party expense was relatively consistent period over period with $0.4 million and $0.5 million for the nine months ended September 30, 2021 and 2020, respectively. We recorded rent expense relating to distribution warehouses and retail stores that we lease from certain employees.

Other general income. Other general income decreased by $11.0 million for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020. The decrease is related to a gain from Ontario facility asset sale of $6.2 million and earn-out stock payments from Axon Enterprise, Inc. (“Axon”) for $4.7 million for the nine months ended September 30, 2020 compared to no activity for the nine months ended September 30, 2021.

Interest expense. Interest expense decreased by $4.1 million, or 22.7%, for the nine months ended September 30, 2021 as compared to 2020, due to an interest rate decrease as a result of our recent refinancings and voluntary debt repayments on our outstanding debt.

Loss on extinguishment of debt. Loss on extinguishment of debt increased by $15.2 million for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020, due to the refinancing of our long-term debt in August 2021.

Other (expense) income, net. Other (expense) income, net decreased by $2.8 million for the nine months ended September 30, 2021 as compared to the same period in 2020, primarily due to a $1.5 million unrealized gain on the appreciation of Axon stock and a $0.3 million gain on foreign exchange transactions for the nine months ended September 30, 2020 compared to no activity in 2021 due to the Axon stock being sold in December 2020 and a $0.6 million loss on foreign exchange transactions for the nine months ended September 30, 2021.

(Provision) benefit for income taxes. (Provision) benefit for income taxes increased by $2.4 million for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020, primarily due to the release of a valuation allowance on a portion of our deferred tax assets in December 2020.

Comparison of Year Ended December 31, 2020 to Year Ended December 31, 2019

Impact of divestiture. The comparability of our operating results for the year ended December 31, 2020 compared to the year ended December 31, 2019 was impacted by a business sale. In June 2019, we sold Mustang, which manufactured and sold mainly inflatables, including small combat craft, whitewater rafting solutions, life rafts and marine doors and windows. The sale of Mustang did not meet the criteria for classification as discontinued operations as the deconsolidation did not represent a strategic shift in the business. As result of the Mustang sale, our financial information presented in this prospectus is not comparable between periods. Expense contributions from the divestiture for each of the respective period comparisons generally were not separately identifiable due to the integration of this businesses into our existing operations or were insignificant to our results of operations during the periods presented.

Net sales. Product segment net sales decreased by $22.2 million or 6.1%, from $365.9 million to $343.7 million for the year ended December 31, 2020 as compared to 2019, primarily driven by the sale of Mustang, which contributed $18.8 million in net sales in 2019 before its sale. Excluding the impact of Mustang, net sales decreased $3.4 million in 2020 as compared to 2019, reflecting an $11.4 million increase in the commercial channel (expansion of direct-to-consumer sales), a $4.0 million increase in the U.S. state and local agencies channel and a $3.2 million increase in funded research and development projects partially offset by a $14.4 million decrease in the international channel due to shipment timing for a customer contract and a $7.6 million decrease in the U.S. federal agencies channel due to shipment timing for certain products. Distribution segment net sales increased by $6.8 million or 8.6%, from

$78.2 million to $84.9 million for the year ended December 31, 2020 as compared to 2019, due to an increase in the U.S. state and local agencies channel. Reconciling items consisting primarily of intercompany eliminations were ($24.0) million and ($23.3) million for year ended December 31, 2020 and 2019, respectively.

Cost of goods sold. Product segment cost of goods sold decreased by $25.3 million, or 10.7%, from $236.4 million to $211.0 million for the year ended December 31, 2020 as compared to 2019 primarily related to the sale of Mustang, which contributed to $12.9 million in cost of goods sold in 2019 before its sale. Excluding the impact of Mustang, cost of goods sold decreased by $12.4 million, principally from cost improvement projects and product portfolio mix. Product segment gross profit as a percentage of net sales increased by 3.2% to 38.6% in 2020 from 35.4% in 2019 mainly driven by price increases, and the aforementioned reasons. Distribution segment cost of goods sold increased by $3.1 million, or 5.0%, from $61.7 million to $64.8 million for the year ended December 31, 2020 as compared to 2019 primarily due to higher costs to acquire products. Distribution segment gross profit as a percentage of net sales increased by 2.6% to 23.7% in 2020 from 21.1% in 2019 mainly driven by an increase in firearm and ammunition sales in the second quarter of 2020. Reconciling items consisting primarily of intercompany eliminations were ($24.1) million and ($23.3) million for year ended December 31, 2020 and 2019, respectively.

Selling, general and administrative. SG&A decreased by $17.6 million, or 14.2%, for the year ended December 31, 2020 as compared to 2019. Excluding the impact of Mustang, which contributed $5.3 million to SG&A in 2019, these costs decreased by $12.3 million. The decrease is primarily related to a $7.6 million goodwill impairment expense recorded in 2019 compared to no goodwill impairment in 2020, lower travel in 2020, marketing and healthcare costs of $3.4 million, and a $2.1 million reduction in bad debt expense due to overall improvement in collection efforts.

Restructuring and transaction costs. Restructuring and transaction costs increased by $4.9 million, for the year ended December 31, 2020 as compared to 2019. The increase primarily relates to an increase in legal fees of $1.3 million related to a U.S. Federal Trade Commission matter relating to our sale of VieVu, LLC, an increase in consulting for debt restructuring of $1.9 million and an increase in transactions costs and consulting of $1.4 million. See Note 13 “Commitments and Contingencies” in our audited consolidated financial statements included elsewhere in this prospectus for a discussion of our sale of VieVu, LLC.

Related party expense. Related party expense increased by $0.5 million for the year ended December 31, 2020 as compared to 2019. The increase primarily related to a $1.0 million transaction fee paid to Kanders & Company, Inc., a company controlled by our Chief Executive Officer in connection with the execution of the Term Loan Agreement. In 2019, Kanders & Company received compensation from Cadre of $0.5 million due to sale of Mustang.

Other general income. Gains in other general income increased by $3.3 million, or 43.5%, for the year ended December 31, 2020 as compared to 2019. The increase is primarily related to a gain from Ontario facility asset sale of $6.2 million as well as earn-out stock payments from Axon Enterprise, Inc. (“Axon”) for $4.7 million as compared to 2019 that included a $3.0 million gain from Mustang sale and $4.6 million in earn-out stock payments from Axon.

Interest expense. Interest expense decreased by $5.5 million, or 18.3%, for the year ended December 31, 2020 as compared to 2019 primarily due to voluntary debt repayments on our outstanding debt. See “Liquidity and Capital Resources — Debt” below.

Loss on extinguishment of debt. Loss on extinguishment of debt increased by $0.2 million due to losses associated with debt restructuring in 2020.

Other (expense) income, net. Other (expense) income, net increased by $2.3 million, for the year ended December 31, 2020 as compared to 2019 primarily due to $4.5 million realized gains on the appreciation of Axon stock received in connection with the sale of VieVu, LLC, offset in part by a $2.3 million stock collar transaction we entered in order to mitigate the impact of market volatility on our equity securities. The stock collar was settled at the time the equity securities were sold in December 2020 and resulted in a loss of $2.3 million. See Note 3 “Investments in Equity Securities” in our audited consolidated financial statements included elsewhere in this prospectus for more information.

(Provision) benefit for income taxes. Income tax benefit increased by $10.4 million for the year ended December 31, 2020 as compared to 2019 primarily due to the release of a valuation allowance on a portion of our deferred tax assets. Our effective tax rate in 2020 was (37.9)% as compared to 6.9% in 2019. See Note 14 “Income Taxes” in our audited consolidated financial statements included elsewhere in this prospectus for more information.

NON-GAAP MEASURES

This prospectus includes EBITDA, Adjusted EBITDA and Adjusted EBITDA Conversion Rate, which are non-GAAP measures that we use to supplement our results presented in accordance with U.S. GAAP. EBITDA is defined as net income before depreciation and amortization expense, interest expense and Provision (benefit) for income tax. Adjusted EBITDA represents EBITDA that excludes restructuring and transaction costs, other general income, other (expense) income, net, contingent consideration and other, long term incentive plan (“LTIP”) bonus, and goodwill impairment as these items do not represent our core operating performance. We also present Adjusted EBITDA Conversion Rate, which we define as Adjusted EBITDA less capital expenditures divided by Adjusted EBITDA. We use Adjusted EBITDA Conversion Rate as a measurement of the cash generation capacity of our underlying operations, exclusive of impacts relating to our capital structure.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Conversion Rate are performance measures that we believe are useful to investors and analysts because they illustrate the underlying financial and business trends relating to our core, recurring results of operations and enhance comparability between periods. Adjusted EBITDA is identical to the financial metric used under our existing credit facilities to measure our covenant compliance and is also considered by our Board and management as an important factor in determining performance-based compensation. Adjusted EBITDA Conversion Rate is a liquidity measure that we believe provides investors and analysts with important information about our core, recurring cash generation trends, which are an indication of our ability to make acquisitions, incur additional debt or return capital to investors, after making the capital investments required to support our business operations.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Conversion Rate are not recognized measures under U.S. GAAP and are not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly-titled measures of performance of other companies. Investors should exercise caution in comparing our non-GAAP measures to any similarly titled measures used by other companies. These non-GAAP measures exclude certain items required by U.S. GAAP and should not be considered as alternatives to information reported in accordance with U.S. GAAP.

The table below presents our EBITDA, Adjusted EBITDA and Adjusted EBITDA Conversion Rate reconciled to the most comparable GAAP measure for the periods indicated:

	Nine months ended September 30,		Year ended December 31,
(in thousands)	2021	2020	2020	2019
Net income (loss)	$8,373	$22,673	$38,453	$(1,928)
Add back:
Depreciation and amortization	10,426	11,207	14,733	15,443
Interest expense	14,129	18,275	24,388	29,848
Provision (benefit) for income taxes	3,861	1,491	(10,578)	(142)
EBITDA	$36,789	$53,646	$66,996	$43,221
Add back:
Restructuring and transaction costs(1)	1,491	3,143	5,822	918
Other general income(2)	—	(10,950)	(10,950)	(7,630)
Loss on extinguishment of debt(3)	15,155	—	200	—
Other (expense) income, net(4)	881	(1,925)	(2,659)	(395)
Contingent consideration(5)	—	(1,427)	(1,427)	—
LTIP bonus(6)	1,804	—	—	—
Goodwill impairment(7)	—	—	—	7,585
Adjusted EBITDA	$56,120	$42,487	$57,982	$43,699
Less: Capital expenditures	(2,225)	(3,913)	(4,708)	(3,082)
Adjusted EBITDA less capital expenditures	$53,895	$38,574	$53,274	$40,617
Adjusted EBITDA conversion rate	96%	91%	92%	93%
(1)	Reflects the “Restructuring and transaction costs” line item on our consolidated statement of operations. Full year 2020 is primarily transaction costs composed of legal and consulting fees compared to 2019, which is primarily termination benefits and relocation of employees associated with consolidating or closing of facilities. For the nine months ended September 30, 2021, and 2020, it primarily includes transaction costs composed of legal and consulting fees.
(2)	Reflects the “Other general income” line item on our consolidated statement of operations. Full year 2020 includes a gain from a long-lived asset sale and earn-out stock payments, whereas 2019 includes a gain from the sale of Mustang in addition to earn-out stock payments. The nine months ended September 30, 2020 includes a gain from a long-lived asset sale and earn-out stock payments.
(3)	Reflects losses incurred in connection with refinancing our credit facilities.
(4)	Reflects the “Other (expense) income, net” line item on our consolidated statement of operations. Full year 2020 includes realized gains on equity securities offset in part by a stock collar transaction we entered into in order to mitigate the impact of market volatility whereas 2019 includes unrealized gains on equity securities offset by losses on foreign currency transactions. The nine months ended September 30, 2021 primarily includes losses on foreign currency transactions while the nine months ended September 30, 2020 primarily includes gains on foreign exchange transactions and unrealized gains on equity securities.
(5)	Reflects a gain on the settlement of contingent consideration.
(6)	Reflects the cost of a cash-based long-term incentive plan awarded to employees that vest over three years.
(7)	Reflects primarily goodwill impairment expense in 2019 relating to our Distribution reporting unit. Refer to our consolidated financial statements and notes thereto included elsewhere in this prospectus for a discussion of our goodwill impairment expense.

Adjusted EBITDA increased $13.6 million for the nine months ended September 30, 2021 as compared to 2020, primarily due to increased sales volume and margin rate increases attributable to favorable pricing and product mix. Adjusted EBITDA increased by $14.3 million for the year ended December 31, 2020 as compared to 2019, primarily due to an increase in net income for the period partially offset by an increase in the deduction for benefit for income taxes.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity refers to our ability to generate sufficient cash flows to meet the cash requirements of our business operations, including working capital needs, capital expenditures, service debt, acquisitions and other commitments. Our principal sources of liquidity have been cash provided by operating activities, cash on hand and amounts available under our revolving credit facility.

As of September 30, 2021, we had net cash provided by operating activities of $31.0 million and cash and cash equivalents of $15.3 million. We believe that our cash flows from operations and cash on hand, and available borrowing capacity under Debt (as described below) will be adequate to meet our liquidity requirements for at least the 12 months following the date of this prospectus. Our future capital requirements will depend on several factors, including future acquisitions and investments in our manufacturing facilities and equipment. We could be required, or could elect, to seek additional funding through public or private equity or debt financings; however, additional funds may not be available on terms acceptable to us, if at all.

Debt

As of September 30, 2021 and December 31, 2020, we had $225.9 million and $212.8 million in outstanding debt, net of debt discounts and debt issuance costs, respectively, primarily related to the term loan facility (the “Term Loan”).

New Credit Agreement

On August 20, 2021 (the “Closing Date”), the Company refinanced its existing credit facilities and entered into a new credit agreement whereby Safariland, LLC, as borrower (the “Borrower”), the Company and certain domestic subsidiaries of the Borrower, as guarantors (the “Guarantors”), closed on and received funding under a credit agreement (initially entered into on July 23, 2021), pursuant to a First Amendment to Credit Agreement (collectively, the “New Credit Agreement”) with PNC Bank, National Association (“PNC”), as administrative agent, and the several lenders from time to time party thereto (together with PNC, the “Lenders”) pursuant to which the Borrower (i) borrowed $200.0 million under a term loan (the “Term Loan”), and (ii) may borrow up to $100.0 million under a revolving credit facility (including up to $15.0 million for letters of credit and up to $10.0 million for swing line loans) (the “Revolving Loan”). Each of the Term Loan and the Revolving Loan mature on July 23, 2026. Commencing December 31, 2021, the New Term Loan requires scheduled quarterly payments in amounts equal to 1.25% per quarter of the original aggregate principal amount of the Term Loan, with the balance due at maturity. The New Credit Agreement is guaranteed, jointly and severally, by the Guarantors and, subject to certain exceptions, secured by a first-priority security interest in substantially all of the assets of the Borrower and the Guarantors pursuant to a Security and Pledge Agreement (the “Security Agreement”) and a Guaranty and Suretyship Agreement (the “Guaranty Agreement”), each dated as of the Closing Date.

As of September 30, 2021, the Revolving Loan had $25.5 million in outstanding borrowings, $2.8 million in outstanding letters of credit, and $71.7 million of availability. As of December 20, 2021, there were no amounts outstanding under the Revolving Loan.

The Borrower may elect to have the Revolving Loan and Term Loan under the New Credit Agreement bear interest at a base rate or a LIBOR rate, in each case, plus an applicable margin. The applicable margin for these borrowings will range from 0.50% to 1.50% per annum, in the case of base rate borrowings, and 1.50% to 2.50% per annum, in the case of LIBOR borrowings, in each case based upon the level of the Company’s consolidated total net leverage ratio. The New Credit Agreement also requires the Borrower to pay a commitment fee on the unused portion of the loan commitments. Such commitment fee will range between 0.175% and 0.25% per annum, and is also based upon the level of the Company’s consolidated total net leverage ratio.

The New Credit Agreement also contains customary representations and warranties, and affirmative and negative covenants, including limitations on additional indebtedness, dividends, and other distributions, entry into new lines of business, use of loan proceeds, capital expenditures, restricted payments, restrictions on liens on the assets of the Borrowers or any Guarantor, transactions with affiliates, amendments to organizational documents, accounting changes, sale and leaseback transactions, dispositions, and mandatory prepayments in connection with certain liquidity events. The New Credit Agreement contains certain restrictive debt covenants, which require us to: (i) maintain a minimum fixed charge coverage ratio of 1.25 to 1.00, starting with the quarter ended December 31, 2021, which is to be determined for each quarter end on a trailing four quarter basis and (ii) maintain a quarterly maximum consolidated total net leverage ratio of 3.75 to 1.00 from the quarter ended December 31, 2021 until the quarter ended September 30, 2022, and thereafter 3.50 to 1.00, which is in each case to be determined on a trailing four quarter basis; provided that under certain circumstances and subject to certain limitations, in the event of a material acquisition, we may temporarily increase the consolidated total net leverage ratio by up to 0.50 to 1.00 for four fiscal quarters following such acquisition. The New Credit Agreement contains customary events of default that include, among others, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, failure to make payment on, or defaults with respect to, certain other material indebtedness, bankruptcy and insolvency events, material judgments and change of control provisions. Upon the occurrence of an event of default, and after the expiration of any applicable grace period, payment of any outstanding loans under the New Credit Agreement may be accelerated and the Lenders could foreclose on their security interests in the assets of the Borrowers and the Guarantors.

The foregoing description of the New Credit Agreement, Security Agreement and Guaranty Agreement does not purport to be complete and is qualified in its entirety by reference to the New Credit Agreement, Security Agreement and Guaranty Agreement which are included as exhibits to the registration statement of which this prospectus forms a part.

Canadian Credit Facility

On October 14, 2021, Med-Eng Holdings ULC and Pacific Safety Products Inc., the Company’s Canadian subsidiaries, as borrowers (the “Canadian Borrowers”), and Safariland, LLC, as guarantor (the “Canadian Guarantor”), closed on a line of credit pursuant to a Loan Agreement (the “Canadian Loan Agreement”) and a Revolving Line of Credit Note (the “Note”) with PNC Bank Canada Branch (“PNC Canada”), as lender pursuant to which the Canadian Borrowers may borrow up to CDN$10.0 million under a revolving line of credit (including up to $3.0 million for letters of credit) (the “Revolving Canadian Loan”). The Revolving Canadian Loan matures on July 23, 2026. The Canadian Loan Agreement is guaranteed by Safariland, LLC pursuant to a Guaranty and Suretyship Agreement (the “Canadian Guaranty Agreement”).

The Canadian Borrowers may elect to have borrowings either in United States dollars or Canadian dollars under the Canadian Loan Agreement, which will bear interest at a base rate or a LIBOR rate, in each case, plus an applicable margin, in the case of borrowings in United States dollars, or at a Canadian Prime Rate (as announced from time to time by PNC Canada) or a Canadian deposit offered rate (“CDOR”) as determined from time to time by PNC Canada in accordance with the Canadian Loan Agreement. The applicable margin for these borrowings will range from 0.50% to 1.50% per annum, in the case of base rate borrowings and Canadian Prime Rate borrowings, and 1.50% to 2.50% per annum, in the case of LIBOR borrowings and CDOR borrowings. The Canadian Loan Agreement also requires the Canadian Borrowers to pay (i) an unused line fee on the unused portion of the loan commitments in an amount ranging between 0.175% and 0.25% per annum, based upon the level of the Company’s consolidated total net leverage ratio, and (ii) an upfront fee equal to 0.25% of the principal amount of the Note.

The Canadian Loan Agreement also contains customary representations and warranties, and affirmative and negative covenants, including, among others, limitations on additional indebtedness, entry into new lines of business, entry into guarantee agreements, making of any loans or advances to, or investments in, any other person, restrictions on liens on the assets of the Canadian Borrowers and mergers, transfers of assets and acquisitions. The Canadian Loan Agreement and Note also contain customary events of default that include, among others, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, failure to make payment on, or defaults with respect to, certain other material indebtedness, bankruptcy and insolvency events, material judgments and change of control provisions. Upon the occurrence of an event of default, and after the expiration of any applicable grace period, payment of any outstanding loans under the Canadian Loan Agreement may be accelerated. As of December 20, 2021, there were no amounts outstanding under the Revolving Canadian Loan.

The foregoing description of the Canadian Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Canadian Loan Agreement, which is included as an exhibit to the registration statement of which this prospectus forms a part.

Cash Flows

The following table presents a summary of our cash flows for the periods indicated:

	Nine months ended September 30,		Year ended December 31,
(in thousands)	2021	2020	2020	2019
	(Unaudited)	(Unaudited)
Net cash provided by operating activities	$30,988	$28,192	$45,419	$7,414
Net cash (used in) provided by investing activities	(2,225)	14,064	19,784	26,372
Net cash used in financing activities	(16,358)	(42,298)	(64,902)	(32,417)

Effects of foreign exchange rates on cash and cash equivalents	(3)	6	52	(139)
Change in cash and cash equivalents	12,402	(36)	353	1,230
Cash and cash equivalents, beginning of period	2,873	2,520	2,520	1,290
Cash and cash equivalents, end of period	$15,275	$2,484	$2,873	$2,520

Net cash provided by operating activities

During the nine months ended September 30, 2021, net cash provided by operating activities of $31.0 million resulted primarily from net income of $8.4 million, a $15.2 million addition to net income for loss on extinguishment of debt and changes in operating assets and liabilities of ($6.8) million. Changes in operating assets and liabilities were primarily driven by increases in inventories of $10.3 million and prepaid expenses and other assets of $4.6 million, offset in part by an increase in accounts payable and other liabilities of $6.6 million.

During the nine months ended September 30, 2020, net cash provided by operating activities of $28.2 million resulted primarily from net income of $22.7 million and changes in operating assets and liabilities of $7.1 million. Changes in operating assets and liabilities were primarily driven by increases in accounts receivable of $10.9 million and accounts payable and other liabilities of $3.4 million offset in part by a decrease in inventories of $4.9 million.

During the year ended December 31, 2020, net cash provided by operating activities of $45.4 million resulted primarily from net income of $38.5 million and changes in operating assets and liabilities of $17.4 million. Changes in operating assets and liabilities were primarily driven by a decrease in accounts receivable of $11.8 million.

During the year ended December 31, 2019, net cash provided by operating activities of $7.4 million resulted primarily from net loss of $1.9 million, adjusted non-cash items of $16.6 million partially offset by changes in operating assets and liabilities of $7.2 million. Non-cash items included depreciation and amortization of $15.4 million and goodwill impairment of $7.6 million partially offset by non-cash consideration received from sale of VieVu, LLC of $5.2 million and gain on sale of Mustang of $3.0 million. Changes in operating assets and liabilities were primarily driven by a decrease in accounts payable and other liabilities of $19.7 million offset by a decrease in accounts receivable of $8.7 million and a decrease in inventories of $5.7 million.

Net cash (used in) provided by investing activities

During the nine months ended September 30, 2021, we used $2.2 million of cash in investing activities, consisting of purchases of property and equipment.

During the nine months ended September 30, 2020, we provided $14.1 million of cash from investing activities, consisting of proceeds from the disposition of property and equipment of $12.4 million and the sale of equity securities of $5.6 million partially offset by purchases of property and equipment of $3.9 million.

During the year ended December 31, 2020, we provided $19.8 million of cash from investing activities, primarily consisting of proceeds from disposition of property and equipment of $12.4 million and proceeds from sale of equity securities of $14.4 million.

During the year ended December 31, 2019, we provided $26.4 million of cash from investing activities, primarily consisting of proceeds from the sale of Mustang of $26.9 million.

Net cash used in financing activities

During the nine months ended September 30, 2021, we used $16.4 million of cash in financing activities, primarily consisting of principal payments on revolving credit facilities of $223.1 million, principal payments on term loans of $224.5 million, and dividends distributed of $10.0 million, partially offset by proceeds from revolving credit facilities of $248.0 million and proceeds from term loans of $198.8 million.

During the nine months ended September 30, 2020, we used $42.3 million of cash in financing activities, primarily consisting of principal payments on revolving credit facilities of $283.9 million and principal payments on term loans of $40.8 million offset in part by proceeds from revolving credit facilities of $281.8 million.

During the year ended December 31, 2020, we used $64.9 million of cash in financing activities, primarily consisting of proceeds from Revolving Credit Facility of $382.1 million, proceeds from the Term Loan of $219.6 million, offset by principal payments on the Revolving Credit Facility of $384.2 million and principal payments on the Term Loan of $276.4 million.

During the year ended December 31, 2019, we used $32.4 million of cash in financing activities, primarily consisting of proceeds from the Revolving Credit Facility of $383.5 million, offset by principal payments on the Revolving Credit Facility of $406.4 million.

Contractual Obligations

The following table summarizes our significant contractual obligations as of September 30, 2021 by period:

		Less than			More than
(in thousands)	Total	1 year	1-3 Years	3-5 Years	5 Years
Lease obligations(1)	$14,044	$1,160	$8,224	$4,191	$469
Debt(2)	228,517	3,546	21,886	20,047	183,038
Interest on debt(3)	25,790	1,518	11,278	10,217	2,777
Total contractual obligations	$268,351	$6,224	$41,388	$34,455	$186,284
(1)	Includes future minimum lease payments required under non-cancelable operating and capital leases.
(2)	Includes scheduled cash principal payments on our debt, excluding interest, original issuance discount and debt issuance costs.
(3)	Represents the estimated interest payments on our outstanding debt, assuming a 2.59% interest rate, which was the weighted average interest rate applicable to our borrowings at September 30, 2021.

Off-Balance Sheet Arrangements

We do not engage in off-balance sheet financing arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.

CRITICAL ACCOUNTING POLICIES AND SIGNIFICANT JUDGMENTS AND ESTIMATES

Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. Preparation of the financial statements requires us to make judgments, estimates and assumptions that impact the reported amount of net sales and expenses, assets and liabilities and the disclosure of contingent assets and liabilities. We consider an accounting judgment, estimate or assumption to be critical when the estimate or assumption is complex in nature or requires a high degree of judgment and when the use of different judgments, estimates and assumptions could have a material impact on our consolidated financial statements. While our significant accounting policies are described in more detail in notes in our consolidated financial statements included elsewhere in this prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Goodwill

Goodwill is initially recorded at the fair value. Goodwill represents the excess of the purchase price of acquisitions over the fair value of the net assets acquired. Goodwill is not subject to any amortization but is tested for impairment annually as of October 31, and when events or circumstances indicate that the estimated fair value of a reporting unit may no longer exceed its carrying value. If the fair value of a reporting unit is less than its carrying value, an impairment loss is recognized in an amount equal to the excess, limited to the total amount of goodwill allocated to the reporting unit.

In evaluating goodwill for impairment, qualitative factors are considered to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, through this qualitative assessment, the conclusion is made that it is more likely than not that a reporting unit’s fair value is an impairment test is conducted by comparing of the fair value of a reporting unit to its carrying value, for which we use the discounted cash flow method of the income approach and market approach as management believes this is the most direct approach to incorporate the specific economic attributes and risk profiles of our reporting units into our valuation model. If the carrying amount of the reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. We had three reporting units as of December 31, 2020: Safariland, Med-Eng, and Distribution.

We determine the fair value of its reporting units based on a combination of the income approach and market approach, weighted based on the circumstances. Under the income approach, the discounted cash flow model determines fair value based on the present value of projected cash flows over a specific projection period and a residual value related to future cash flows beyond the projection period. Both values are discounted using a rate that reflects our best estimate of the weighted average cost of capital of a market participant and is adjusted for appropriate risk factors. We perform sensitivity tests with respect to growth rates and discount rates used in the income approach. Under the market approach, valuation multiples are derived based on a selection of comparable companies and acquisition transactions and applied to projected operating data for each reporting unit to arrive at an indication of fair value.

During 2019, as a result of the decline in the forecasted financial performance for our Distribution reporting unit, we performed an impairment evaluation and determined that the carrying value of the goodwill of the Distribution reporting unit exceeded the implied fair value. The decline in the fair value of the Distribution reporting unit was primarily due to unfavorable performance in 2019 that was impacting operating margins and led us to use a higher discount rate due to an increase in the risk-free rate of return. We recorded a goodwill impairment charge of $7.6 million for the Distribution segment within selling, general and administrative expenses for the year ended December 31, 2019. No impairment losses were recorded during the year ended December 31, 2020.

Recently Adopted and Issued Accounting Pronouncements

Recently issued and adopted accounting pronouncements are described in notes to our audited consolidated financial statements included elsewhere in this prospectus.

Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible for exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including, but not limited to, presenting only two years of audited financial statements, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation, and an exemption from the requirements to obtain a non-binding advisory vote on executive compensation or golden parachute arrangements.

In addition, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this provision of the JOBS Act. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies. Therefore, our consolidated financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We have in the past and may in the future be exposed to certain market risks, including interest rate, foreign currency exchange in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial condition or results of operations due to adverse changes in financial market prices and rates. These risks are not significant to our results of operations, but they may be in the future. We do not hold or issue financial instruments for speculative or trading purposes.

Interest rate risk

Changes in interest rates affect the amount of interest expense we are required to pay on borrowings under floating rate debt. As of September 30, 2021, we had $225.5 million in outstanding floating rate debt, based mainly on LIBOR.

As of September 30, 2021, the applicable interest rate of the New Credit Agreement bears interest at an applicable rate of LIBOR plus 2.5%.

In September 2021, we entered into an interest rate swap agreement for the notional amount of $100 million to hedge a portion of our forecasted monthly interest rate payments on our floating rate debt. We performed a sensitivity analysis on the principal amount of debt as of September 30, 2021, as well as the effect of our interest rate swap. Further, in this sensitivity analysis, the change in interest rates is assumed to be applicable for an entire year. An increase of 100 basis points in the applicable interest rate would cause an increase in interest expense of $2.3 million on an annual basis ($1.3 million including the effect of our current interest rate swaps). A decrease in the applicable interest rate to 0% would cause a decrease in interest expense of $0.2 million on an annual basis ($0.1 million including the effect of our current interest rate swaps) as the 1-month LIBOR 0.09% as of September 30, 2021.

As of September 30, 2021, we had the following interest rate swap agreement (the “Swap Agreement”):

Effective date	Notional amount	Fixed rate
September 30, 2021 through July 23, 2026	$100,000	0.875%

Under the terms of the Swap Agreement, we receive payments based on the 1-month LIBOR (approximately 0.09% as of September 30, 2021).

During the nine months ended September 30, 2021, there were no interest rate swap agreements that expired.

We entered into the Swap Agreement to convert a portion of the interest rate exposure on our floating rate debt from variable to fixed. We designated this Swap Agreement as a cash flow hedge. A portion of the amount included in accumulated other comprehensive loss is reclassified into interest expense, net as a yield adjustment as interest is either paid or received on the hedged debt. The fair value of our Swap Agreement is based upon Level 2 inputs. We have considered our own credit risk and the credit risk of the counterparties when determining the fair value of our Swap Agreement

Foreign currency exchange rate risk

Our operations are geographically diverse and we are exposed to foreign currency exchange risk primarily for the Canadian dollar and Mexican peso, related to our transactions and our subsidiaries’ balances that are denominated in currencies other than the U.S. dollar, our functional currency. We do not currently hedge our foreign currency transaction or translation exposure, though we have done so in the past and may do so in the future. Significant currency fluctuations could impact the comparability of our results of operations between periods. A 10% increase or decrease in the value of the Canadian dollar to the U.S. dollar would have caused our reported net sales to increase or decrease by approximately $1.2 million for the nine months ended September 30, 2021, and a 10% increase or decrease in the value of the Canadian dollar to the U.S. dollar would have caused our reported net income to increase or decrease by approximately $0.3 million for the nine months ended September 30, 2021. A 10% increase or decrease in the value of the Mexican peso to the U.S. dollar would have caused our reported net income to increase or decrease by approximately $1.4 million for the nine months ended September 30, 2021.

BUSINESS

Business Overview

For over 55 years, we have been a global leader in the manufacturing and distribution of safety and survivability equipment for first responders. Our equipment provides critical protection to allow its users to safely and securely perform their duties and protect those around them in hazardous or life-threatening situations. Through our dedication to superior quality, we establish a direct covenant with end users that our products will perform and keep them safe when they are most needed. We sell a wide range of products including body armor, explosive ordnance disposal equipment and duty gear through both direct and indirect channels. In addition, through our owned distribution, we serve as a one-stop shop for first responders providing equipment we manufacture as well as third-party products including uniforms, optics, boots, firearms and ammunition. The majority of our diversified product offering is governed by rigorous safety standards and regulations. Demand for our products is driven by technological advancement as well as recurring modernization and replacement cycles for the equipment to maintain its efficiency, effective performance and regulatory compliance.

As discussed below, we believe we have established leading market positions across our product portfolio through high-quality standards, innovation and a direct connection to the end users, including being a leading provider of explosive ordnance disposal technician equipment globally as well as a leading provider of safety holsters and a top provider of soft body armor for first responders in the U.S. We service the ever- changing needs of our end users by investing in research and development for new product innovation and technical advancements that continually raise the standards for safety and survivability equipment in the first responder market. Our target end user base includes domestic and international first responders such as state and local law enforcement, fire and rescue, explosive ordnance disposal technicians, emergency medical technicians (“EMT”), fishing and wildlife enforcement and departments of corrections, as well as federal agencies including the U.S. Department of State (“DoS”), U.S. Department of Defense (“DoD”), U.S. Department of Interior (“DoI”), U.S. Department of Justice (“DoJ”), U.S. Department of Homeland Security (“DHS”), U.S. Department of Corrections (“DoC”) and numerous foreign government agencies in over 104 countries. We have a large and diverse customer base, with our top 10 customers representing approximately 26% of sales, with no individual customer representing more than 6.5% of our total revenue, for the year ended December 31, 2020.

We are committed to honoring those who put their lives in danger through the SAVES CLUB®, which pays homage to first responders who experience a life-threatening incident in the line of work in which our armor or gear contribute to saving their lives. The club currently has 2,123 members and counting. With the help of our suppliers, distributors and first responder end users, we strive to fulfill the Company creed: Together, We Save Lives.

Industry Overview

The market for safety and survivability equipment serving first responders focuses on providing a diverse set of protective and mission enhancing products and solutions to our target end users. The market is driven by multiple factors including customer refresh cycles, growing number of personnel employed by first responder organizations, equipment replacement and modernization trends, greater emphasis on public and first responders’ safety and demographic shifts.

Body armor, explosive ordnance disposal equipment and duty gear comprise the core product areas in the safety and survivability equipment market and law enforcement personnel growth is a significant driver for our business. The U.S. Bureau of Labor Statistics projects the number of law enforcement personnel in the U.S. to increase at a faster rate than broader labor market growth over the 10-year period from 2019 to 2029, or 5%, from 813,500 in 2019 to 854,200 in 2029. Demand for first responder safety and survivability equipment is also fueled by increasing law enforcement budgets. Law enforcement budgets have grown significantly on a per capita basis since 2000, supported by increased spending in major cities and by federal agencies. Per the Bureau of Justice Statistics, in real dollars (adjusted for inflation), local police-protection spending per capita rose 29% from 2000 to 2017. In 2017, state and local real police protection spending per capita was $326 vs. $258 in 2000.

The following charts highlight budget growth for major departments from 2008 to 2020 and for domestic state and local police protection spend from 2008 to 2018 (based on available data):

In addition to the macro industry trends, each of these product segments experience unique drivers in and of themselves. Increasing mandatory body armor use and refresh policies, evolving technical standards and increases in tactical or special weapons and tactics (“SWAT”) law enforcement personnel act as tailwinds to the body armor market. Meanwhile, the explosive ordnance disposal equipment market is driven by the continued emergence of new global threats while duty gear is driven mainly by product use and replacement cycles.

Our management estimates the annual addressable market for soft body armor (including tactical soft armor) in 2020 to be approximately $870 million. We also estimate explosive ordnance disposal equipment to have an addressable market of approximately $245 million over the seven-to-ten year life cycle of the products’ installed base. Finally, the annual addressable market for holsters for the global law enforcement and military and consumer markets is estimated to be approximately $380 million.

The international market is also poised for growth as foreign governments face increasingly complex safety challenges and seek to replace legacy equipment. Additionally, we foresee the demand for safety and survivability equipment from overseas markets to increase due to heightened awareness of the importance and effectiveness of such products and as countries are exposed to new threats. Our management estimates our addressable number of total law enforcement personnel outside the U.S. to be approximately 9,658,000, representing a substantial market opportunity.

Our management team believes that the safety and survivability equipment industry for first responders represents a stable and growing market with long-term opportunities. Given our strong market standing, direct connection to the end users, extensive distribution network, long history of innovations and high-quality standards, we believe we are well positioned to capitalize on the positive market dynamics.

Competitive Strengths

Leading, independent global provider of safety and survivability equipment for first responders. Our history as a leading provider of high-quality safety and survivability equipment dates back to 1964. Our differentiated value proposition is built on superior quality combined with an unwavering focus on critical safety standards, making us the trusted brand name for first responders. Our extensive product breadth allows us to serve as a one-stop shop for our end users and their safety and survivability equipment needs.

Strong market positions. Based on data we collect related to end users and publicly available information on awarded contracts and purchases, we believe we have leading market positions across multiple product categories through superior quality and performance differentiating us from our competition. By way of reference, we sell either concealable tactical or hard armor to 34 of the top 50 police departments in the

U.S. by size. Likewise, we sell our duty retention holsters to 48 of the top 50 police departments in the U.S. by size. Furthermore, we are a party to multi-year contracts for the largest bomb suit teams in the world including the U.S. Army, U.S. Marine Corps and

U.S. Air Force. Our products continually exceed stringent industry safety standards and are recognized for advancements in performance through innovation and technological enhancement.

Mission-critical products with recurring demand characteristics. Our products provide critical protection to their end users as well as those around them, with limited or no room for error. As a result, stringent safety standards and customary warranty provisions create refresh cycles on over 80% of the equipment we supply to ensure efficient and effective performance at all times. Demand associated with these refresh cycles drives a highly predictable recurring revenue stream. The majority of our remaining revenue is associated consumable products driving recurring sales based on replenishment needs.

Attractive macro-economic and secular tailwinds driving demand and visibility for our products. The vast majority of our end markets are acyclical in nature as their demand is driven primarily by the first responder budgets and relatively unaffected by economic cycles. Our business has benefitted from key shifts serving as tailwinds to our growth strategy including the increasing focus on safety, replacement and modernization trends as well as demographic shifts and urbanization.

Compelling organic and inorganic growth roadmap. Leveraging our differentiated product development process and technical knowhow, leading domestic market position and first mover advantage with our suppliers, we plan to drive profitable organic revenue growth via new product development and geographic expansion. In particular, international expansion is an especially important initiative in our organic growth roadmap due to the significant market share opportunity and increasing investments in safety and survivability equipment in various key geographic markets. We expect to supplement our organic growth through a targeted M&A program spanning our existing core products and markets as well as attractive adjacencies.

Attractive financial profile with strong EBITDA margins and free-cash-flow generation. We generate strong profitability through diligent portfolio management of customers and contracts and continued focus on cost structure to drive operating leverage. Our strong profitability combined with minimal capital expenditure requirements result in high free-cash-flow generation, which is a key driver for our internal research and development initiatives and targeted M&A program. Our Adjusted EBITDA Conversion Rate is consistently greater than 90%.

Tenured management with significant public company platforms. Our management team is comprised of executive officers with extensive experience at public company platforms including Armor Holdings Inc., Danaher Corporation, General Electric Company and IDEX Corporation. Together they bring an established track record of strong performance operating and growing public companies both organically and via acquisitions. This experience has created a differentiated approach to our operating model through their expertise in building a culture of operational and cultural excellence, complexity reduction, and innovation.

Long-term customer relationships across diverse end markets and geographies. We maintain long-term relationships with over 23,000 first responders and federal agencies both domestically and internationally, with top customer relationships averaging an excess of 15 years. Our global presence spans over 104 countries across North America, Europe and other regions.

Products

We design and manufacture a diversified product portfolio of critical safety and survivability equipment to protect first responders. We maintain clear market-leadership positions in certain core product categories including body armor, explosive ordnance disposal equipment and duty gear. Over 80% of our product line is tied to customary or mandated refresh cycles of between seven and ten years, which drives a highly predictable, recurring revenue stream. The majority of the remaining revenue is associated consumable products. Our overall strategy is to drive growth by leveraging our leading market shares and competitively- differentiated offerings in each of our core product categories, including:

Body Armor. We offer a full range of field-proven advanced armor solutions. Our products incorporate cutting-edge technology, innovative materials and processes in order to provide the best protection, reduce weight and optimize ergonomics for the end user. The majority of our armor products are made-to-measure in accordance with the applicable NIJ and industry standards. We recently launched an industry-first partnership to provide law enforcement officers and first responders with the ability to determine size through the use of mobile phone scanning and artificial intelligence technologies.

Our principal body armor product offerings include concealable, corrections and tactical armor, which provide varying levels of protection against ballistic or sharp instrument threats. Our body armor products are sold under the well-known Safariland® and Protech® Tactical brand names. We also sell products in partnership with industry leading developer Hardwire LLC.

Our body armor panels that are manufactured in the United States are designed to be built in compliance with guidelines established by the NIJ. We also manufacture body armor in Ontario, Canada; Manchester, England; and Kaunas, Lithuania; that is certified to meet various international standards. We also distribute a variety of third-party items, including helmets, and face shields for protection from blunt trauma and explosive shrapnel.

Explosive Ordnance Disposal. We are the global leader of a highly engineered portfolio of critical- operator survival suits, remotely operated vehicles, specialty tools, blast sensors, accessories and vehicle blast attenuation seats for bomb safety technicians. As the most trusted brand in the market, Med-Eng is the go-to source for explosive ordnance solutions in the developed world. Our products provide end users with the latest protective technologies integrated with electronic components and communications equipment.

Med-Eng has a fielded installed base of bomb suits in over 100 countries, yielding predictable, recurring replacement cycles. Our continuous investment in R&D supported by our existing IP portfolio, drives next- generation technologies designed to meet the ever-evolving threats for operators in the field. Select customers include our position as a provider for the U.S. Army, U.S. Navy, U.S. Air Force, U.S. Marines, FBI, ATF and all NATO countries.

Duty Gear. We are the industry leader in holster innovation and safety engineering and our products incorporate industry standard safety locking mechanisms on which a majority of first responders are trained. The end user base for our holster products includes state and local law enforcement, federal agencies including the DoS, DoD, DoI, DHS, and DoC, foreign police and military agencies, and the commercial concealed carry market. We also offer a complementary line of officer duty gear including belts, and accessories.

In connection with the mission critical nature of duty gear products, we dedicate significant product development resources to ensure efficient and effective performance of our products. We manufacture and sell duty gear and commercial offerings under the widely recognized Safariland® and Bianchi® brands.

Other Protective and Law Enforcement Equipment. Supplementary to our core product offerings, we design, manufacture, assemble, and market a suite of equipment to round out our product portfolio. Key products include communications gear, forensic and investigation products, firearms cleaning solutions, and crowd control products. These products are marketed under several well-

known niche brands. In addition, through our owned distribution, we serve as a one-stop shop for first responders providing equipment we manufacture as well as third-party products including uniforms, optics, boots, firearms and ammunition.

Growth Strategy

Our growth plan consists of a multi-pronged approach that includes driving profitable core revenue growth through new product introductions and international market expansion combined with targeted acquisitions, enhanced through our operating model.

Profitable Core Revenue Growth. We believe that our leading market positions across a range of core categories will continue to yield significant growth opportunities. Our management team is focused on delivering new product launches, increasing customer wallet share, executing on key new contract opportunities and expanding our high-margin e-commerce and direct-to-consumer capabilities to continue to drive revenue growth. Examples of recent product innovation include the development of a 3D body sizing solution for soft armor, introduction of our next generation holsters, and working with key suppliers on the use of emerging materials for utilization in new armor products. We are also seeking to expand our leadership in high-growth technologies through the development of our blast sensor equipment for soldier protection. We believe this opportunity could represent a total potential addressable market opportunity of up to approximately $500 million based on the total size of the U.S. Department of Defense branches ultimately participating in the program. The requirement for blast sensors and the potential market for all branches of the U.S. military is supported by the Blast Pressure Exposure Study Improvement Act which was signed into law as part of the National Defense Authorization Act for Fiscal Year 2020.

International Market Expansion. We are also committed to increasing our market share internationally. Given our leading domestic market position and our products’ high-quality standards and performance, we believe we are well positioned to take advantage of the growth in international demand for safety and survivability equipment for first responders. We intend to penetrate certain international markets through leveraging existing relationships, building local market teams and expansion into relevant market adjacencies.

Targeted M&A Program. To supplement organic growth and internal research and development, our management team has historically undertaken a targeted M&A program, completing 12 transactions between 2012 and 2017. These strategic acquisitions have allowed us to expand our product and technology offerings, enter new markets and expand geographically to achieve attractive returns in our invested capital period.

We maintain a robust pipeline of opportunistic M&A opportunities, spanning our existing core products and markets as well as attractive adjacencies within the safety and survivability landscape. We plan to utilize our relatively high free-cash-flow generation and historical success in acquisitions to drive favorable acquisition structures and efficient integration. Our operating model, passion around connecting with customers and expansive channel help maximize the value created from our acquisitions.

Continuous Margin Improvement Initiatives. Our management team has shown a strong track record of achieving cost structure optimization to drive operating leverage, as evidenced by past years’ margin improvements. Our operating model starts with complexity reduction then uses lean tools and methods to continuously improve operational and commercial processes. Strategic initiatives completed over the past few years include among others, rationalizing the Company’s manufacturing footprint, divesting non-core activities, enhancing our supply-chain and optimizing customer relationships and key contracts. Together these activities have helped enhance the Company’s manufacturing and sales operations, ultimately driving profitability growth.

Customers and Selling Channels

We sell our products through distributors and work directly with agencies to effectively reach end users. We classify our first responder customers into four categories: U.S. State and Local Agencies, International,

U.S. Federal Agencies, and Commercial (which includes our direct-to-consumer sites). Our top 10 customers represented approximately 26% of sales, with no individual customer representing more than 6.5% of our total revenue, for the year ended December 31, 2020.

U.S. State and Local Agencies. We have built relationships with nearly every domestic law enforcement agency in the country, selling at least one product category to each of the top 50 major departments. Other end users in this category include fire and rescue, explosive ordnance disposal technicians, EMT, fishing and wildlife enforcement and departments of corrections. We sell our products through a network of longstanding third-party distributors as well as an owned distribution platform, both of which interact directly with agencies and end users. The U.S. State and Local Agencies channel represented our largest selling channel at approximately 57% of net sales for the year ended December 31, 2020.

International. We sell products to more than 104 countries globally. We service foreign defense ministries, foreign national law enforcement agencies and other foreign agencies through our distribution partners as well as through agency agreements with representatives to help service broad regions. In total, the International channel currently represented 17% of net sales for the year ended December 31, 2020, and is a key category we would like to expand.

U.S. Federal Agencies. We sell to a variety of federal agencies including the DoS, DoD, DoI, DoJ and DHS Inc. Furthermore, we have long-standing contracts with key departments within the U.S. Army, U.S. Air Force, U.S. Navy and U.S. Marine Corps. In total, the U.S. Federal Agencies channel represented 16% of net sales, with only 5% of the total from U.S. Military branches, for the year ended December 31, 2020.

Commercial. Our Commercial channel consists primarily of sales through largely recognized e-commerce companies and retailers as well as through our own e-commerce sites. The Commercial channel represented less than 10% of net sales for the year ended December 31, 2020.

We service each of our channels through in-field technical salespeople and an owned distribution network. Our traditional distribution network consists of longstanding distribution partners and agents for first responders and federal agencies, retailers and e-commerce platforms and our own website where we sell directly to the end user. We pair our in-house expertise with outside partners in order to provide our customers with the best service possible while maintaining a real-time understanding of end user needs. In total, we have 61 sales people domestically and 9 internationally, with more than 791 authorized indirect selling partners worldwide. We believe that by combining our third party network with our in-house salesforce and our extensive owned distribution network, we create continuous customer interaction and best- in-class service and training, providing us with a distinct advantage over our peers.

Our brand name recognition and reputation among our customers, diversified product line and extensive distribution network are central to our marketing strategy. We leverage these advantages along with involvement and support of several law enforcement associations to market our products.

Manufacturing and Raw Materials

We operate a global manufacturing footprint with 15 sites across North America and Europe. Each site has capacity to scale up without further material investment in machinery and equipment. Additionally, we manage a diverse global supplier base of leading textile, fabric and raw material providers. We have multiple sources for each input in order to limit our dependency on any single vendor. No vendor makes up more than 10% of total purchases and our top 10 vendors account for less than 30% of total purchases.

We are reliant on certain suppliers that provide us with the raw materials and components that we utilize in manufacturing our ballistic resistant garments. Although in some cases substitutable alternative materials and components may be obtained from other commercially available sources, any change in the materials and components that we utilize in manufacturing our ballistic resistant garments may require additional research and development, recertification as well as customer acceptance.

Facilities

We own our corporate headquarters located at 13386 International Parkway, Jacksonville, FL 32218 where we occupy approximately 36,941 square feet of office space and 95,283 square feet of manufacturing space. In total, we operate 15 facilities (two owned) across the U.S., Canada, Mexico and Europe, spanning more than 750,000 square feet. Additionally, we lease 11 retail locations across the East Coast through which we service our Distribution segment. Our properties are well maintained, and we consider them to be sufficient for our existing capacity requirements.

The following table identifies and provides certain information regarding our facilities:

Primary Activity	Location	Country	Owned/Leased	Sq Ft
Corporate HQ and Manufacturing	Jacksonville, Florida	USA	Owned	132,224
Manufacturing and R&D	Jacksonville, Florida	USA	Owned	63,000
Warehouse and Distribution	Jacksonville, Florida	USA	Leased	27,405
Manufacturing and R&D	Ontario, California	USA	Leased	41,475
Manufacturing	Casper, Wyoming	USA	Owned	73,700
Manufacturing	Dalton, Massachusetts	USA	Leased	33,862
Manufacturing	Dover, Tennessee	USA	Leased	87,652
Manufacturing	Ogdensburg, New York	USA	Leased	23,220
Manufacturing	Tijuana, Baja California	Mexico	Leased	158,614
Sales, R&D & Manufacturing	Ottawa, Ontario	Canada	Leased	39,273
Manufacturing	Pembroke, Ontario	Canada	Leased	26,154
Manufacturing	Arnprior, Ontario	Canada	Leased	48,853
Manufacturing	Warrington, Cheshire	UK	Leased	21,958
Manufacturing & Sales	Daventry, Northhamptonshire	UK	Leased/Owned	19,429
Manufacturing	Vilnius	Lithuania	Leased	19,160

Backlog

As of September 30, 2021, we had $123.2 million in backlog. The Company expects 92% of the orders to be filled within 12 months. At the same point in 2020, our backlog was $120.0 million. Orders comprising backlog as of a given balance sheet date are typically invoiced in subsequent periods. The majority of our products are generally processed and shipped within one to six weeks of an order being placed, depending on the size and customization required for an order, though the fulfillment time for certain products, for example, explosive ordnance disposal equipment, may take three months or longer.

Competition

We compete in the large public safety and outdoor and recreation markets amongst other ancillary addressable markets. Competition in the public safety markets depends on the specific product in question but is generally based on a number of factors including product quality, safety performance, fit, price, and brand recognition. We believe that we have been able to compete successfully driven by the combination of our brand and product dependability, superior engineering and manufacturing capabilities, industry- leading product innovations, as well as on the breadth of our offering to customers.

Our primary competitors include, but are not limited to, Point Blank Enterprises, Inc., Avon Protection Systems, Inc., Central Lake Armor Express, Inc. (d/b/a Armor Express), as well as the Blackhawk division of Vista Outdoor Inc. None of our competitors across individual product categories compete in each our product verticals, making us the only one-stop provider of critical safety and survivability equipment solutions in the market.

Certain of our products cross over into the broader outdoor and recreation market, which is highly fragmented and highly competitive. While we believe that acceptance in this market is principally driven by the ability to bring new and innovative products to market, price point is critical.

Human Capital

As of September 30, 2021, we had a total of 2,250 employees. Of these employees, 1,728 were engaged in manufacturing, 201 in sales, marketing, product management and customer support, 151 in corporate functions (IT, Finance, HR, Legal and Compliance, etc.), 124 in R&D, engineering technicians, manufacturing engineers and project managers, 35 retail store associates and 11 in various executive and administrative functions. None of our employees are represented by a union in collective bargaining with us. We believe that our employee relations are good. Our human capital objectives center around identifying, recruiting, retaining, incentivizing and integrating our existing and new employees. We maintain and grow our team utilizing practices that help us identify, hire, incentivize and retain our existing employees and integrate new employees into our Company.

Research and Development

Our significant IP portfolio combined with best-in-class product development and advanced materials processing separates us from our competitors. We have 85 design engineers and related technicians across our business. We have dedicated research and development centers at our manufacturing sites that specialize in product categories, including ballistics developments and state-of-the-art testing laboratory in Ontario, Canada, blast impact and technology development for explosive ordnances in Ottawa, Canada, and holster development and design in Jacksonville, FL, each of which focus on quality and product performance in order to generate critical real-time feedback. We aim to achieve efficient integration of quality materials and latest technologies to develop our products, which will allow us to leverage our first mover advantage from our suppliers.

Intellectual Property and Trademarks

We own significant intellectual property, including patents, trademarks, manufacturing processes and trade secrets related to our products, processes and business. Although our intellectual property plays an important role in maintaining our competitive position, we do not consider any single patent, trademark, manufacturing process or trade secret to be of material importance to any segment or to the business as a whole.

We own a total of 247 patents and pending patent applications worldwide, of which 226 are patents granted and 21 are pending patent applications, with expiry dates ranging from 2021 to 2045 in 29 jurisdictions. Of those 247 patents and pending patent applications, 155 are for utility patents and 92 are for design patents. We own patents and pending patent applications in the United States, Australia, Belgium, Brazil, Canada, the People’s Republic of China, Denmark, France, Germany, Hong Kong, India, Ireland, Israel, Italy, Japan, Jordan, Kuwait, Mexico, New Zealand, Norway, Poland, Singapore, South Africa, Spain, Sweden, Switzerland, Turkey, and the United Kingdom, as well as the European Union.

The loss of patent protection for patents expiring in 2021 is not expected to have a material effect on our business.

Our material registered trademarks include SAFARILAND® and MED-ENG®.

The following table describes the material patents and patent applications owned or licensed by us, segregated by product category, including the range of expiry dates:

			Range of		Range of
		Number of	Expiration	Number of	Expiration Dates
		Patents	Dates for	Pending Patent	(if Pending Patent
Product Category	Ownership	Granted	Granted Patents	Applications	Granted)
Body Armor	Safariland, LLC	36	2022 – 2037	1	2040
Body Armor	Pacific Safety Products, Inc.	1	2023	—	—
Duty Gear	Safariland, LLC	62	2022 – 2040	6	2036 – 2041
EOD	Med-Eng, LLC	76	2022 – 2045	5	2036 – 2040
Crowd Control	Safariland, LLC	26	2026 – 2038	3	2035 – 2041
Other – Diversified	Safariland, LLC	25	2021 – 2038	6	2036 – 2041

Government Regulation

We are subject to federal licensing requirements with respect to the sale of some of our products in foreign countries. In addition, we are obligated to comply with a variety of federal, state and local regulations, both domestically and abroad, governing certain aspects of our operations and workplace.

The export of certain of our products from the U.S. is subject to various U.S. regulations, including laws and regulations relating to import-export controls, technology transfers, the International Traffic in Arms Regulations (“ITAR”), and the Export Administration Regulations (“EAR”). More specifically, to export some of our products in accordance with ITAR or EAR, we must obtain export authorizations or licenses from the U.S. government, primarily the U.S. Department of State for ITAR and the U.S. Department of Commerce for EAR. Also, the Arms Export Control Act of 1976 (“AECA”) requires that a certification be provided to the U.S. Congress prior to the granting of any license or other approval for certain transactions involving exports of any defense articles and defense services and for exports of major defense equipment.

Our business in Canada is subject to the Canadian Controlled Good Directorate Registration regime, which regulates commerce in controlled goods, meaning those that require a license to export, including ITAR items.

We are also subject to the Foreign Corrupt Practices Act (“FCPA”) along with similar anti-corruption laws worldwide which prohibit improper payments to foreign governments and their officials by U.S. and other business entities.

The transportation of certain of our products is subject to U.S. Department of Transportation Hazardous Material Regulations (“HMR”), which govern the transportation of hazardous materials in interstate, intrastate, and foreign commerce. Prior to transportation into and within the United States, explosives must be tested and classified by the U.S. Department of Transportation.

Domestically, the manufacture, sale, and purchase of certain products are subject to extensive federal, state, and local governmental regulation, with the primary regulatory body being the U.S. Bureau of Alcohol, Firearms, and Explosives (“ATF”). The primary federal laws are the National Firearms Act of 1934 (“NFA”), the Gun Control Act of 1968 (“GCA”) and the AECA. Among other things, the ATF conducts periodic audits of our facilities that hold Federal Firearms Licenses.

The Federal Acquisition Regulation (“FAR”) governs the majority of our contracts with U.S. federal agencies, mandating uniform policies and procedures across agencies and with each agency supplementing the FAR as needed. For example, the U.S. Department of Defense implements the FAR through the Defense Federal Acquisition Regulation Supplement (“DFARS”). Finally, agencies routinely audit and review government contractors for performance and compliance with applicable laws, regulations, and standards.

In addition, like many other manufacturers, we are subject to compliance with the Fair Labor Standards Act (“FLSA”), the Occupational Safety and Health Act (“OSHA”), data privacy laws, and many other regulations surrounding employment law, environmental law, taxation, and consumer protection.

Legal Proceedings

From time to time, we are subject to legal proceedings and claims that arise in the ordinary course of business, as well as governmental and other regulatory investigations and proceedings. In addition, third parties from time to time assert claims against us in the form of letters and other communications. We are not currently a party to any legal proceedings that, if determined adversely to us, would, in our opinion, have a material adverse effect on our business, financial condition, results of operations, or cash flows. Future litigation may be necessary to defend ourselves and our business partners and to determine the scope, enforceability, and validity of third-party proprietary rights, or to establish our proprietary rights. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

In March 2020, the Company settled an administrative enforcement action filed by the U.S. Federal Trade Commission (“FTC”) relating to Company’s sale of VieVu, LLC to Axon Enterprise Inc. (“Axon”) wherein the FTC alleged that the operative agreements contained non-compete and non-solicitation provisions in violation of Section 5 of the Federal Trade Commission Act, as amended, 15 U.S.C. § 45, and Section 7 of the Clayton Act, as amended, 15 U.S.C. § 18. The FTC’s administrative complaint sought only injunctive relief against the Company to enjoin the enforcement of these provisions, now and in the future, and did not seek monetary damages against the Company. In January 2020, the Company and Axon had rescinded these provisions. Pursuant to a consent agreement and proposed consent order entered into by the FTC and the Company, on June 11, 2020, the FTC issued a Decision and Order accepting the Consent Agreement (the “Order”). Under the Order, the Company agreed to not modify and reinstate the rescinded provisions and to not enter into any new similar provisions with Axon, absent prior approval from the FTC. In addition, as part of the Company’s compliance program, the Order imposes an obligation to distribute to, and train the directors and officers on, the requirements of the consent order and to report annually for five years to the FTC ensuring compliance with the consent order. On July 10, 2020, the Company filed its Interim Verified Compliance Report and, on June 11, 2021, filed its First Annual Compliance Report, both as required by the Order.

In June 2020, the Company received a Civil Investigative Demand (“CID”) from the United States Department of Justice (“DOJ”), Western District of Washington (Seattle, WA), pertaining to a False Claims Act investigation, 31 U.S.C, sections 3729-3733 (“FCA”), concerning allegations that soft body armor vest accessory panels sold by the Company are falsely labeled as compliant with the National Institute of Justice performance standards. In September 2020, the Company made its First Production of Documents which contained only documents and data that had been deemed to be of a “priority” nature pursuant to an agreement reached between the Company’s counsel and the Assistant U.S. Attorney handling the matter. In July 2021, the Company received a request for additional information relating to the subject matter of the investigation, with which the Company intends to comply. In October 2021 and November 2021, the Company produced additional documents responsive to the correspondence containing requests for specific documents and supplemental information. At this preliminary stage of the investigation, the Company does not have enough information to make an evaluation of the merits, exposure or potential risks regarding this matter.

In June 2021, two subcommittees of the U.S. House Committee on Oversight and Reform initiated an inquiry into the safety of crowd control products. Major U.S. manufacturers of crowd control products, including us, received a letter from the subcommittees requesting information and documents about the production, sale, safety, and regulation of crowd control products. The Company has provided information to the subcommittees who released a Memorandum on this issue on October 14, 2021, noting the absence of Federal regulation on the use of tear gas and the safety risks arising from its use. The implementation of additional regulations governing the sale of crowd control products would not be expected to have a material effect on our business.

In September 2021, Safariland, LLC, a wholly-owned subsidiary of the Company, received a jury verdict awarding $7.5 million to a plaintiff relating to a personal injury case wherein the plaintiff alleged various product liability claims against Safariland, LLC. The plaintiff in the proceeding, Mr. David Hakim, instituted the proceeding on July 24, 2015, through the filing of a complaint with the United States District Court, Northern District of Illinois, Eastern Division. In the proceeding, the plaintiff, a SWAT officer with the DuPage County Sheriff’s Office (“DCSO”), alleged that he suffered injuries during a training exercise conducted by DCSO in which a Defense Technology Shotgun Breaching TKO round was deployed and passed through a door and lower-floor ceiling causing a fragment to strike plaintiff’s back resulting in injury. Prior to the jury rendering its verdict, the court deferred ruling on Safariland, LLC’s Motion for Judgment as a Matter of Law (“JMOL”) and, thus, no judgment has been issued. On November 8, 2021, Safariland, LLC filed its post-trial motions, including a supplemental JMOL, motion for new trial and remittitur. Plaintiff’s response is due on January 8, 2022, and Safariland’s reply would be due on February 8, 2022. In the event of an unfavorable ruling by the court, Safariland, LLC intends to pursue an appeal. While any litigation contains an element of uncertainty, the Company believes it is reasonably possible, not probable, that the Company could incur losses related to this case, however, any losses would be indemnified by our insurance carrier under applicable policies.

Environmental Laws and Regulations

Our operations are subject to a variety of federal, state, and local laws and regulations relating to environmental protection, including those governing the discharge, treatment, storage, transportation, remediation, and disposal of hazardous materials and wastes; the restoration of damages to the environment; and health and safety matters. We have an excellent workplace safety track record and believe that our operations are in material compliance with these laws and regulations. We incur expenses in complying with environmental requirements and could incur higher costs in the future as a result of more stringent requirements that may be enacted in the future.

Impact of COVID-19

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

The full impact of the COVID-19 pandemic continues to evolve as of the date of this prospectus. During 2020 and the first nine months of 2021, the financial results of our business were unaffected by COVID-19. In all countries and states in which our business operates, the relevant local authorities have deemed the business to be essential in nature and thereby allowed us to continue operations during any government mandated shutdowns. The business has taken and continues to take many measures to ensure there is no outbreak in any of its facilities that would negatively impact the business. The extent to which the Company’s business may be affected by the COVID-19 pandemic will largely depend on both current and future developments, including its duration, spread and treatment, all of which are highly uncertain and cannot be reasonably predicted.

MANAGEMENT

Directors and Executive Officers

Our directors and executive officers as of the date of this prospectus are as follows:

Name	Age	Position
Executive Officers:
Warren B. Kanders	64	Chief Executive Officer
Brad Williams	47	President
Blaine Browers	43	Chief Financial Officer
Directors:
Warren B. Kanders	64	Director
Hamish Norton	62	Director
Nicholas Sokolow	72	Director
William Quigley	60	Director

Executive Officers

Warren B. Kanders, 64, has served as our Chief Executive Officer and as one of our directors since April 2012. Since June 2002 and December 2002, respectively, Mr. Kanders has served as a director and as Executive Chairman of Clarus Corporation, a NASDAQ listed company focused on the outdoor and consumer industries. From January 1996 until its sale to BAE Systems plc (“BAE Systems”) on July 31, 2007, Mr. Kanders served as the Chairman of the Board of Directors, and from April 2003 as the Chief Executive Officer, of Armor Holdings, Inc. (“Armor Holdings”), formerly a New York Stock Exchange- listed company and a manufacturer and supplier of military vehicles, armored vehicles, and safety and survivability products and systems to the aerospace and defense, public safety, homeland security, and commercial markets. Mr. Kanders received an A.B. degree in Economics from Brown University. Based upon Mr. Kanders’ role as Chief Executive Officer of the Company, service as a chairman and a director of a wide range of other public companies, financial background and education, as well as his extensive investment, capital raising, acquisition and operating expertise, the Company believes that Mr. Kanders has the requisite set of skills to serve as a Board member of the Company.

Brad Williams, 47, was appointed Chief Operating Officer in March 2017 and promoted to President in 2019. Prior to joining the Company, Mr. Williams served in various roles of increasing responsibility at IDEX Corporation from June 2010 to March 2017, including President, Material Processing Technologies Group, President, Energy & Fuels Midstream Group and Vice President & General Manager, Toptech Systems. Prior to IDEX Corporation, Mr. Williams held various positions within Danaher Corporation and Ingersoll-Rand Company. Mr. Williams received an MBA from Kelley School of Business — Indiana University, a M.S. in Industrial & Systems Engineering from Virginia Polytechnic Institute & State University, and a B.S in Engineering Science & Mechanics from Virginia Polytechnic Institute & State University.

Blaine Browers, 43, was appointed as our Chief Financial Officer in May 2018. Prior to joining the Company, Mr. Browers served in various roles of increasing responsibility at IDEX Corporation from September 2010 to April 2018, including Group Vice President Finance & IT — Fire and Safety, Group Vice President Finance & IT — BAND-IT, IDEX Optics & Photonics and Micropump, Vice President Finance  & IT, BAND-IT, and Finance Manager Northeast. Prior to IDEX Corp. Mr. Browers held various positions within General Electric Co. Mr. Browers received a B.A. in Finance from University of South Florida and an MBA from Washington University in St. Louis.

Non-Management Directors

Hamish Norton, 62, has served as one of our directors since October 2012. Since July 2014, Mr. Norton has been the President of Star Bulk Carriers Corp., a NASDAQ listed company focused on global shipping in the dry bulk sector. Mr. Norton has over 28 years of experience as an investment banker advising companies on capital market as well as merger and acquisition matters. Mr. Norton received an A.B. in physics from Harvard College and Ph.D. in physics from the University of Chicago. Based upon Mr. Norton’s education and extensive experience as an investment banker advising companies on capital market as well as merger and acquisition matters, the Company believes that Mr. Norton has the requisite set of skills to serve as a Board or Board committee member of the Company.

Nicholas Sokolow, 72, has served as one of our directors since July 2012. Since June 2002, Mr. Sokolow has served as a director and has been designated as the “lead independent director” since June 2016 of Clarus Corporation, a NASDAQ listed company focused on the outdoor and consumer industries. From January 1996 until its sale to BAE Systems on July 31, 2007, Mr. Sokolow served as a member of the Board of Directors of Armor Holdings. Mr. Sokolow served as a member of the Board of Directors of Stamford Industrial Group, Inc. from October 2006 until September 2009. From 2007 until December 31, 2014, Mr. Sokolow practiced law at the firm of Lebow & Sokolow LLP. From 1994 to 2007, Mr. Sokolow was a partner at the law firm of Sokolow, Carreras & Partners. From June 1973 until October 1994, Mr. Sokolow was an associate and partner at the law firm of Coudert Brothers. Mr. Sokolow graduated with Economics and Finance degrees from the Institut D’Etudes Politiques, a Law degree from the Faculte de Droit and a Masters of Comparative Law degree from the University of Michigan. Mr. Sokolow is also an honorary member of the French Bar. Based upon Mr. Sokolow’s role as the chairperson of the compensation committee and the nominating/corporate governance committee of the Company’s Board of Directors, education, legal background involving mergers and acquisitions, corporate governance expertise and extensive experience serving as a member of the boards of directors and committees of other public companies, the Company believes that Mr. Sokolow has the requisite set of skills to serve as a Board or Board committee member of the Company.

William Quigley, 60, has served as one of our directors since February 2016 and Chairman of the audit committee of our Board of Directors since March 2016. Since June 2016, Mr. Quigley has been the Senior Vice President and Chief Financial Officer of Nexteer Automotive Group Limited, a tier one automotive supplier operating from 27 manufacturing facilities and three global technical centers with over 13,000 employees. From March 2012 to March 2016, Mr. Quigley was the Executive Vice President and Chief Financial Officer of Dana Holding Corporation and from March 2007 to October 2011 was the Executive Vice President and Chief Financial Officer of Visteon Corporation. Mr. Quigley received a B.A. from Michigan State University and is a Certified Public Accountant. Based upon Mr. Quigley’s role as the Chairman of the audit committee of the Company’s Board of Directors, education and extensive financial and accounting experiences, the Company believes that Mr. Quigley has the requisite set of skills to serve as a Board or Board committee member of the Company.

Board Composition and Election of Directors

Each of Mr. Nate Ward and Mr. Roger Werner, two members of our board of directors, resigned from the board of directors, effective immediately prior to the completion of the Company’s initial public offering. Since that time, our board of directors has consisted, and will continue to consist, of four directors, with each director being elected to serve until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified. All elections for the board of directors will be decided by a plurality of the votes cast by the stockholders entitled to vote on such matter.

Director Independence

Our board of directors has determined that each of our non-employee directors, Nicholas Sokolow, Hamish Norton and William Quigley, satisfy the criteria for independence under NYSE listing rules for independence of directors and of committee members. In addition, each of the members of our audit committee is “independent” as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, which is different from the test under NYSE listing rules for independence of board and committee members. We currently have a fully independent compensation committee, nominating/corporate governance committee, and audit committee.

Stockholder Communications

Stockholders may send communications to our board of directors or any committee thereof by writing to the board of directors or any committee thereof at Cadre Holdings, Inc., Attention: Secretary, 13386 International Pkwy, Jacksonville, FL 32218. The Secretary will distribute all stockholder communications to the intended recipients and/or distribute to the entire board of directors, as appropriate.

In addition, stockholders may also contact the non-management directors as a group or any individual director by writing to the non-management directors or the individual director, as applicable, at Cadre Holdings, Inc., 13386 International Pkwy, Jacksonville, FL 32218.

Complaint Procedures

Complaints and concerns about accounting, internal accounting controls or auditing or related matters pertaining to the Company may be submitted by writing to the Chairman of the Audit Committee as follows: Cadre Holdings, Inc., Attention: Chairman of the Audit Committee, 13386 International Pkwy, Jacksonville, FL 32218. Complaints may be submitted on a confidential and anonymous basis by sending them in a sealed envelope marked “Confidential.”

Board Committees

Our board of directors has established an audit committee, a compensation committee, and a nominating/corporate governance committee. Each of the committees reports to the board of directors as they deem appropriate, and as the board of directors may request. The composition, duties and responsibilities of these committees are set forth below. In the future, our board of directors may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Audit Committee

The audit committee is responsible for, among other matters, assisting the board of directors in fulfilling the board of directors’ oversight responsibility relating to: the quality and integrity of our financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of our internal audit function; the independent auditors’ qualifications, independence, performance and compensation; and our compliance with ethics policies and legal and regulatory requirements.

Our audit committee consists of Messrs. Quigley, Sokolow, and Norton, and Mr. Quigley serves as the chairperson. Our board of directors has determined that Mr. Quigley qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. All three of Messrs. Quigley, Sokolow, and Norton have been determined to be “independent” for purposes of Rule 10A-3 of the Exchange Act and under the listing standards of the NYSE.

Compensation Committee

The compensation committee is responsible for, among other matters, reviewing key employee compensation goals, policies, plans and programs; reviewing and approving the compensation of our chief executive officer and other executive officers; reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and administering our stock plans and other incentive compensation plans.

Our compensation committee consists of Messrs. Norton and Sokolow. Mr. Norton serves as the chairperson.

Nominating/Corporate Governance Committee

Our nominating/corporate governance committee is responsible for, among other matters, identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; overseeing the organization of our board of directors to discharge the board of directors’ duties and responsibilities properly and efficiently; identifying best practices and recommending corporate governance principles; reviewing and approving any transaction between us and any related person (as defined in Item 404 of Regulation S-K); reviewing and approving the compensation of our non- employee directors; and developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

Our nominating/corporate governance committee consists of Messrs. Sokolow and Norton. Mr. Sokolow serves as the chairperson.

Leadership Structure and Risk Oversight

Our independent directors expect to hold executive sessions at which only independent directors are present in connection with regularly scheduled board meetings, but no less than twice a year.

Our board of directors monitor our exposure to a variety of risks through our audit committee. Our audit committee charter gives the audit committee responsibilities and duties that include discussing with management, the internal audit department and the independent auditors our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies.

Our board of directors will adopt, effective prior to the completion of this offering, corporate governance guidelines that provide that one of our independent directors will serve as our lead independent director. Our board of directors have appointed Mr. Sokolow to serve as our lead independent director. As lead independent director, Mr. Sokolow presides over periodic meetings of our independent directors, serves as a liaison between the chairperson of our board of directors and the independent directors and performs such additional duties as our board of directors may otherwise determine and delegate.

Compensation Committee Interlocks and Inside Participation

None of the members of our compensation committee is or has at any time during the past year been an officer or employee of ours. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The code of business conduct and ethics and the written charters for the audit committee, compensation committee and corporate governance and nominating committee will be available on our website. The information that appears on our website is not part of, and is not incorporated into, this prospectus.

None of our directors or executive officers, nor any associate of such individual, is involved in a legal proceeding adverse to us or any of our subsidiaries or our joint ventures.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

The following table provides information regarding the total compensation for services rendered in all capacities that was earned by our principal executive officer, our principal financial officer and our two other most highly compensated executive officers who were serving as executive officers as of December 31, 2020. These individuals are considered our named executive officers for 2020.

						Non-Equity	Non-qualified
				Stock	Option	Deferred	Deferred	Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)	($)	($)	Earnings	Earnings	($)		($)
Warren B. Kanders	2020	1,000,000	700,000	—	—	—	—	74,562	(1)	1,774,562
Brad Williams	2020	445,693	540,338	—	—	—	—	29,558	(2)	1,015,589
Blaine Browers	2020	334,954	402,112	—	—	—	—	33,097	(3)	770,163
(1)	“Other Compensation” amount for Mr. Kanders in 2020 consists of $51,923 unallocated expense reimbursement, $9,814 for life insurance and AD&D, and $12,825 for 401(k) matching contributions.
(2)	“Other Compensation” amount for Mr. Williams in 2020 consists of 8,953 for 401(k) matching contributions, $17,948 for Company paid portion of health care, $2,657 for AD&D and other wellness.
(3)	“Other Compensation” amount for Mr. Browers in 2020 consists of $12,825 for 401(k) matching contributions, $17,948 for Company paid portion of health care, $2,324 for AD&D and other wellness.

Narrative Disclosure to Summary Compensation Table

Employment Arrangements with our Named Executive Officers

Kanders Employment Agreement

On July 9, 2021, the Company and Warren B. Kanders entered into an Employment Agreement (the “Kanders Employment Agreement”), which provides for Mr. Kanders’ employment as Chief Executive Officer and Executive Chairman of the Company’s board of directors (the “Board”), for a term to commence and be effective only upon the completion of the Company’s initial public offering of shares of its common stock provided that Mr. Kanders remains in the employ of the Company and the Kanders Employment Agreement has not been terminated as of such date (the “Commencement Date”), and to terminate on the fifth anniversary of the Commencement Date, subject to earlier termination as provided therein. The Kanders Employment Agreement shall automatically terminate prior to the Commencement Date (x) if Mr. Kanders is not employed by the Company at any time between the date of the Kanders Employment Agreement and the Commencement Date, or (y) if the Company does not complete its initial public offering on or before September 30, 2021. On September 1, 2021, the Company and Mr. Kanders entered into an amendment to the Kanders Employment Agreement solely to extend the date in (y) above from September 30, 2021 to December 31, 2021. Mr. Kanders is entitled to an annual base salary of $1,250,000, subject to annual review by the Compensation Committee of the Board as more particularly provided in the Kanders Employment Agreement.

In addition to any other bonuses that the Compensation Committee of the Board may award to Mr. Kanders in their sole discretion, Mr. Kanders is entitled to receive a minimum cash bonus of 100% of his annual base salary in each year of the term so long as the Company achieves the Company’s target for earnings before interest, taxes, depreciation and amortization (“EBITDA”), as computed by the Company on a consistent basis for such year as reflected in the annual budget approved by the Board (the “Annual Bonus”). In the sole discretion of the Compensation Committee and the Board, any Annual Bonus may be increased based on performance to a target level of 200% of Mr. Kanders annual base salary; provided that the Compensation Committee and the Board in their discretion may further adjust the Annual Bonus based upon performance.

Mr. Kanders will also be entitled, at the sole and absolute discretion of the Company’s Board or the Compensation Committee, to participate in other bonus plans of the Company, including but not limited to the Company’s 2021 Stock Incentive Plan (the “2021 Incentive Plan”). Furthermore, and without limiting the foregoing, on the Commencement Date, the Company shall issue to Mr. Kanders 2,000,000 restricted shares of common stock (the “Kanders Restricted Stock”), which shall be subject to the following vesting and lapse of restrictions on such Kanders Restricted Stock:

(A)The Kanders Restricted Stock shall vest upon the achievement of a closing price of at least $40.00 per share of common stock on the New York Stock Exchange or other national or regional stock exchange on which such securities are then listed for a period of twenty (20) consecutive trading days;
(B)Any shares not vested based on the foregoing closing share price of common stock prior to the tenth anniversary of the Commencement Date shall be forfeited and be null and void; and
(C)The vesting, and/or forfeiture, of the Kanders Restricted Stock, may be accelerated in accordance with the terms of the Kanders Employment Agreement.

During the term of the Kanders Employment Agreement, in addition to being entitled to participate in the Company’s medical insurance and other fringe benefit plans or policies as the Company may make available to, or have in effect for, its personnel with commensurate duties from time to time, Mr. Kanders shall receive, at the Company’s expense: (i) the assistance of the Company’s tax advisors in regard to personal tax planning and preparing personal income tax returns; and (ii) a split-dollar life insurance policy, or equivalent, on Mr. Kanders in the amount of $10,000,000 payable to such beneficiaries as Mr. Kanders shall select. Furthermore, the Company will make available armed security personnel or other means in order to ensure the security of Mr. Kanders, as well as his family and property. For additional security purposes, during the term, so long as the Company (or one of its subsidiaries) has any right to use a private jet aircraft, Mr. Kanders shall use such aircraft for business purposes, and the Company will make available such aircraft to Mr. Kanders for up to one hundred flight hours per year for personal use.

The Kanders Employment Agreement contains confidentiality obligations as well as a non-competition covenant effective during the term of his employment and for a period of eighteen months after the expiration, or three years after the termination, of the Kanders Employment Agreement.

Upon the termination of the Kanders Employment Agreement by Mr. Kanders or the Company or its successor or assigns within two years following the occurrence of a “change in control” of the Company (other than a termination by the Company for cause during such period), due to Mr. Kanders’ death, by the Company due to Mr. Kanders’ permanent disability, by the Company without cause, by Mr. Kanders for Good Reason (which includes the Company’s uncured breach of any material provision of the Kanders Employment Agreement, any material diminution in the authority or responsibilities delegated to

Mr. Kanders, or any reduction in Mr. Kanders’ annual base salary), or if the Company, or its applicable successors and assigns, does not offer to renew the Kanders Employment Agreement upon expiration of the term on substantially similar terms (each a “Section 4(g) Termination”), Mr. Kanders, or his duly appointed representative shall be entitled to receive, in one lump sum within thirty days of such termination: (a) three times the sum of (i) his highest annual base salary, plus (ii) the Annual Bonus for such year, in each case since January 1, 2019; plus (b) the amount of any accrued Annual Bonus; however, if Mr. Kanders is terminated without cause or he terminates the Kanders Employment Agreement for Good Reason, any accrued Annual Bonus shall be payable only to the extent that the applicable performance targets for the year of termination are actually achieved; plus (c) except in the case of Mr. Kanders’ death or permanent disability, five times the greatest annual amount of the full cost of maintaining his principal office; provided, however, that in the event of a change in control, if the Company or the acquiror requests Mr. Kanders to provide consulting services described in the Kanders Employment Agreement, then the lump sum payment described above shall be payable upon the expiration of such consulting period, and during such consulting period, Mr. Kanders will be entitled to a consulting fee equal to what he would have otherwise been entitled to be paid under the Kanders Employment Agreement during such period.

In the event of a Section 4(g) Termination, the following shall occur, and be provided or made available to Mr. Kanders at the times specified: (i)(A) all of Mr. Kanders’ benefits accrued under any employee pension, retirement, savings and deferred compensation plans of the Company shall become vested in full upon the date of such Section 4(g) Termination (other than with respect to unvested stock options, restricted stock and other equity or equity-based awards, the terms of which are separately addressed in the next succeeding clause); (B) any and all unvested stock options, restricted stock and other equity or equity-based awards (including, but not limited to, the Kanders Restricted Stock) shall immediately vest as of the date of such Section 4(g) Termination; and (C) amounts which are vested or which Mr. Kanders is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its subsidiaries, on or after his termination without regard to the performance by Mr. Kanders of further services or the resolution of a contingency shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have been awarded or accrued. Furthermore, the benefits set forth in clause (C), which are applicable to Mr. Kanders, shall also be payable to Mr. Kanders in the event he is terminated for cause, or if Mr. Kanders terminates this Agreement without Good Reason; (ii) Mr. Kanders (and any of his dependents) will be entitled to continue participation in all of the Company’s health benefit plans, for the period for which Mr. Kanders could elect COBRA continuation coverage under the Company’s health benefit plans as a result of his termination; (iii) Mr. Kanders will be entitled to continued personal use of the Company owned or leased aircraft, not to exceed one hundred hours in any calendar year, at the Company’s sole cost and expense until the third anniversary of termination; provided, that, at Mr. Kanders’ option, in lieu of the foregoing use of the aircraft, Mr. Kanders will be entitled to purchase any Company-owned aircraft from the Company within seventy-five days of his termination at its then-depreciated book value; (iv) Mr. Kanders will have the right to have the Company’s (or applicable subsidiary’s) office lease that is used by Mr. Kanders assigned to him, and the Company will pay the lease payments for a period of five years from the date of such termination, and Mr. Kanders shall have the right to purchase any fixed assets in connection therewith (including but not limited to automobiles) that he enjoyed the use of during the term at such assets’ then-depreciated book value. Notwithstanding anything to the contrary otherwise provided in the Kanders Employment Agreement, in the event of any Section 4(g) Termination, all grants of stock options and common stock granted under the Kanders Employment Agreement shall vest and become immediately exercisable and saleable and any lock-up provisions applicable thereto, or to any options granted to the Mr. Kanders, shall terminate.

In the event that the Kanders Employment Agreement is terminated by the Company with cause, or by Mr. Kanders unless such termination constitutes a Section 4(g) Termination, all unvested grants of stock options and common stock under the Kanders Employment Agreement shall terminate and be null and void.

Upon the termination of the Kanders Employment Agreement by the Company for cause, or by Mr. Kanders (except for Good Reason or upon his death or disability), Mr. Kanders shall be entitled to receive by wire transfer of immediately available funds, in one lump sum, within five business days of such termination, any then-accrued and unpaid portion of the annual base salary.

In the event that Mr. Kanders fails to comply with any of his obligations under the Kanders Employment Agreement, including, without limitation, the confidentiality and non-compete provisions, Mr. Kanders will be required to repay any payments or benefits received by him as a result of a Section 4(g) Termination as of the date of such failure to comply and he will have no further rights in or to such payments payable to him pursuant to the Kanders Employment Agreement. All payments and benefits provided under the Kanders Employment Agreement shall be subject to any compensation recovery or clawback policy as required under applicable law, rule or regulation or otherwise adopted by the Company from time to time.

The Kanders Employment Agreement contains provisions designed to reduce (but not below 0) any payments otherwise required to be paid to Mr. Kanders if the same would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), to the minimum extent necessary so that such excise tax is not imposed. The Kanders Employment Agreement also contains provisions intended to comply with Section 409A of the Code.

The foregoing description of the Kanders Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Kanders Employment Agreement, which is included as an exhibit to the registration statement of which this prospectus forms a part.

Williams Employment Agreement

On July 9, 2021, the Company and Brad Williams entered into an Employment Agreement (the “Williams Employment Agreement”), which provides for Mr. Williams’ employment as President of the Company for a term to commence and be effective only upon the completion of the Company’s initial public offering of shares of its common stock provided that Mr. Williams remains in the employ of the Company and the Williams Employment Agreement has not been terminated as of such date (the

“Commencement Date”), and to terminate on the third anniversary of the Commencement Date, subject to earlier termination as provided therein. The Williams Employment Agreement shall automatically terminate prior to the Commencement Date (x) if Mr. Williams is not employed by the Company at any time between the date of the Williams Employment Agreement and the Commencement Date, or (y) if the Company does not complete its initial public offering on or before September 30, 2021. On September 1, 2021, the Company and Mr. Williams entered into an amendment to the Williams Employment Agreement solely to extend the date in (y) above from September 30, 2021 to December 31, 2021. Mr. Williams is entitled to an annual base salary of $457,000.

In addition, at the sole and absolute discretion of the Company’s board of directors or the compensation committee of the Company’s board of directors, Mr. Williams is entitled to receive annual performance bonuses, which may be based upon a variety of qualitative and quantitative factors, of up to 100% of

Mr. Williams’ annual base salary. As provided in the Williams Employment Agreement, (1) on March 18, 2021, Mr. Williams received 261,000 Phantom Shares under the Phantom Plan, which will continue to remain outstanding and be subject to the vesting and other terms as set forth in the Phantom Plan and Mr. Williams’ award agreement thereunder, (2) on March 15, 2021, Mr. Williams received under the LTIP Plan a LTIP Award of $442,900 and another award agreement of even date therewith, of an additional $442,900, each of which will continue to remain outstanding and be subject to the vesting and other terms as set forth in the LTIP Plan and the related respective award agreements thereunder. Mr. Williams will also be entitled, at the sole and absolute discretion of the Company’s board of directors or the compensation committee of the Company’s board of directors, to participate in other bonus plans of the Company, including but not limited to the 2021 Incentive Plan.

Furthermore, and without limiting the foregoing, on the Commencement Date, the Company shall issue to Mr. Williams 200,000 restricted shares of common stock (the “Williams Restricted Stock”), which shall be subject to the vesting and lapse of restrictions on such Williams Restricted Stock based on the timing set forth below:

(A)The Williams Restricted Stock shall vest upon the achievement of both: (i) a closing price of at least $40.00 per share of common stock on the New York Stock Exchange or other national or regional stock exchange on which such securities are then listed for a period of twenty (20) consecutive trading days, and (ii) Mr. Williams having been continuously employed by the Company for a period of five years from and after the Commencement Date;
(B)Any shares not vested based on the foregoing closing share price of common stock prior to the tenth anniversary of the Commencement Date shall be forfeited and be null and void; and
(C)The forfeiture of the Williams Restricted Stock may be accelerated in accordance with the terms of the Williams Employment Agreement, provided that, notwithstanding any provision in the Williams Employment Agreement to the contrary, the vesting of the Williams Restricted Stock shall not be accelerated unless and until the conditions set forth in clause (A) above are satisfied.

The Williams Employment Agreement also contains confidentiality obligations as well as a non- competition covenant and non-interference (relating to the Company’s customers), non-solicitation (relating to the Company’s employees) and non-disparagement provisions effective during the term of his employment and for a period of two years after the termination of his employment with the Company.

In the event that Mr. Williams’ employment is terminated as a result of his death or disability, Mr. Williams or his estate will, subject to the provisions of the Williams Employment Agreement, be generally entitled to receive his accrued base salary through the date of such termination and earned but unpaid annual incentive bonus prorated for the portion of the year in which such termination occurred and all granted but unvested stock options and all unvested restricted stock (but not including the Williams Restricted Stock) shall immediately vest, and awards under the Phantom Plan and the LTIP Plan shall be subject to the terms of the respective plan and award agreement under which they were awarded. In the event that Mr. Williams’ employment is terminated by the Company for “cause” (as defined in the Williams Employment Agreement), Mr. Williams will, subject to the provisions of the Williams Employment Agreement, be entitled to receive his accrued base salary through the date of such termination. In addition, all stock options, whether vested or unvested, and granted but unvested restricted stock will be null and void (and awards under the Phantom Plan and the LTIP Plan shall be subject to the terms of the respective plan and award agreement under which they were awarded)

except that, in the event that Mr. Williams is terminated as a result of his failure to perform any reasonable directive of the Company’s board of directors, he will be entitled to retain any vested stock options.

In the event that Mr. Williams’ employment is terminated by the Company without “cause” (as defined in the Williams Employment Agreement), Mr. Williams will, subject to the provisions of the Williams Employment Agreement, be entitled to receive an amount equal to one year of his base salary and reimbursement of any COBRA premium payments made by Mr. Williams during such one-year period, in each case payable in accordance with the Company’s normal payroll practices, provided that Mr. Williams executes a separation agreement and general release agreement that is satisfactory to the Company. In addition, all granted but unvested stock options and all unvested restricted stock (but not including the Williams Restricted Stock) will immediately vest, and awards under the Phantom Plan and the LTIP Plan shall be subject to the terms of the respective plan and award agreement under which they were awarded.

In the event that Mr. Williams’ employment is terminated by Mr. Williams other than as a result of a “change in control” (as defined in the Williams Employment Agreement), Mr. Williams will, subject to the provisions of the Williams Employment Agreement, generally be entitled to receive his accrued base salary and benefits through the date of such termination. In addition, all granted but unvested stock options and all unvested restricted stock will be null and void, and awards under the Phantom Plan and the LTIP Plan shall be subject to the terms of the respective plan and award agreement under which they were awarded.

In the event that Mr. Williams’ employment is terminated by either party within 30 days of a “change in control”, Mr. Williams will, subject to the provisions of the Williams Employment Agreement, generally be entitled to receive an amount equal to one year of his base salary payable in one lump sum within five business days after such termination and reimbursement of any COBRA premium payments made by

Mr. Williams during such one-year period; provided that Mr. Williams executes a separation agreement and general release agreement that is satisfactory to the Company, and provided further that, in the event the Company or the acquiror requests Mr. Williams to provide consulting services described in the Williams Employment Agreement, then the lump sum payment of an amount equal to one year of his base salary shall be payable upon the expiration of such consulting period, and during such consulting period, Mr. Williams will be entitled to a consulting fee equal to what he would have otherwise been entitled to be paid under the Williams Employment Agreement during such period. In addition, all granted but unvested stock options and all unvested restricted stock (but not including the Williams Restricted Stock) shall immediately vest, and awards under the Phantom Plan and the LTIP Plan shall be subject to the terms of the respective plan and award agreement under which they were awarded.

In the event that Mr. Williams fails to comply with any of his obligations under the Williams Employment Agreement, including, without limitation, the non-competition covenant and the non-interference, nonsolicitation and non-disparagement provisions, Mr. Williams will be required to repay the one year of base salary paid to him pursuant to the Company termination without cause or change in control provisions of the Williams Employment Agreement as of the date of such failure to comply and he will have no further rights in or to such payments payable to him pursuant to the Williams Employment Agreement. All payments and benefits provided under the Williams Employment Agreement shall be subject to any compensation recovery or clawback policy as required under applicable law, rule or regulation or otherwise adopted by the Company from time to time.

The Williams Employment Agreement contains provisions designed to reduce (but not below 0) any payments otherwise required to be paid to Mr. Williams if the same would result in the imposition of an excise tax under Section 4999 of the Code to the minimum extent necessary so that such excise tax is not imposed. The Williams Employment Agreement also contains provisions intended to comply with Section 409A of the Code.

The foregoing description of the Williams Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Williams Employment Agreement, which is included as an exhibit to the registration statement of which this prospectus forms a part.

Browers Employment Agreement

On July 9, 2021, the Company and Blaine Browers entered into an Employment Agreement (the “Browers Employment Agreement”), which provides for Mr. Browers’ employment as the Chief Financial Officer of the Company for a term to commence and be effective only upon the completion of the Company’s initial public offering of shares of its common stock provided that

Mr. Browers remains in the employ of the Company and the Browers Employment Agreement has not been terminated as of such date (the “Commencement Date”), and to terminate on the third anniversary of the Commencement Date, subject to earlier termination as provided therein. The Browers Employment Agreement shall automatically terminate prior to the Commencement Date (x) if Mr. Browers is not employed by the Company at any time between the date of the Browers Employment Agreement and the Commencement Date, or (y) if the Company does not complete its initial public offering on or before September 30, 2021. On September 1, 2021, the Company and Mr. Browers entered into an amendment to the Browers Employment Agreement solely to extend the date in (y) above from September 30, 2021 to December 31, 2021. Mr. Browers is entitled to an annual base salary of $340,000.

In addition, at the sole and absolute discretion of the Company’s board of directors or the compensation committee of the Company’s board of directors, Mr. Browers is entitled to receive annual performance bonuses, which may be based upon a variety of qualitative and quantitative factors, of up to 100% of

Mr. Browers’ annual base salary. As provided in the Browers Employment Agreement, (1) on March 18, 2021, Mr. Browers received 166,000 Phantom Shares under the Phantom Plan, which will continue to remain outstanding and be subject to the vesting and other terms as set forth in the Phantom Plan and Mr. Browers’ award agreement thereunder, (2) on March 15, 2021, Mr. Browers received under the LTIP Plan an LTIP Award of $329,600 and another award agreement of even date therewith, of an additional $329,600, each of which will continue to remain outstanding and be subject to the vesting and other terms as set forth in the LTIP Plan and the related respective award agreements thereunder. Mr. Browers will also be entitled, at the sole and absolute discretion of the Company’s board of directors or the compensation committee of the Company’s board of directors, to participate in other bonus plans of the Company, including but not limited to the 2021 Incentive Plan. Furthermore, and without limiting the foregoing, on the Commencement Date, the Company shall issue to Mr. Browers 150,000 restricted shares of common stock (the “Browers Restricted Stock”), which shall be subject to the vesting and lapse of restrictions on such Browers Restricted Stock based on the timing set forth below:

(A)The Browers Restricted Stock shall vest upon the achievement of both: (i) a closing price of at least $40.00 per share of common stock on the New York Stock Exchange or other national or regional stock exchange on which such securities are then listed for a period of twenty (20) consecutive trading days, and (ii) Mr. Browers having been continuously employed by the Company for a period of five years from and after the Commencement Date;
(B)Any shares not vested based on the foregoing closing share price of common stock prior to the tenth anniversary of the Commencement Date shall be forfeited and be null and void; and
(C)The forfeiture of the Browers Restricted Stock may be accelerated in accordance with the terms of the Browers Employment Agreement, provided that, notwithstanding any provision in the Browers Employment Agreement to the contrary, the vesting of the Restricted Stock shall not be accelerated unless and until the conditions set forth in clause (A) above are satisfied.

The Browers Employment Agreement also contains confidentiality obligations as well as a non- competition covenant and non-interference (relating to the Company’s customers), non-solicitation (relating to the Company’s employees) and non-disparagement provisions effective during the term of his employment and for a period of two years after the termination of his employment with the Company.

In the event that Mr. Browers’ employment is terminated as a result of his death or disability, Mr. Browers or his estate will, subject to the provisions of the Browers Employment Agreement, be generally entitled to receive his accrued base salary through the date of such termination and earned but unpaid annual incentive bonus prorated for the portion of the year in which such termination occurred and all granted but unvested stock options and all unvested restricted stock (but not including the Browers Restricted Stock) shall immediately vest, and awards under the Phantom Plan and the LTIP Plan shall be subject to the terms of the respective plan and award agreement under which they were awarded. In the event that Mr. Browers’ employment is terminated by the Company for “cause” (as defined in the Browers Employment Agreement), Mr. Browers will, subject to the provisions of the Browers Employment Agreement, be entitled to receive his accrued base salary through the date of such termination. In addition, all stock options, whether vested or unvested, and granted but unvested restricted stock will be null and void (and awards under the Phantom Plan and the LTIP Plan shall be subject to the terms of the respective plan and award agreement under which they were awarded) except that, in the event that Mr. Browers is terminated as a result of his failure to perform any reasonable directive of the Company’s board of directors, he will be entitled to retain any vested stock options.

In the event that Mr. Browers’ employment is terminated by the Company without “cause” (as defined in the Browers Employment Agreement), Mr. Browers will, subject to the provisions of the Browers Employment Agreement, be entitled to receive an amount equal to one year of his base salary and reimbursement of any COBRA premium payments made by Mr. Browers during such one-year period, in each case payable in accordance with the Company’s normal payroll practices, provided that Mr. Browers executes a separation agreement and general release agreement that is satisfactory to the Company. In addition, all granted but unvested stock options and all unvested restricted stock (but not including the Browers Restricted Stock) will immediately vest, and awards under the Phantom Plan and the LTIP Plan shall be subject to the terms of the respective plan and award agreement under which they were awarded.

In the event that Mr. Browers’ employment is terminated by Mr. Browers other than as a result of a “change in control” (as defined in the Browers Employment Agreement), Mr. Browers will, subject to the provisions of the Browers Employment Agreement, generally be entitled to receive his accrued base salary and benefits through the date of such termination. In addition, all granted but unvested stock options and all unvested restricted stock will be null and void, and awards under the Phantom Plan and the LTIP Plan shall be subject to the terms of the respective plan and award agreement under which they were awarded.

In the event that Mr. Browers’ employment is terminated by either party within 30 days of a “change in control”, Mr. Browers will, subject to the provisions of the Browers Employment Agreement, generally be entitled to receive an amount equal to one year of his base salary payable in one lump sum within five business days after such termination and reimbursement of any COBRA premium payments made by Mr. Browers during such one-year period; provided that Mr. Browers executes a separation agreement and general release agreement that is satisfactory to the Company, and provided further that, in the event the Company or the acquiror requests Mr. Browers to provide consulting services described in the Browers Employment Agreement, then the lump sum payment of an amount equal to one year of his base salary shall be payable upon the expiration of such consulting period, and during such consulting period, Mr. Browers will be entitled to a consulting fee equal to what he would have otherwise been entitled to be paid under the Browers Employment Agreement during such period. In addition, all granted but unvested stock options and all unvested restricted stock (but not including the Browers Restricted Stock) shall immediately vest, and awards under the Phantom Plan and the LTIP Plan shall be subject to the terms of the respective plan and award agreement under which they were awarded.

In the event that Mr. Browers fails to comply with any of his obligations under the Browers Employment Agreement, including, without limitation, the non-competition covenant and the non-interference, nonsolicitation and non-disparagement provisions, Mr. Browers will be required to repay the one year of base salary paid to him pursuant to the Company termination without cause or change in control provisions of the Browers Employment Agreement as of the date of such failure to comply and he will have no further rights in or to such payments payable to him pursuant to the Browers Employment Agreement. All payments and benefits provided under the Browers Employment Agreement shall be subject to any compensation recovery or clawback policy as required under applicable law, rule or regulation or otherwise adopted by the Company from time to time.

The Browers Employment Agreement contains provisions designed to reduce (but not below 0) any payments otherwise required to be paid to Mr. Browers if the same would result in the imposition of an excise tax under Section 4999 of the Code to the minimum extent necessary so that such excise tax is not imposed. The Browers Employment Agreement also contains provisions intended to comply with Section 409A of the Code.

The foregoing description of the Browers Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Browers Employment Agreement, which is included as an exhibit to the registration statement of which this prospectus forms a part.

Employee Confidentiality, Non-competition, Non-solicitation and Assignment Agreements

In order to limit the disclosure and use of our proprietary information as well as to prevent the misappropriation of our proprietary information, each of our officers, directors and/or employees that receive an award under our Phantom Plan is required to execute and deliver a restrictive covenant agreement that that contains non-competition, non-solicitation, non-hire, non-disparagement, confidentiality or assignment of intellectual property covenants.

Equity Compensation

Outstanding Equity Awards at December 31, 2020

There were no outstanding equity awards held by any of the named executive officers as of December 31, 2020.

Director Compensation

The following table sets forth a summary of the compensation our non-employee directors were paid or earned during 2020. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of the other non-employee members of our board of directors in 2020, nor were any such fees earned. Discussion of directors not included in below table as a result of them being executive officers. The compensation received by Mr. Kanders as an employee during 2020 is presented in the “Summary Compensation Table” above.

						Change in
						Pension Value and
					Non-Equity	Non-qualified Deferred
	Fees Earned or		Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash		Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)		($)	($)	($)	($)	($)	($)
Nicholas Sokolow	200,000	(1)	—	—	—	—	—	200,000
James Harpel(2)	20,000		—	—	—	—	—	20,000
Hamish Norton	40,000		—	—	—	—	—	40,000
William Quigley	66,000		—	—	—	—	—	66,000
Nate Ward(2)	20,000		—	—	—	—	—	20,000
Roger Werner	40,000		—	—	—	—	—	40,000
(1)	Of this amount, $40,000 was paid and $160,000 was paid in connection with the closing of our initial public offering on November 11, 2021.
(2)	Mr. Harpel resigned from the board of directors in June 2020 and was replaced by Mr. Ward.

Compensation Risk Assessment

We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Equity Compensation Plans and Other Benefit Plans

Safariland Group Long-Term Incentive Plan

Long-Term Incentive Plan Description

On March 15, 2021, the Company adopted the Safariland Group Long-Term Incentive Plan (the “LTIP”). The Company believes the LTIP will retain and motivate certain key employees of the Company and its subsidiaries and affiliates by enabling designated individuals to participate in the long-term growth and financial success of the Company. The LTIP will be administered by the board of directors in its sole discretion, who will have full power and authority to administer and interpret the LTIP and to establish rules for its administration. Eligibility for participation in the LTIP will be limited to the employees selected by the board of directors who are employees of the Company in good standing and current with respect to all compliance and employment matters. There are currently 250,000 shares of the Company’s common stock reserved for issuance under the LTIP.

Awards

Each participant will be granted a cash bonus opportunity (a “LTIP Award”), in an amount set forth in an award agreement, and each LTIP Award granted under the LTIP will be eligible to vest in three equal installments over a period of three consecutive one year periods. The award will vest subject to the achievement of performance metrics, which will be established by the board of directors in its sole discretion, who shall determine to what extent the performance metrics have been achieved. The portion of the LTIP Award that has become vested will be paid in a lump sum within 30 days following a determination by the board of directors that performance metrics have been achieved. The LTIP Award will be paid in the form of cash, provided, however, that in the event that any portion of a LTIP Award vests following the date on which the securities of the Company are readily tradable on an established national securities market, the Company may, in its sole discretion, elect to pay the vested portion of a LTIP Award (or any portion thereof) in the form of such marketable securities having a value equal to the value of such vested portion, rounded down to the nearest whole share.

Termination or Change in Control

In the event of a change of control or a participant’s death, any unvested portion of a LTIP Award will become fully vested and any amount payable will be paid within two and a half months following such occurrence. In the event that a participant’s employment is terminated, or the participant violated its obligations under any restrictive agreement, the participant will forfeit any portion of the LTIP Award that is unvested and unpaid.

Tax Effects

The Company will withhold from any amount paid under the LTIP any taxes required by law to be withheld with respect to such payment, including, to the extent permitted, in the event a LTIP Award is paid in marketable securities, by withholding a number of securities necessary to satisfy any such withholding obligations. The LTIP and all LTIP Awards under the Plan include provisions intended to comply with the requirements of Section 409A of the Code.

Safariland Group 2021 Phantom Restricted Share Plan

Phantom Restricted Share Plan Description

On March 15, 2021, the Company adopted the Safariland Group 2021 Phantom Restricted Share Plan (the “Phantom Plan”) for the purposes of promoting the growth and interests of the Company by attracting and retaining employees, consultants and advisors with the training, experience and ability to enable them to make a significant contribution to the success of the business of the Company. The board of directors will select participants from among those employees, consultants, and advisors to, the Company or its affiliates who, in in its opinion, are in a position to make a significant contribution to the success of the Company.

Phantom Awards

The Phantom Plan provides for the grant of the cash-based award of Phantom Shares (defined below) (“Phantom Awards”) to participants as a nontransferable notional share granted to an employee or other service provider in respect of services to the Company or its affiliates (a “Phantom Share”). A maximum of 1,433,500 Phantom Shares may be issued in respect of Phantom Awards under the Phantom Plan. The board of directors, in its sole discretion, will determine the terms of all Phantom Awards, including the time or times at which an Award will vest. Except as otherwise provided, one-third (1/3) of the Phantom Shares subject to the Award shall vest on each of the first three (3) anniversaries of the grant date. The Company’s board of directors, in its discretion, may also settle Phantom Awards with marketable securities of the Company. Currently, there are 1,433,500 shares of the Company’s common stock reserved for issuance under the Phantom Plan.

Termination

In the event of a participant’s death, the Phantom Shares shall become fully vested and will remain outstanding and eligible to participate in a Qualifying Exit Event (as defined below). If a participant’s employment is terminated by the Company for cause, or for violation of a restrictive agreement, the participant will forfeit all Phantom Shares whether vested or unvested. If a participant’s employment is terminated for reasons other than for cause, or voluntarily by the participant, all unvested Phantom Shares will be forfeited and vested Phantom Shares will remain eligible to participate in a Qualifying Exit Event.

Timing of Payment

No amount shall be payable with respect to Phantom Shares prior to a change of control or initial public offering where the aggregate net proceeds of such event, as determined by the board of directors, equals or exceeds $250,000,000 (a “Qualifying Exit Event”). Such threshold shall be automatically increased from time to time to reflect the aggregate amount of any additional capital invested in the Company. In the event that such amounts become payable with respect to a Qualifying Exit Event, the sums shall be paid not later than March 15 following the year in which the Qualifying Exit Event occurs. In connection with a Qualifying Exit Event, each Phantom Share that is vested and outstanding as of the consummation of the Qualifying Exit Event shall be automatically cancelled in exchange for the right to receive a payment equal to the Phantom Payment Amount (as defined in the Phantom Plan). All unvested Phantom Shares shall be cancelled for no consideration upon the consummation of a Qualifying Exit Event.

Tax Effects

The Company will withhold from any amount paid under the Phantom Plan any taxes required by law to be withheld with respect to such payment. Phantom Awards under the Phantom Plan include provisions intended to comply with Section 409A of the Code. Granted Phantom Awards may be modified at any time, at the Board of Director’s discretion, to the extent necessary to maintain such compliance.

Covered Transactions

In the event of a transaction in which the Company is not the surviving entity or which results in the acquisition of all or substantially of the equity interests or assets of the Company, dissolution or liquidation or any other change of control transaction, the board of directors may provide for the assumption of some or all Phantom Awards or the grant of new awards by the acquiror or survivor. Each unvested Award that is not assumed will terminate automatically. The board of directors shall have the discretion to require that any amounts that would have been paid if such Phantom Shares had been vested at the time of such transaction be made payable in the future. If there shall occur any change in capitalization that affects the Phantom Shares, the board of directors may, in its discretion, cause an adjustment to be made to the number of Phantom Shares granted in order to prevent dilution or enlargement of the participant’s rights.

Amended and Restated Phantom Plan

On August 2, 2021, the Phantom Plan was amended and restated with certain technical corrections, including adjusting the Phantom Shares available thereunder to give effect to the stock split previously described.

2021 Stock Incentive Plan

Our board of directors have adopted, and our stockholders have approved, our 2021 Stock Incentive Plan (“2021 Incentive Plan”). Our 2021 Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any parent and subsidiary companies’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units (“RSUs”), stock appreciation rights (“SARs”), performance units, and performance shares to our employees, directors, and consultants and our parent and subsidiary companies’ employees and consultants.

Authorized Shares

Currently, there are 5,750,000 shares of our common stock available for issuance pursuant to our 2021 Incentive Plan. The 2021 Incentive Plan also includes an automatic annual increase in shares of common stock available for issuance under the 2021 Incentive Plan, to occur on the first trading day of January of each fiscal year, beginning with January in year 2022 and continuing through January in year 2031, by a number of shares equal to five percent (5%) of the total number of shares of common stock outstanding on the last trading day in the immediately preceding December. Accordingly, a total of 9,650,000 shares of our common stock are reserved for issuance under the 2021 Incentive Plan.

Shares of common stock that have been (a) reserved for issuance under stock options which have expired or otherwise terminated without issuance of the underlying shares, (b) reserved for issuance or issued under an award granted under the 2021 Incentive Plan but are forfeited or are repurchased by the Company at the original issue price, or (c) reserved for issuance or issued under an award that otherwise terminates without shares being issued, shall be available for issuance. In the event of the exercise of SARs, whether or not granted in tandem with stock options, only the number of shares of common stock actually issued in payment of such SARs shall be charged against the number of shares of common stock available for the grant of awards under the 2021 Incentive Plan, and any shares of common stock subject to tandem stock options, or portions thereof, which have been surrendered in connection with any such exercise of SARs shall not be charged against the number of shares of common stock available for the grant of awards under the 2021 Incentive Plan. Notwithstanding anything to the contrary contained herein, shares of common stock that are subject to an award under the 2021 Incentive Plan shall not again be made available for issuance or delivery under the 2021 Incentive Plan if such shares are (a) tendered in payment of a stock option, or (b) delivered or withheld by the Company to satisfy any tax withholding obligation.

Plan Administration

The compensation committee of our board of directors will administer our 2021 Incentive Plan. Any power, authority or discretion granted to the compensation committee may also be taken by the Board. In addition, if we determine it is desirable to qualify transactions under our 2021 Incentive Plan as exempt under Rule 16b-3 under the Exchange Act, such transactions will be structured with the intent that they satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of our 2021 Incentive Plan, the compensation committee of our board of directors will have the power to administer our 2021 Incentive Plan and make all determinations deemed necessary or advisable for administering the 2021 Incentive Plan, including, but not limited to, the power to determine the fair market value of our common stock, select the persons to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreements for use under the 2021 Incentive Plan, determine the terms and conditions of awards (including, but not limited to, the exercise price, the time or times at which the awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions, and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of our 2021 Incentive Plan and awards granted under it, prescribe, amend, and rescind rules, regulations, and sub-plans relating to our 2021 Incentive Plan, and modify or amend each award, including, but not limited to, the discretionary authority to extend the post-termination exercisability period of awards (provided that no option or stock appreciation right will be extended past its original maximum term), and to allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The compensation committee’s decisions, interpretations, and other actions are final and binding on all participants.

Stock Options

Stock options may be granted under our 2021 Incentive Plan. The exercise price of options granted under our 2021 Incentive Plan will be determined by the compensation committee and may be greater, less than, or equal to the fair market value of our common stock on the date of grant; provided that: (i) the exercise price of an incentive stock options will be not less than 100% of the fair market value of our common stock on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The compensation committee of our board of directors will determine the methods of payment of the exercise price of an option, which may include cash, shares, or other property acceptable to the compensation committee of our board of directors, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director, or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the option will remain exercisable for 12 months (or such shorter or longer time period not exceeding five (5) years as may be determined by the compensation committee). In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the termination of service. An option may not be exercised later than the expiration of its term. Subject to the provisions of our 2021 Incentive Plan, the compensation committee of our board of directors determines the other terms of options.

Stock Appreciation Rights

SARs may be granted under our 2021 Incentive Plan. SARs allow the recipient to receive the appreciation in the fair market value of our common stock occurring between the exercise date and the date of grant. SARs may not have a term exceeding ten years. After the termination of service of an employee, director, or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her SARs agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the SARs will remain exercisable for 12 months. In all other cases, in the absence of a specified time in an award agreement, the SARs will remain exercisable for three months following the termination of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of our 2021 Incentive Plan, the compensation committee of our board of directors determines the other terms of SARs, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be equal to the fair market value per share on the date of grant.

Restricted Stock

Restricted stock may be granted under our 2021 Incentive Plan. Restricted stock awards are grants of shares of our common stock that vest in accordance with terms and conditions established by the compensation committee. The compensation committee will determine the number of shares of restricted stock granted to any employee, director, or consultant and, subject to the provisions of our 2021 Incentive Plan, will determine the terms and conditions of such awards. The compensation committee may impose whatever conditions to vesting it determines to be appropriate (for example, the compensation committee of our board of directors may set restrictions based on the achievement of specific performance goals or continued service to us); provided, however, that the compensation committee of our board of directors, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the compensation committee of our board of directors provides otherwise. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units

RSUs may be granted under our 2021 Incentive Plan. RSUs are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock. Subject to the provisions of our 2021 Incentive Plan, the compensation committee determines the terms and conditions of RSUs, including the vesting criteria and the form and timing of payment. The compensation committee may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the compensation committee in its discretion. The compensation committee, in its sole discretion, may pay earned RSUs in the form of cash, in shares of our common stock, or in some combination thereof. Notwithstanding the foregoing, the compensation committee, in its sole discretion, may accelerate the time at which any vesting requirements will be deemed satisfied. Participants will have no voting rights with respect to RSUs until the date shares are issued with respect to such RSUs. The compensation committee may provide that a participant is entitled to receive dividend equivalents with respect to the payment of cash dividends on shares having a record date prior to the date on which the applicable RSUs are settled or forfeited in accordance with our 2021 Incentive Plan.

Performance Units and Performance Shares

Performance units and performance shares may be granted under our 2021 Incentive Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the compensation committee are achieved or the awards otherwise vest. The compensation committee will establish performance objectives or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The compensation committee may set performance objectives based on the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the compensation committee in its discretion. After the grant of a performance unit or performance share, the compensation committee, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance units or performance shares. Performance units shall have an initial dollar value established by the compensation committee on or prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. The compensation committee, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares, or in some combination thereof. Participants will have no voting rights with respect to performance units and/or performance shares until the date shares are issued with respect to such performance units and/or performance shares. The compensation committee may provide that a participant is entitled to receive dividend equivalents with respect to the payment of cash dividends on shares having a record date prior to the date on which the applicable performance shares are settled or forfeited in accordance with our 2021 Incentive Plan.

Non-Transferability of Awards

Unless the compensation committee of our board of directors provides otherwise, our 2021 Incentive Plan generally will not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime. If the compensation committee of our board of directors makes an award transferrable, such award will contain such additional terms and conditions as the compensation committee of our board of directors deems appropriate.

Certain Adjustments

In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under our 2021 Incentive Plan, the compensation committee will adjust the number and class of shares that may be delivered under our 2021 Incentive Plan and/or the number, class, and price of shares covered by each outstanding award and the numerical share limits set forth in our 2021 Incentive Plan.

Corporation Transactions

Our 2021 Incentive Plan will provide that in the event of our merger with or into another corporation or entity or a change-of-control (as defined in our 2021 Incentive Plan), each outstanding award will be treated as the compensation committee determines, including, without limitation, (i) substituting equivalent awards or providing substantially similar consideration to participants as was provided to the Company’s stockholders (after taking into account the existing provisions of the awards), or (ii) issuing, in place of outstanding shares of common stock of the Company held by the participants, substantially similar shares or substantially similar other securities or substantially similar other property subject to repurchase restrictions no less favorable to the participant. In addition, the compensation committee may, in its sole discretion, provide that the vesting of any or all awards granted pursuant to the 2021 Incentive Plan will accelerate immediately prior to the consummation of a change-of-control event. If the compensation committee exercises such discretion with respect to stock options, such stock options will become exercisable in full prior to the consummation of such change-of-control event at such time and on such conditions as the compensation committee determines, and if such stock options are not exercised prior to the consummation of such event, they shall terminate at such time as determined by the compensation committee.

Clawback

Awards will be subject to any clawback policy of ours, and the compensation committee also may specify in an award agreement that the participant’s rights, payments, and/or benefits with respect to an award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events. Our board of directors may require a participant to forfeit, return, or reimburse us for all or a portion of the award and/or shares issued under the award, any amounts paid under the award, and any payments or proceeds paid or provided upon disposition of the shares issued under the award in order to comply with such clawback policy or applicable laws.

Amendment and Termination

The compensation committee will have the authority to amend, suspend, or terminate our 2021 Incentive Plan provided such action does not impair the existing rights of any participant. Our 2021 Incentive Plan will continue in effect until terminated by the compensation committee, but (i) no incentive stock options may be granted after ten years from the date our 2021 Incentive Plan was adopted by our board of directors and (ii) the annual increase to the number of shares available for issuance under our 2021 Incentive Plan will operate only until the tenth anniversary of the date our 2021 Incentive Plan was adopted by our board of directors.

Other Compensation

We currently maintain broad-based benefits that are provided to all employees, including health insurance, life and disability insurance and dental insurance.

401(k) Plan

We maintain a 401(k) plan for employees. The 401(k) plan is intended to qualify under Section 401(k) of the Code, so that contributions to the 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to the employees until withdrawn from the 401(k) plan, and so that contributions by us, if any, will be deductible by us when made. Under the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) plan. The 401(k) plan permits us to make contributions up to the limits allowed by law on behalf of all eligible employees.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in limited circumstances. Our directors and executive officers may also buy or sell additional shares of our common stock outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2019, to which we have been a party, in which the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or holders of more than five percent (5%) of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, from unaffiliated third parties.

We recently adopted a written policy that requires all transactions between us and any director, executive officer, holder of five percent (5%) or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons (as defined in Item 404 of Regulation S-K) or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by our audit committee. Any request for such a transaction must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.

All of the transactions described below were entered into prior to the adoption of this written policy but each was approved by the independent members of our board of directors. Prior to our board of directors’ consideration of a transaction with a related person, the material facts as to the related person’s relationship or interest in the transaction were disclosed to the independent members of our board of directors, and the transaction was not approved by our board of directors unless a majority of the independent directors approved the transaction. Our current policy with respect to approval of related person transactions is not set forth in writing.

In connection with the closing of the Company’s initial public offering, the Company paid a fee in the amount of $250,000 to Protection Acquisition Holdings, LLC (“PAH”) in consideration of consulting services previously rendered to the Company. Mr. Nate Ward, a former director that resigned effective immediately prior to the completion of this offering, controls PAH. Mr. Ward was not involved in the decision by the independent members of our board of directors to engage PAH to provide consulting services to the Company. Mr. Ward was involved in negotiating the fee described above solely on behalf of PAH and not on behalf of the Company.

In connection with the closing of the Company’s initial public offering, the Company paid a fee in the amount of $2,250,000 to Kanders & Company, Inc. (“Kanders & Company”) in consideration of the significant support received by the Company from employees of Kanders & Company, including, without limitation: (i) assisting the Company in identifying, screening and contacting investment banks or other potential partners for an initial public offering or similar transaction; (ii) evaluating proposals received from such potential partners; (ii) advising the Company with respect to the form and structure of an initial public offering or other similar transaction; (iv) structuring and negotiating the offering; (v) assisting the Company’s management in preparing offering materials, marketing materials, and other related documents and (vi) assisting the Company’s management in making presentations to our board of directors in connection with its approval of the offering. Mr. Warren B. Kanders, the Company’s Chief Executive Officer, is a member of the board of directors and sole stockholder of Kanders & Company.

In connection with the Company entering into the New Credit Agreement, the Company paid a fee in the amount of $1,000,000 to Kanders & Company, in consideration of the significant support received by the Company from employees of Kanders & Company, including, without limitation: (i) assisting the Company in identifying, screening and contacting potential financing sources; (ii) evaluating proposals received from potential financing sources; (iii) advising the Company with respect to the form and structure of available financing arrangements; (iv) structuring and negotiating the New Credit Agreement; and (v) assisting the Company’s management in making presentations to our board of directors in connection with its approval of the New Credit Agreement. Mr. Warren B. Kanders, the Company’s Chief Executive Officer, is a member of the board of directors and sole stockholder of Kanders & Company.

In connection with the Company entering into a $225,000,000 term loan and security agreement on November 17, 2020 (the “Term Loan”) the Company paid a fee in the amount of $1,000,000 to Kanders & Company, in consideration of the significant support received by the Company from employees of Kanders & Company, including, without limitation: (i) assisting the Company in identifying, screening and contacting potential financing sources; (ii) evaluating proposals received from potential financing sources; (iii) advising the Company with respect to the form and structure of available financing arrangements; (iv) structuring and negotiating the Term Loan; and (v) assisting the Company’s management in making presentations to our board of directors in connection with its approval of the Term Loan. Mr. Warren B. Kanders, the Company’s Chief Executive Officer, is a member of the board of directors and sole stockholder of Kanders & Company.

On June 20, 2019, in connection with the Company’s completion of the sale of all the issued and outstanding shares of Mustang, the Company paid a fee in the amount of $450,000 to Kanders & Company, in consideration of the significant support received by the Company from the employees of Kanders & Company, including, without limitation: (i) assisting the Company with identifying, screening and contacting prospective purchasers for Mustang; (ii) preparing evaluation materials relating to a potential sale of Mustang; (iii) coordinating the materials and information to be made available to potential purchasers during their due diligence investigations of Mustang; (iv) assisting the Company in evaluating proposals received from potential purchasers of Mustang; (v) structuring and negotiating the terms of the Mustang sale; and (vi) assisting the Company’s management in making presentations to our board of directors in connection with its approval of the Mustang sale.

Mr. Kanders was not involved in the decision by the independent members of our board of directors to engage Kanders & Company to provide any of the services described above. In determining to engage Kanders & Company to provide the services described above, the independent members of our board of directors considered Kanders & Company’s extensive investment, capital raising, acquisition and operating expertise as well as the extensive knowledge and familiarity the employees of Kanders & Company have with respect to the Company and the industry in which it operates. Mr. Kanders was involved in negotiating the fees described above solely on behalf of Kanders & Company and not on behalf of the Company.

Director and Executive Officer Compensation

Please see “Executive and Director Compensation — Director Compensation” for a discussion of options granted to our non-employee directors. Please see “Executive and Director Compensation — Equity Compensation” for additional information regarding compensation of executive officers.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

●	any breach of their duty of loyalty to our company or our stockholders;
●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
●	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

Our amended and restated bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that they are or were one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that they are or were one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

The underwriting agreement we entered into in connection with the Company’s initial public offering provides for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth information relating to the beneficial ownership of our common stock as of December 20, 2021 by:

●	each person, or group of affiliated persons, known by us to beneficially own more than five percent (5%) of our outstanding shares of common stock;
●	each of our directors;
●	each of our named executive officers; and
●	all directors and named executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of December 20, 2021 through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.

The percentage of shares beneficially owned is computed on the basis of shares of our common stock outstanding. As of December 20, 2021, 34,383,350 shares of our common stock were outstanding. Shares of our common stock that a person has the right to acquire within 60 days of December 20, 2021 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each director and named executive officer listed is Cadre Holdings, Inc., 13386 International Parkway, Jacksonville, Florida 32218.

	Prior to Offering		After Offering
	Amount and	Approximate	Amount and		Approximate
	Nature of	Percentage	Nature of		Percentage
	Beneficial	of Outstanding	Beneficial		of Outstanding
Name of Beneficial Owner	Ownership(1)	Common Stock	Ownership		Common Stock
Directors and Named Executive Officers:
Warren B. Kanders(2)	14,715,719	42.80%	14,715,719	(2)	42.80%
Nicholas Sokolow(3)	1,374,331	4.00%	1,374,331		4.00%
Hamish Norton	—	—	—		—
William Quigley	—	—	—		—
Brad Williams	—	—	—		—
Blaine Browers	—	—	—		—
Directors and Named Executive Officers as a Group (6 Individuals)(1)(2)(3)	16,090,050	46.80%	16,090,050		46.80%
Five Percent Holders:
Palm Beach Capital GP III LP (4)	2,851,315	8.29%	2,851,315		8.29
(1)	On December 17, 2021, all of the shares formerly owned by Maui Holdings, LLC were distributed to its members, pro rata based on their ownership of Maui Holdings, LLC and in accordance with the limited liability company operating agreement thereof. Immediately prior to the distribution, Maui Holdings, LLC owned 24,324,450 shares of the Company. Kanders SAF, LLC (an entity in which Mr. Kanders is the sole member) is a 55.13% owner of Maui Holdings, LLC. Mr. Sokolow is a 5.5% owner of Maui Holdings, LLC personally and through ST Investors Funds, LLC, Korsak Holdings, LLC and Madetys Investments LLC, for each of which Mr. Sokolow is the general manager. The business address of Maui Holdings, LLC is 250 Royal Palm Way, Suite 201, Palm Beach, Florida 33480.
(2)	Includes 1,305,650 shares held by Warren B. Kanders Roth IRA, 14,715,719 shares held by Kanders SAF, LLC, and 23,450 shares held by Allison Kanders Roth IRA, all of which shares are beneficially owned by Mr. Kanders. Mr. Kanders is a manager of Maui Holdings, LLC, and Kanders SAF, LLC, an entity in which Mr. Kanders is the sole member, owns approximately

55.13% of the membership units of Maui Holdings, LLC. As such, Mr. Kanders was beneficial owner of all of the shares held by Maui Holdings, LLC prior to the distribution of all of the Company’s shares owned by Maui Holdings, LLC to its members. Following the distribution of all of the Company’s shares owned by Maui Holdings, LLC to its members, Kanders SAF, LLC now owns the Company’s shares directly and not by virtue of its ownership of Maui Holdings, LLC. Mr. Kanders disclaims beneficial ownership of any of the Company’s shares distributed by Maui Holdings, LLC to its members on December 17, 2021, except for those received by Kanders SAF, LLC in said distribution.
(3)	Mr. Sokolow is a beneficial owner of 5.5% of Maui Holdings, LLC. Following the distribution of all of the Company’s shares owned by Maui Holdings, LLC to its members, Mr. Sokolow now beneficially owns the Company’s shares personally and through ST Investors Funds, LLC, Korsak Holdings, LLC and Madetys Investments LLC, for each of which he is the general manager, and not through Maui Holdings, LLC. Mr. Sokolow disclaims beneficial ownership of any of the Company’s shares distributed by Maui Holdings, LLC to its members on December 17, 2021, except for those received by Mr. Sokolow, ST Investors Funds, LLC, Korsak Holdings, LLC and Madetys Investments LLC in the distribution.
(4)	Nathan Ward, as the general partner of Palm Beach Capital GP III LP, has voting and dispositive power over the shares held by Palm Beach Capital GP III LP. The business address of Palm Beach Capital GP III LP is 525 South Flagler Drive, Unit 201, West Palm Beach, FL 33401.

SELLING SECURITYHOLDERS

Certain of the Selling Securityholders acquired shares of our Common Stock from Maui Holdings, LLC, by virtue of Maui Holdings, LLC distributing all 24,324,450 shares of the Company’s Common Stock owned by Maui Holdings, LLC to its respective members, pro rata, based on their ownership of Maui Holdings, LLC and in accordance with the limited liability company operating agreement thereof. The other remaining Selling Securityholders acquired shares of our Common Stock in private offerings pursuant to exemptions from registration under Section 4(a)(2) of the Securities Act.

Except as set forth in the footnotes below, the following table sets forth, based on written representations from the Selling Securityholders, certain information as of December 20, 2021 regarding the beneficial ownership of our Common Stock by the Selling Securityholders and the shares of Common Stock being offered by the Selling Securityholders. The applicable percentage ownership of Common Stock is based on approximately 34,383,350 shares of Common Stock outstanding as of December 20, 2021. Information with respect to shares of Common Stock owned beneficially after the offering assumes the sale of all of the shares of Common Stock offered and no other purchases or sales of our Common Stock. The Selling Securityholders or their permitted transferees may offer and sell some, all or none of their shares of Common Stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Securityholders have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholders, no Selling Securityholder is a broker-dealer or an affiliate of a broker-dealer.

			Maximum
			Number of
			Shares of
	Shares of Common Stock		Common Stock	Shares of Common Stock
	Beneficially Owned Before		to be Offered	Beneficially Owned After
	Offering of Shares for		for Resale	Offering of Shares for
Name of Selling	Resale(1)		Pursuant to this	Resale(1)(2)
Stockholder	Number	Percent (%)	Prospectus	Number	Percent (%)
Kanders SAF, LLC (3)	15,866,703	46.15%	15,866,703	—	—
Palm Beach Capital GP III LP (4)	2,851,315	8.29%	2,851,315	—	—
Warren B. Kanders Roth IRA(3)	1,305,650	3.80%	1,305,650	—	—
Wynnefield Partners Small Cap Value, LP I(5)	933,400	2.72	933,400	—	—
Scott O’Brien	920,700	2.68%	920,700	—	—
WLZ Properties LLC(6)	608,742	1.77%	608,742	—	—
ST Investors Funds, LLC(7)	589,620	1.72%	589,620	—	—
Wynnefield Partners Small Cap Value, LP(8)	486,922	1.42%	486,922	—	—
Kurt W. and Kimberly Butenhoff	337,530	*	337,530	—	—
William H. Rogers Irrevocable Legacy Trust u/a/d February 22, 2016(9)	300,000	*	300,000	—	—
Shaun McGruder	259,162	*	259,162	—	—
Nathan Ward	253,422	*	253,422	—	—
Korsak Holdings, LLC(7)	252,701	*	252,701	—	—
Jim Harpel	248,277	*	248,277	—	—
Gray Hudkins	231,700	*	231,700	—	—
William H. Rogers Revocable Trust u/a/d September 15, 1990 as amended and restated on March 12, 2015(10)	212,550	*	212,550	—	—
Wynnefield-SL Corp.(11)	202,918	*	202,918	—	—
Alan Kanders	202,918	*	202,918	—	—
Michael Carr	191,663	*	191,663	—	—
Mike Schmickle	170,931	*	170,931	—	—
Neale A. Perkins	142,037	*	142,037	—	—
Nicholas Sokolow(7)	126,347	*	126,347	—	—
Ira Wolfson	121,740	*	121,740	—	—
William H. Rogers (9)(10)	101,454	*	101,454	—	—
Steven Kass Barg	101,454	*	101,454	—	—
Madetys Investments LLC(7)	84,231	*	84,231	—	—
Robert L. Lawrence	81,167	*	81,167	—	—
William Gray Hudkins SEP IRA	73,850	*	73,850	—	—
Butenhoff Trust F/B/O Zoe Elizabeth Butenhoff 10/27/16(12)	59,564	*	59,564	—	—
Allison Kanders Roth IRA(3)	23,450	*	23,450	—	—
Teresa Dittmar	20,263	*	20,263	—	—
Scott Long	15,692	*	15,692	—	—
Michael Harbison	13,000	*	13,000	—	—
Neil Chamberlin	13,000	*	13,000	—	—
Gregory D. Gossett	13,000	*	13,000	—	—
William J. Zender	13,000	*	13,000	—	—
Katherine M. Powell	13,000	*	13,000	—	—
Donald Zender	13,000	*	13,000	—	—
Matthew McKendrick	13,000	*	13,000	—	—
Barbancourt, LLC(13)	5,740	*	5,740	—	—
Michael Chalhub	4,305	*	4,305	—	—
John McGruder	2,870	*	2,870	—	—
Palm Beach Capital Management III,LLC(14)	718	*	718	—	—
North Creek, LLC(15)	574	*	574	—	—
*	Less than 1%
(1)

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to warrants, options and other convertible securities held by that person that are currently exercisable or exercisable within 60 days (of December 20, 2021) are deemed outstanding. Shares subject to warrants, options and other convertible securities, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Assumes that the Selling Stockholders dispose of all of the shares of Common Stock covered by this prospectus and do not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the Selling Stockholders will sell all or any portion of the shares covered by this prospectus.

(3)

Warren B. Kanders, as the sole member and sole manager of Kanders SAF, LLC, has voting and dispositive power over the shares held by Kanders SAF, LLC. Mr. Kanders is a member of the Company’s board of directors, and is also Chairman of the Board and the Chief Executive Officer of the Company. The business address of Kanders SAF, LLC is 250 Royal Palm Way, Suite 201, Palm Beach, FL 33480. Warren B. Kanders, as the spouse of Allison Kanders, also has voting and dispositive power over the shares held by Allison Kanders Roth IRA.

(4)

Nathan Ward, as the general partner of Palm Beach Capital GP III LP, has voting and dispositive power over the shares held by Palm Beach Capital GP III LP. The business address of Palm Beach Capital GP III LP is 525 South Flagler Drive, Unit 201, West Palm Beach, FL 33401.

(5)

Nelson Obus and Joshua Landes, as co-managing members of Wynnefield Capital Management, LLC, the sole general partner of Wynnefield Partners Small Cap Value, LP I, have voting and dispositive power over the shares held by Wynnefield Partners Small Cap Value, LP I. The business address of Wynnefield Partners Small Cap Value, LP I is 450 Seventh Avenue, Suite 509, New York, NY 10123.

(6)

William L. Zeckendorf, as the sole member of WLZ Properties LLC, has voting and dispositive power over the shares held by WLZ Properties LLC. The business address of WLZ Properties LLC is 770 Lexington Avenue, 4th Floor, New York, NY 10065.

(7)

Nicholas Sokolow is a member of the Company’s board of directors. Mr. Sokolow, as the general manager of each of ST Investors, LLC, Korsak Holdings, LLC and Madetys Investments LLC, has voting and dispositive power over the shares held by these entities. The business address for each of ST Investors, LLC, Korsak Holdings, LLC and Madetys Investments LLC is 6020 Shore Boulevard South, Suite 801, Gulfport, FL 33707.

(8)

Nelson Obus and Joshua Landes, as co-managing members of Wynnefield Capital Management, LLC, the sole general partner of Wynnefield Partners Small Cap Value, LP, have voting and dispositive power over the shares held by Wynnefield Partners Small Cap Value, LP I. The business address of Wynnefield Partners Small Cap Value, LP I is 450 Seventh Avenue, Suite 509, New York, NY 10123.

(9)	William H. Rogers, as trustee, has voting and dispositive power over the shares held by the William H. Rogers Irrevocable Legacy Trust u/a/d February 22, 2016.
(10)	William H. Rogers, as trustee, has voting and dispositive power over the shares held by the William H. Rogers Revocable Trust u/a/d September 15, 1990 as amended and restated on March 12, 2015.
(11)

Nelson Obus and Joshua Landes, as principal executive officers of Wynnefield Capital, Inc., the sole investment manager of Wynnefield-SL Corp., have voting and dispositive power over the shares held by Wynnefield-SL Corp. The business address of Wynnefield-SL Corp. is 450 Seventh Avenue, Suite 509, New York, NY 10123.

(12)	Kurt Butenhoff, as trustee, has voting and dispositive power over the shares held by the Butenhoff Trust F/B/O Zoe Elizabeth Butenhoff 10/27/16.
(13)

Nathan Ward, as the manager of Barbancourt, LLC, has voting and dispositive power over the shares held by Barbancourt, LLC. The business address of Barbancourt, LLC is 525 South Flagler Drive, Unit 201, West Palm Beach, FL 33401.

(14)

Nathan Ward, as the manager of Palm Beach Capital Management III, LLC, has voting and dispositive power over the shares held by Palm Beach Capital Management III, LLC. The business address of Palm Beach Capital Management III, LLC is 525 South Flagler Drive, Unit 201, West Palm Beach, FL 33401.

(15)

Terrence Crikelair, as the manager of North Creek, LLC, has voting and dispositive power over the shares held by North Creek, LLC. The business address of North Creek, LLC is 343 Taconic Road, Greenwich, CT 06831.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 200,000,000 shares of capital stock, par value $0.0001 per share, of which 190,000,000 shares are common stock, par value $0.0001 per share, and 10,000,000 shares are preferred stock, par value $0.0001 per share, and there are 34,383,350 shares of common stock outstanding and no shares of preferred stock outstanding. As of December 20, 2021, we had approximately 43 record holders of our capital stock.

The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries of material terms and provisions and are qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws. Because this is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of Capital Stock,” you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

Common Stock

We are authorized to issue one class of common stock. Holders of our common stock are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding. Upon our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets legally available after the payment of all our debts and other liabilities, subject to the preferential rights of any preferred stock then outstanding. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. Except as described under “Anti-takeover Effects of Delaware Law, Provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws” below, a majority vote of the holders of common stock is generally required to take action under our amended and restated certificate of incorporation and amended and restated bylaws.

Blank-Check Preferred Stock

Our amended and restated certificate of incorporation provides that our board of directors will be authorized to issue from time to time, without further stockholder approval, up to 10,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series.

We believe that the availability of our preferred stock, in each case issuable in series, and additional shares of common stock could facilitate certain financings and acquisitions and provide a means for meeting other corporate needs which might arise. The authorized shares of our preferred stock, as well as authorized but unissued shares of common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of the NYSE on which any series of our stock may then be listed, or except as may be provided in the terms of any preferred stock created by resolution of our board.

These provisions give our board the power to approve the issuance of a series of preferred stock, or additional shares of common stock, that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares of preferred stock might impede a business combination if the terms of those shares include voting rights which would enable a holder to block business combinations or, alternatively, might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied.

See also “Anti-takeover Effects of Delaware Law, Provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws” below.

Our board of directors will make any determination to issue such shares based on its judgment as to our company’s best interests and the best interests of our stockholders. As of the date of this prospectus, there are no shares of preferred stock outstanding and we have no current plans to issue any shares of preferred stock.

Anti-takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws

Our amended and restated certificate of incorporation and amended and restated bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non- negotiated takeover attempts. These provisions include the items described below.

Board Composition and Filling Vacancies

Our amended and restated certificate of incorporation and amended and restated bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management

Written Consent of Stockholders

Our amended and restated certificate of incorporation provides that our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws.

Meetings of Stockholders

Our amended and restated bylaws further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements

Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our Company.

Amendment to Bylaws and Certificate of Incorporation

Certain amendments to our amended and restated certificate of incorporation relating to board structure, director liability, indemnification, stockholder actions by written consent, stockholders’ ability to call special meetings and amendments to our amended and restated bylaws require the approval of the holders of at least 66 2/3% of our then outstanding capital stock. Our amended and restated bylaws provide that the approval of stockholders holding at least 66 2/3% of our then outstanding capital stock is required for stockholders to amend or adopt any provision of our bylaws.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or
●	at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Exclusive Jurisdiction of Certain Actions

Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders, (c) any action asserting a claim against the company or any director or officer of the company arising pursuant to any provision of the Delaware General Corporation Law, (d) any action to interpret, apply, enforce, or determine the validity of our amended and restated certificate of incorporation or amended and restated bylaws, or (e) any other action asserting a claim that is governed by the internal affairs doctrine or any action asserting an “internal corporate claim” as that term is defined in Section 115 of the Delaware General Corporation Law, shall be the Court of Chancery of the State of Delaware (or other state courts of the State of Delaware if the Court of Chancery in the State of Delaware does not have jurisdiction or the federal district court for the District of Delaware if no state court in the State of Delaware has jurisdiction). Our amended and restated bylaws provide that this choice of forum does not apply to any complaint asserting a cause of action under the Securities Act or the Exchange Act. Finally, our amended and restated bylaws provide that the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders cannot waive our compliance with federal securities laws and the rules and regulations thereunder.

Our amended and restated bylaws provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

NYSE Listing

Our common stock is listed on NYSE under the trading symbol “CDRE.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of our common stock, including shares issued upon the exercise of outstanding options or warrants, in the public market after this offering, or the perception that those sales may occur, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future. As described below, only a limited number of shares of our common stock will be available for sale in the public market for a period of several months after completion of our initial public offering due to contractual and legal restrictions on resale described below. Future sales of our common stock in the public market either before (to the extent permitted) or after restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our common stock at such time and our ability to raise equity capital at a time and price we deem appropriate.

Sale of Restricted Shares

Lock-up Agreements

We, our directors, executive officers and holders of a substantial majority of all of our capital stock and securities convertible into our capital stock have entered into lock-up agreements with the representatives prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of 180 days after the date of the Company’s initial public offering, may not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or, in the case of the Company, file with the SEC a registration statement under the Securities Act relating to, any common stock or any securities convertible into or exercisable or exchangeable for common stock or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of common stock, in each case subject to limited exceptions.” The representatives may release any of the securities subject to these lock-up agreements which, in the case of officers and directors, shall be with notice.

In addition, our executive officers, directors and holders of a substantial majority of all of our capital stock and securities convertible into or exchangeable for our capital stock have entered into market standoff agreements with us under which they have agreed that, subject to certain exceptions, for a period of 180 days after the date of the Company’s initial public offering, they will not, without our prior written consent, dispose of or hedge any shares or any securities convertible into or exchangeable for shares of our common stock.

Rule 144

In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Exchange Act, for at least 90 days, a person (or persons whose shares are required to be aggregated) who is not deemed to have been one of our “affiliates” for purposes of Rule 144 at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, including the holding period of any prior owner other than one of our “affiliates,” is entitled to sell those shares in the public market (subject to the lock-up agreement referred to above, if applicable) without complying with the manner of sale, volume limitations or notice provisions of Rule 144, but subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the sales proposed to be sold for at least one year, including the holding period of any prior owner other than “affiliates,” then such person is entitled to sell such shares in the public market without complying with any of the requirements of Rule 144 (subject to the lock-up agreement referred to above, if applicable). In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Exchange Act for at least 90 days, our “affiliates,” as defined in Rule 144, who have beneficially owned the shares proposed to be sold for at least six months are entitled to sell in the public market, upon expiration of any applicable lock-up agreements and within any three-month period, a number of those shares of our common stock that does not exceed the greater of:

●	one percent (1%) of the number of common shares then outstanding, which will equal approximately 343,834 shares of common stock (calculated on the basis of the number of shares of our common stock outstanding as of December 20, 2021, the assumptions described above and no exercise of outstanding options or warrants); or
●	the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Such sales under Rule 144 by our “affiliates” or persons selling shares on behalf of our “affiliates” are also subject to certain manner of sale provisions, notice requirements and to the availability of current public information about us. Notwithstanding the availability of Rule 144, the holders of substantially all of our restricted securities have entered into lock-up agreements as referenced above and their restricted securities will become eligible for sale (subject to the above limitations under Rule 144) upon the expiration of the restrictions set forth in those agreements.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who acquired common stock from us in connection with a written compensatory stock or option plan or other written agreement in compliance with Rule 701 under the Securities Act before the effective date of the registration statement of which this prospectus is a part (to the extent such common stock is not subject to a lock-up agreement) is entitled to rely on Rule 701 to resell such shares beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act in reliance on Rule 144, but without compliance with the holding period requirements contained in Rule 144. Accordingly, subject to any applicable lock-up agreements, beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, under Rule 701 persons who are not our “affiliates,” as defined in Rule 144, may resell those shares without complying with the minimum holding period or public information requirements of Rule 144, and persons who are our “affiliates” may resell those shares without compliance with Rule 144’s minimum holding period requirements (subject to the terms of the lock-up agreement referred to below, if applicable).

Equity Incentive Plans

On December 21, 2021, we filed with the SEC a registration statement under the Securities Act covering the shares of common stock that we may issue upon exercise of outstanding options, shares of restricted stock, restricted stock units, stock appreciation rights, performance units, and performance shares reserved for issuance under the 2021 Incentive Plan, the LTIP and/or the Phantom Plan, which registration statement became effective upon filing. Accordingly, shares registered under such registration statement are currently available for sale in the open market, subject to Rule 144 volume limitations and the lockup agreements described above, if applicable.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a discussion of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership, and disposition of our common stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed or subject to differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought and will not seek any ruling from the Internal Revenue Service (the “IRS”), with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion does not address any U.S. state, local or non-U.S. tax considerations, the Medicare tax on net investment income or any alternative minimum tax consequences. In addition, this discussion does not address tax considerations applicable to a Non-U.S. Holder’s particular circumstances or to a Non-U.S. Holder that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions;
●	tax-exempt or government organizations;
●	dealers in securities or currencies;
●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
●	persons that own, or are deemed to own, more than five percent of our capital stock;
●	certain former citizens or long-term residents of the United States;
●	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;
●	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes);
●	persons deemed to sell our common stock under the constructive sale provisions of the Code;
●	pension plans;
●	partnerships, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes, or investors in any such entities;
●	persons for whom our stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;
●	integral parts or controlled entities of foreign sovereigns;
●	tax-qualified retirement plans;
●	controlled foreign corporations;
●	passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax; or
●	persons that acquire our common stock as compensation for services.

If a partnership, including any entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships that hold our common stock and partners in such partnerships, should consult their tax advisors regarding the U.S. federal income tax consequences to them of the purchase, ownership, and disposition of our common stock.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules, any U.S. state, local or non-U.S. tax laws, or the application of any applicable tax treaty.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is not a “U.S. person,” a partnership, or an entity disregarded from its owner, each for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions

If we make distributions on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in our common stock, but not below zero. Any excess will be treated in the same manner as gain from the sale or disposition of our common stock and will be treated as described below under “Gain on Sale or Other Disposition of Common Stock.”

Subject to the discussion below on effectively connected income, any dividend paid to a Non-U.S. Holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be provided by an applicable income tax treaty. In order to claim a reduced treaty rate, a Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable documentation) certifying its qualification for the reduced rate of withholding tax under an applicable income tax treaty. Such documentation must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business within the United States (and, if an applicable income tax treaty so provides, are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally are exempt from the withholding tax described above. In order to obtain this exemption, the

Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8ECI or other applicable IRS Form W-8 (or a successor form) certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same U.S. federal income tax rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate as may be provided by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends.

If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may be able to obtain a refund of any excess amounts withheld if you timely file an appropriate claim for refund with the IRS.

Gain on Sale or Other Disposition of Common Stock

Subject to the discussion below regarding backup withholding and FATCA, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an income tax treaty so provides, the gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), in which case the Non-U.S. Holder will be subject to U.S. federal income tax on the gain derived from the sale at regular U.S. federal income tax rates applicable to U.S. persons; furthermore, a Non-U.S. Holder that is a corporation may also be subject to the branch profits tax at a 30% rate (or such lower rate as may be provided by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items;
●	the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case such Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% (or such lower rate provided by an applicable income tax treaty), which may be offset by U.S. source capital losses (even though the Non-U.S. Holder is not considered a resident of the United States) provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or
●	our common stock constitutes a U.S. real property interest by reason of our status as a “U.S. real property holding corporation”, or USRPHC, for U.S. federal income tax purposes. We believe we are not currently and do not anticipate becoming a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets and our non-U.S. real property interests, there can be no assurance that we will not become a USRPHC in the future. Even if we are or become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax as long as our common stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market and such Non-U.S. Holder does not, actually or constructively, hold more than five percent of our common stock at any time during the applicable period that is specified in the Code. If the foregoing exception does not apply, then if we are or were to become a USRPHC a purchaser may be required to withhold 15% of the amount realized by a Non-U.S. Holder from a sale or disposition of our common stock and such Non-U.S. Holder generally will be subject to U.S. federal income tax on the gain derived from such sale or disposition at U.S. federal income tax rates applicable to U.S. persons.

Backup Withholding and Information Reporting

Generally, we must file information returns annually to the IRS in connection with any dividends on our common stock paid to a Non-U.S. Holder, regardless of whether any tax was actually withheld. A similar report will be sent to the Non-U.S. Holder. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in the Non-U.S. Holder’s country of residence.

Payments of dividends or of proceeds on the disposition of stock made to a Non-U.S. Holder may be subject to additional information reporting and backup withholding at a current rate of 24% unless such Non-U.S. Holder establishes an exemption, for example by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8ECI, or another appropriate version of IRS Form W-8 (or a successor form). Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a holder is a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act (“FATCA”)

Sections 1441 through 1446 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), may impose withholding tax on certain types of payments made to foreign financial institutions and certain other non-U.S. entities. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or to certain “non-financial foreign entities” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the United States Department of the Treasury (the “Treasury”) requiring, among other things, that it undertake to identify accounts held by “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. If the country in which a payee is resident has entered into an “intergovernmental agreement” with the United States regarding FATCA, that agreement may permit the payee to report to that country rather than to the Treasury.

Under the applicable Treasury regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends (including deemed dividends) paid on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019, recently proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding FATCA.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. The aggregate proceeds to the Selling Securityholders will be the purchase price of the shares less any discounts and commissions borne by the Selling Securityholders. The shares of Common Stock beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership or limited liability company distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their shares by one or more of, or a combination of, the following methods:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	a distribution in accordance with the rules of the New York Stock Exchange;
●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
●	to or through underwriters or broker-dealers;
●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
●	in privately negotiated transactions;
●	in options transactions;
●	through a combination of any of the above methods of sale; or
●	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We are required to pay all fees and expenses incident to the registration of the shares of our Common Stock to be offered and sold pursuant to this prospectus.

VALIDITY OF THE SECURITIES

The validity of the shares of our common stock offered in this prospectus will be passed upon for us by Kane Kessler, P.C., New York, NY.

EXPERTS

The consolidated financial statements of Cadre Holdings, Inc. as of December 31, 2020 and 2019, and for each of the years in the two-year period ended December 31, 2020, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Robert L. Lawrence, Esq., a member of Kane Kessler, P.C., owns 81,167 shares of the Company’s Common Stock.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act that registers the shares of our common stock to be offered for resale in this offering. This prospectus does not contain all the information contained in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copies of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection without charge on the website of the SEC referred to above.

Our website address is www.cadre-holdings.com. The information contained in, and that can be accessed through, our website is not incorporated into and is not part of this prospectus.

CADRE HOLDINGS, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Cadre Holdings, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Cadre Holdings, Inc. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity (deficit), and cash flows for each of the years in the two- year period ended December 31, 2020 and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB)and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2014.

Jacksonville, Florida

May 7, 2021, except for the stock split described in Note 1, as to which the date is August 2, 2021

CADRE HOLDINGS, INC.

Consolidated Balance Sheets

As of December 31, 2020 and 2019

(In thousands, except for share and per share amounts)

	2020	2019
Assets
Current assets
Cash and cash equivalents	$2,873	$2,520
Accounts receivable, net	43,646	55,568
Inventories	60,923	62,126
Prepaid expenses	6,665	7,333
Other current assets	3,362	9,150
Assets held for sale	—	6,168
Total current assets	117,469	142,865
Property and equipment, net	35,437	36,048
Deferred tax assets, net	12,900	1,900
Intangible assets, net	51,009	59,955
Goodwill	66,314	66,180
Other assets	150	385
Total assets	$283,279	$307,333
Liabilities and Shareholders’ Equity (Deficit)
Current liabilities
Accounts payable	$21,978	$25,695
Accrued liabilities	36,004	32,206
Income tax payable	1,005	678
Current portion of long-term debt	3,496	4,328
Total current liabilities	62,483	62,907
Long-term debt	209,310	270,313
Deferred tax liabilities	2,085	3,333
Other liabilities	550	802
Total liabilities	274,428	337,355

Commitments and contingencies (Note 13)
Mezzanine equity
Preferred stock ($0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of December 31, 2020 and 2019)	—	—

Shareholders’ equity (deficit)
Common stock ($0.0001 par value, 190,000,000 shares authorized, 27,483,350 issued and outstanding as of December 31, 2020 and 2019)	3	3
Additional paid-in capital	48,670	48,670
Accumulated other comprehensive loss	(2,860)	(3,280)
Accumulated deficit	(36,962)	(75,415)
Total shareholders’ equity (deficit)	8,851	(30,022)
Total liabilities and shareholders’ equity (deficit)	$283,279	$307,333

The accompanying notes are an integral part of these consolidated financial statements.

CADRE HOLDINGS, INC.

Consolidated Statements of Operations and Comprehensive Income (Loss)

For the Years Ended December 31, 2020 and 2019

(In thousands, except for share and per share amounts)

	2020	2019
Net sales	$404,642	$420,736
Cost of goods sold	251,704	274,699
Gross profit	152,938	146,037
Operating expenses
Selling, general and administrative	106,627	124,270
Restructuring and transaction costs	5,822	918
Related party expense	1,635	1,096
Other general income	(10,950)	(7,630)
Total operating expenses	103,134	118,654
Operating income	49,804	27,383
Other income (expense)
Interest expense	(24,388)	(29,848)
Loss on extinguishment of debt	(200)	—
Other income, net	2,659	395
Total other expense, net	(21,929)	(29,453)
Income (loss) before benefit for income taxes	27,875	(2,070)
Benefit for income taxes	10,578	142
Net income (loss)	$38,453	$(1,928)
Net income (loss) per share:
Basic	$1.40	$(0.07)
Diluted	$1.40	$(0.07)
Weighted average shares outstanding:
Basic	27,483,350	27,402,082
Diluted	27,483,350	27,402,082
Net income (loss)	$38,453	$(1,928)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments arising during the period	420	1,883
Comprehensive income (loss), net of tax	$38,873	$(45)

The accompanying notes are an integral part of these consolidated financial statements.

CADRE HOLDINGS, INC.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2020 and 2019

(In thousands)

	2020	2019
Cash Flows From Operating Activities:
Net income (loss)	$38,453	$(1,928)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	14,733	15,443
Amortization of original issue discount and debt issue costs	2,216	1,340
Loss on extinguishment of debt	200	—
Non cash consideration received from sale of business	(9,197)	(5,175)
Deferred income taxes	(12,248)	(817)
Impairment	—	7,585
(Gain) loss on sale of fixed assets	(6,240)	428
Gain on sale of business	—	(3,019)
Gain on settlement of contingent consideration	(1,427)	—
Loss on settlement of equity securities	2,288	—
Provision for losses on accounts receivable	177	2,651
Foreign exchange gain	(940)	(1,859)
Changes in operating assets and liabilities:
Accounts receivable	11,811	8,663
Inventories	1,639	5,716
Prepaid expenses and other assets	1,837	(1,918)
Accounts payable and other liabilities	2,117	(19,696)
Net cash provided by operating activities	45,419	7,414

Cash Flows From Investing Activities:
Purchase of property and equipment	(4,708)	(3,082)
Proceeds from disposition of property and equipment	12,408	70
Proceeds from sale of equity securities	14,372	2,531
Payments on settlement of equity securities	(2,288)	—
Proceeds from sale of business	—	26,853
Net cash provided by investing activities	19,784	26,372

Cash Flows From Financing Activities:
Proceeds from revolving credit facility	382,056	383,516
Principal payments on revolving credit facility	(384,215)	(406,381)
Proceeds from term loan	219,586	—
Principal payments on term loan	(276,444)	(9,357)
Proceeds from insurance premium financing	2,733	2,484
Principal payments on insurance premium financing	(2,897)	(2,437)
Payment of capital leases	(43)	(242)
Payment of contingent consideration	(240)	—
Payment of debt modification costs	(5,438)	—
Net cash used in by financing activities	(64,902)	(32,417)
Effect of foreign exchange rates on cash and cash equivalents	52	(139)
Change in cash and cash equivalents	353	1,230
Cash and cash equivalents, beginning of period	2,520	1,290
Cash and cash equivalents, end of period	2,873	2,520

The accompanying notes are an integral part of these consolidated financial statements.

CADRE HOLDINGS, INC.

Consolidated Statements of Shareholders’ Equity (Deficit)

For the Years Ended December 31, 2020 and 2019

(In thousands, except for share amounts)

				Accumulated
			Additional	Other		Shareholders’
	Common Stock		Paid-In	Comprehensive	Accumulated	Equity
	Shares	Amount	Capital	Loss	Deficit	(Deficit)
Balance, December 31, 2018	27,369,700	$3	$48,670	$(5,163)	$(73,487)	$(29,977)
Net loss	—	—	—	—	(1,928)	(1,928)
Foreign currency translation adjustments	—	—	—	732	—	732
Amounts reclassified from accumulated other comprehensive loss	—	—	—	1,151	—	1,151
Exercise of warrants	113,650	—	—	—	—	—
Balance, December 31, 2019	27,483,350	3	48,670	(3,280)	(75,415)	(30,022)
Net income	—	—	—	—	38,453	38,453
Foreign currency translation adjustments	—	—	—	420	—	420
Balance, December 31, 2020	27,483,350	3	48,670	(2,860)	(36,962)	8,851

The accompanying notes are an integral part of these consolidated financial statements.

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(In thousands, except for share amounts)

1.    SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation

Cadre Holdings, Inc., D/B/A The Safariland Group (the “Company”, “Cadre”, “we”, “us”, and “our”), a Delaware corporation, began operations on April 12, 2012. The Company, headquartered in Jacksonville, Florida, is a global leader in manufacturing and distributing safety and survivability products and other related products for the law enforcement, first responder and military markets. The business operates through 15 manufacturing plants within the U.S., Mexico, Canada, the United Kingdom, and Lithuania, and sells its products worldwide through its direct sales force, distribution channel and distribution partners, online stores, and third-party resellers.

On June 20, 2019, the Company sold Mustang Survival Holdings Corporation and its subsidiaries (“Mustang”), a wholly owned subsidiary that forms the Company’s Marine Safety and Climate Protection Business. See Note 4, Dispositions and Assets Held For Sale, for additional information.

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP” or “U.S. GAAP”) and include the accounts of Cadre Holdings, Inc. and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Stock Split

In July 2021, the Company effected a 50-for-1 stock split of its common stock and preferred stock. All share and per share information has been retroactively adjusted to reflect the stock split for all periods presented.

Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible for exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including, but not limited to, presenting only two years of audited financial statements, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation, and an exemption from the requirements to obtain a non-binding advisory vote on executive compensation or golden parachute arrangements.

In addition, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this provision of the JOBS Act. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies. Therefore, our consolidated financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.

Use of Estimates

The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(In thousands, except for share amounts)

Fair Value Measurements

The Company follows the guidance of Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This guidance also establishes the following three-level hierarchy based upon the transparency of inputs to the valuation of an asset or liability on the measurement date:

Level 1: Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities traded in active markets.

Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3: Unobservable inputs that reflect assumptions about what market participants would use in pricing assets or liabilities based on the best information available.

The Company’s financial instruments consist principally of cash, accounts receivable, prepaid expenses, other current assets, accounts payable, accrued liabilities, income tax payable and debt. The carrying amounts of certain of these financial instruments, including cash, accounts receivable, prepaid expenses, other current assets, accounts payable, accrued liabilities and income tax payable approximate their current fair value due to the relatively short-term nature of these accounts.

Refer to Note 6, Fair Value Measurements, for disclosure of the fair value of debt and contingent consideration and further information on the fair value of the Company’s financial instruments.

Cash and Cash Equivalents

Included in cash and cash equivalents are deposits with banks, cash on hand in stores, and amounts due from credit card transactions. We have no restrictions on our cash and cash equivalents.

Accounts Receivable

Trade accounts receivable consists of amounts owed to the Company and is stated net of allowances. The Company’s outstanding accounts receivable balances are exposed to credit risk and valuation allowances are established for estimated losses resulting from non-collection of outstanding amounts due from customers.

The Company establishes a reserve for estimated doubtful accounts based on the aging of its receivable balances and collection history. In addition, specific reserves are established for customer accounts as known collection problems occur due to insolvency, disputes, or other collection issues. The amounts of these specific reserves are estimated by management based on the customer’s financial position, the age of the customer’s receivables and the reasons for any disputes. The allowance for doubtful accounts is reduced by any write-off of uncollectible customer accounts.

Inventories

Inventories are stated at the lower of cost using the first-in, first-out method (“FIFO”) or net realizable value. Elements of cost in the Company’s manufactured inventories generally include raw materials, direct labor, indirect labor, manufacturing overhead and freight-in. The Company periodically reviews its inventories considering sales forecasts and historical experience to identify excess, close-out, or slow-moving items and makes provisions as necessary to properly reflect inventory value at the lower of cost or net realizable value.

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(In thousands, except for share amounts)

Assets Held for Sale

An asset is considered to be held for sale when all of the following criteria are met: (i) management commits to a plan to sell the asset; (ii) it is unlikely that the disposal plan will be significantly modified or discontinued; (iii) the asset is available for immediate sale in its present condition; (iv) actions required to complete the sale of the asset have been initiated; (v) sale of the asset is probable and the completed sale is expected to occur within one year; and (vi) the asset is actively being marketed for sale at a price that is reasonable given its current market value.

A long-lived asset classified as held for sale is measured at the lower of its carrying amount or fair value less cost to sell. A long-lived asset is not depreciated or amortized while it is classified as held for sale.

Property and Equipment

Property and equipment, including those acquired under capital lease agreements, is stated at cost less accumulated depreciation and amortization, except for assets acquired using acquisition accounting, which are initially recorded at fair value. Depreciation is computed using the straight-line method over the following estimated useful lives:

Buildings and improvements	5 to 39 years
Furniture and fixtures	10 years
Computer hardware and software	3 to 5 years
Machinery and equipment	3 to 8 years

Leasehold improvements are amortized over the lesser of the estimated useful life of the improvement or the life of the lease. Major replacements, which extend the useful lives of property and equipment, are capitalized and depreciated over the remaining useful life of the asset. Normal repair and maintenance items are expensed as incurred.

The recoverability of the carrying amount of property and equipment is assessed when events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. If it is determined that the carrying amount of an asset or asset group is not recoverable based upon expected undiscounted future cash flows of the asset or asset group, an impairment loss equal to the excess of the carrying amount over the estimated fair value of the asset or asset group is recorded.

Goodwill and Other Intangible Assets

The Company classifies intangible assets into three categories: i) intangible assets with definite lives subject to amortization, ii) intangible assets with indefinite lives not subject to amortization and iii) goodwill. The Company determines the useful lives of its identifiable intangible assets after considering the specific facts and circumstances related to each intangible asset. Factors the Company considers when determining useful lives include the contractual term of any agreement related to the asset, the historical performance of the asset, the Company’s long-term strategy for using the asset, any laws or other local regulations which could impact the useful life of the asset, and other economic factors, including competition and specific market conditions. Intangible assets that are deemed to have definite lives are amortized on a straight-line basis over their useful lives.

The Company tests goodwill and intangible assets determined to have indefinite useful lives for impairment annually, or more frequently if events or circumstances indicate that assets might be impaired. The Company performs these annual impairment tests as of October 31st each year. Goodwill is evaluated for impairment at the reporting unit level, which is defined as an operating segment or one level below an operating segment. As of October 31, 2020 and 2019, the Company had three reporting units: Safariland, Med-Eng, and Distribution.

In evaluating goodwill for impairment, qualitative factors are considered to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Some of these qualitative factors may include macroeconomic

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(In thousands, except for share amounts)

conditions, industry and market considerations, a change in financial performance, or entity-specific events. If, through this qualitative assessment, the conclusion is made that it is more likely than not that a reporting unit’s fair value is less than its carrying amount, the Company performs a two-step goodwill impairment test. The first step involves a comparison of the fair value of a reporting unit to its carrying value. If the carrying amount of the reporting unit exceeds its fair value, the second step of the process is performed, which compares the implied value of the reporting unit goodwill with the carrying value of the goodwill of that reporting unit. If the carrying value of the goodwill of a reporting unit exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

The Company determines the fair value of its reporting units based on a combination of the income approach and market approach, weighted based on the circumstances. Under the income approach, the discounted cash flow model determines fair value based on the present value of projected cash flows over a specific projection period and a residual value related to future cash flows beyond the projection period. Both values are discounted using a rate that reflects the Company’s best estimate of the weighted average cost of capital of a market participant and is adjusted for appropriate risk factors. The Company performs sensitivity tests with respect to growth rates and discount rates used in the income approach. Under the market approach, valuation multiples are derived based on a selection of comparable companies and acquisition transactions and applied to projected operating data for each reporting unit to arrive at an indication of fair value.

Other Intangible Assets

For indefinite-lived intangible assets other than goodwill, the impairment test consists of a comparison of the fair value of the intangible asset with its carrying amount. If the carrying amount exceeds the fair value, an impairment charge is recognized in an amount equal to that excess.

The Company tests definite-lived intangible assets for recoverability when changes in circumstances indicate the carrying value may not be recoverable. Events that trigger a test for recoverability include:

●	material adverse changes in projected revenues and expenses;
●	significant underperformance relative to historical and projected future operating results;
●	significant negative industry or economic trends; and,
●	a significant adverse change in the manner in which an asset group is used or in its physical condition.

Future adverse changes in these or other unforeseeable factors could result in an impairment charge that could materially impact future results of operations and financial position in the reporting period identified.

When a triggering event occurs, a test for recoverability is performed by comparing projected undiscounted future cash flows to the carrying value of the asset group. If the test for recoverability identifies a possible impairment, the asset group’s fair value is measured relying primarily on a discounted cash flow method. An impairment charge is recognized for the amount by which the carrying value of the asset group exceeds its estimated fair value. When an impairment loss is recognized for assets to be held and used, the adjusted carrying amount of those assets is depreciated over their remaining useful life. For the periods presented, the Company has not recorded any impairments of long-lived assets.

Accounts Payable

Accounts payable represents amounts owed by us to third parties at the end of the period. Accounts payable includes $1,329 and $1,145 of book cash overdrafts in excess of cash balances in such accounts at December 31, 2020 and 2019, respectively. We include the change in book cash overdrafts in operating cash flows in the consolidated statements of cash flows.

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(In thousands, except for share amounts)

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”) and Accounting Standards Codification (“ASC”) Subtopic 340-40, Other Assets and Deferred Costs — Contracts with Customers (“ASC 340-40”), (collectively, “Topic 606”). On January 1, 2019, the Company adopted Topic 606 using the modified retrospective method applied to revenues that were not completed as of January 1, 2019.

There was no cumulative effect adjustment recorded to opening retained earnings as of January 1, 2019, upon adoption of Topic 606, Revenue from Contracts with Customers. We do not expect an impact to our net income on an ongoing basis as a result of the adoption of the new standard.

The Company derives revenue primarily from the sale of physical products. The Company recognizes revenue when a contract exists with a customer that specifies the goods and services to be provided at an agreed upon sales price and when the performance obligation is satisfied by transferring the goods or service to the customer. The performance obligation is considered satisfied when control transfers, which is generally determined when products are shipped or delivered to the customer but could be delayed until the receipt of customer acceptance, depending on the terms of the contract. Sales are made on normal and customary short-term credit terms or upon delivery for point of sale transactions.

The Company enters into contractual arrangements primarily with customers in the form of individual customer orders which specify the goods, quantity, pricing, and associated order terms. The Company has some long-term contracts that may contain research and development performance obligations that are satisfied over time. The Company invoices the customer once the billing milestone is reached and collects under customary short-term credit terms. For long-term contracts, the Company recognizes revenue using the input method based on costs incurred, as this method is an appropriate measure of progress toward the complete satisfaction of the performance obligation. Due to uncertainties inherent in the estimation process, it is possible that estimates of costs to complete a performance obligation will be revised in the near-term.

For those performance obligations for which revenue is recognized using a cost-to-cost input method, changes in total estimated costs, and related progress towards complete satisfaction of the performance obligation, are recognized on a cumulative catch-up basis in the period in which the revisions to the estimates are made. When the current estimate of total costs for a performance obligation indicate a loss, a provision for the entire estimated loss on the unsatisfied performance obligation is made in the period in which the loss becomes evident.

At the time of revenue recognition, the Company also provides for estimated sales returns and miscellaneous claims from customers as reductions to revenues. The estimates are based on historical rates of product returns and claims. The Company accrues for such estimated returns and claims with an estimated accrual and associated reduction of revenue. Additionally, the Company records inventory that it expects to be returned as part of inventories, with a corresponding reduction to cost of goods sold.

Charges for shipping and handling fees billed to customers are included in net sales and the corresponding shipping and handling expenses are included in cost of goods sold in the accompanying consolidated statements of operations and comprehensive income (loss). We consider our costs related to shipping and handling after control over a product has transferred to a customer to be a cost of fulfilling the promise to transfer the product to the customer.

Sales commissions paid to employees as compensation are expensed as incurred for contracts with service periods less than a year. For contracts with service periods greater than a year, these costs are capitalized and amortized over the life of the contract. These costs are recorded in selling, general and administrative expenses in the Company’s consolidated statements of operations and comprehensive income (loss).

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(In thousands, except for share amounts)

Policy Elections

●	The Company does not account for significant financing components if, at contract inception, the period between when the entity transfers a promised good or service to a customer and when the customer pays for the product or service will be one year or less.
●	Incremental costs to obtain a contract with a customer will be capitalized if the Company expects to recover those costs unless the amortization period is one year or less.
●	The Company recognizes revenue equal to the amount it has the right to invoice when the amount corresponds directly with the value to the customer of the Company’s performance to date.
●	The Company does not account for shipping and handling activities as a separate performance obligation, but rather as an activity performed to transfer the promised goods.
●	Taxes collected from customers and remitted to government authorities are reported on a net basis and are excluded from sales.

Product Warranty

Some of the Company’s manufactured products carry limited warranty provisions for defects in quality and workmanship. A warranty reserve is established at the time of sale to cover estimated costs based on the Company’s history of warranty repairs and replacements and is recorded in cost of goods sold in the Company’s consolidated statements of operations and comprehensive income (loss).

The following table represents changes in the Company’s accrued warranties and related costs:

	Year ended December 31,
	2020	2019
Beginning accrued warranty expense	$2,114	$2,330
Current period claims	(442)	(456)
Provision for current period sales	307	490
Impact of accounting estimate change	(846)	—
Mustang disposal	—	(250)
Ending accrued warranty expense	$1,133	$2,114

Cost of Goods Sold

Cost of goods sold includes raw material purchases, manufacturing-related labor costs, contracted labor, shipping costs, reimbursable research and development costs, allocated manufacturing overhead, facility costs, depreciation and amortization, and product warranty costs.

Selling, General & Administrative Expenses

Selling, general and administrative expense includes personnel-related costs, professional services, marketing and advertising expense, research and development, depreciation and amortization, and impairment charges.

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(In thousands, except for share amounts)

Advertising Expenses

Advertising costs are expensed in the period incurred. Advertising expenses primarily consist of marketing, promotions, catalog and trade show expenses and were $2,692 and $3,468 during the years ended December 31, 2020 and 2019, respectively. Advertising expenses are included in selling, general and administrative expenses in the Company’s consolidated statements of operations and comprehensive income (loss).

Research and Development

Research and development expenses are expensed as incurred and included within selling, general and administrative expenses in the Company’s consolidated statements of operations and comprehensive income (loss). Total research and development costs were $5,630 and $6,868 for the years ended December 31, 2020 and 2019, respectively.

In addition, the Company incurs research and development expenses related to reimbursable development contracts. Contractual research and development expenses are included in cost of goods sold in the Company’s consolidated statements of operations and comprehensive income (loss) and were $3,697 and $2,291 for the years ended December 31, 2020 and 2019, respectively.

Debt Issuance Costs

The Company capitalizes costs related to the issuance of debt under the provisions of ASC Subtopic 835-30, Interest — Imputation of Interest. Debt issuance costs related to a recognized debt liability are presented in the consolidated balance sheets as a direct deduction from the carrying amount of that debt liability and subsequently amortized on a straight-line method which approximates the effective interest method over the life of the related loan. Debt issuance costs related to line-of-credit and delayed draw arrangements are presented in the consolidated balance sheets as an asset and subsequently amortized ratably over the term of the respective arrangement. Amortization of debt issuance costs is included as a component of interest expense in the Company’s consolidated statements of operations and comprehensive income (loss).

Restructuring Costs

Restructuring costs consist primarily of termination benefits and relocation of employees, termination of operating leases and other contracts related to consolidating or closing facilities. The Company applies the provisions of ASC Topic 420, Exit or Disposal Cost Obligations (“ASC 420”) and ASC Topic 712, Nonretirement Postemployment Benefits (“ASC 712”) in the recording of severance costs. Severance costs accounted for under ASC 420 are recognized when management with the proper level of authority commits to a restructuring plan and communicates those actions to employees and other applicable criteria. Severance costs accounted for under ASC 712 are recognized when it is probable that employees are entitled to benefits and the amount could be reasonably estimated. Other exit costs are reviewed by management and are either deferred or expensed as incurred based on the nature of the expense.

Income Taxes

The Company accounts for income taxes under the provisions of ASC Topic 740, Income Taxes. Deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts and tax bases of assets and liabilities and are classified as noncurrent in the consolidated balance sheets.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of changes in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. Changes in tax laws and rates could have a material impact on the deferred tax assets and liabilities recorded.

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(In thousands, except for share amounts)

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Significant estimates are used in the evaluation of the need for a valuation allowance including estimates regarding future taxable income. Changes to those estimates could impact management’s conclusions regarding the need for valuation allowances on some or all of the deferred tax assets. The Company releases the income tax effects of deferred tax balances that have a valuation allowance from accumulated other comprehensive loss once the reason the tax effects were established ceases to exist.

The Company is subject to income taxes in the United States and several foreign jurisdictions. In the United States, the Company files a consolidated income tax return with its domestic subsidiaries. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the consolidated financial statements in the period during which, based on all available evidence, it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely than-not threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Further information regarding the Company’s tax positions is included in Note 14, Income Taxes.

Accumulated Other Comprehensive Loss

Comprehensive income (loss) represents all changes in equity of the Company that result from recognized transactions and other economic events during the period. Other comprehensive income refers to revenues, expenses, gains, and losses that under GAAP are included in comprehensive income (loss) but excluded from net income (loss).

Foreign Currency

Translation

Assets and liabilities of subsidiaries operating outside the United States with a functional currency other than U.S. Dollars are translated into U.S. Dollars using the exchange rates in effect at the balance sheet date. Results of operations are translated using the average exchange rate prevailing throughout the period. The effects of unrealized exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are accumulated as the cumulative translation adjustment included in accumulated other comprehensive loss in the consolidated balance sheets.

Transaction

Transactions denominated in foreign currency are recorded at the exchange rate on the date of each transaction. Realized gains and losses on foreign currency transactions are included in other income, net in the consolidated statements of operations and comprehensive income (loss), except on certain intercompany balances which the Company has determined are of a long-term investment nature, which are included in accumulated other comprehensive loss in the consolidated balance sheets. Monetary assets and liabilities are remeasured at the balance sheet date at end-of-period exchange rates. Unrealized gains and losses arising from remeasurement of foreign currency-denominated monetary assets and liabilities are included in other income, net in the consolidated statements of operations and comprehensive income (loss) in the period in which they occur.

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(In thousands, except for share amounts)

Investments in Equity Securities

Investments in equity securities are recorded in accordance with ASC Subtopic 321-10, Investments — Equity Securities. Equity securities are carried at fair value, with changes in fair value reported in other income, net in the consolidated statements of operations and comprehensive income (loss). The Company uses quoted market prices to determine the fair value of equity securities with readily determinable fair values.

Net Income (Loss) per Share

Basic income or loss per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the periods presented. Diluted income (loss) per share reflects the potential dilution from outstanding warrants. For the year ended December 31, 2019, there were 81,268 shares excluded from the diluted earnings per share calculation because the impact of their assumed exercise would be antidilutive due to a net loss in that period. The calculation of weighted average shares outstanding and net income (loss) per share are as follows (in thousands, except for per share data):

	Year ended December 31,
	2020	2019
Numerator for basic and diluted earnings per share:
Net income (loss)	$38,453	$(1,928)
Denominator:
Weighted average shares outstanding – basic	27,483,350	27,402,082
Dilutive effect of warrants	—	—
Diluted weighted average shares outstanding	27,483,350	27,402,082
Anti-dilutive warrants excluded	—	81,268
Net income (loss) per share:
Basic	$1.40	$(0.07)
Diluted	$1.40	$(0.07)

Risk and Uncertainties

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and accounts receivable. Risks associated with cash within the United States and foreign countries are mitigated by banking with federally insured, creditworthy institutions. As of December 31, 2020, and 2019, the Company had deposits of $3,130 and $1,868, respectively, at foreign financial institutions.

Accounts receivable are financial instruments that also expose the Company to concentration of credit risk. Such exposure is limited by the large number of customers comprising the Company’s customer base and their dispersion across different geographic areas. In addition, the Company routinely assesses the financial strength of its customers and maintains an allowance for doubtful accounts that management believes will adequately provide for credit losses. Accordingly, the Company performs ongoing credit evaluations of its customers and maintains allowances for possible losses as considered necessary by management.

Novel Coronavirus (COVID-19)

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(In thousands, except for share amounts)

The full impact of the COVID-19 outbreak continues to evolve as of the date of this report. During 2020, the business was relatively unaffected. In all countries and states which the business operates, the relevant local authorities have deemed the business to be essential in nature and thereby allowed us to continue operations during any government mandated shutdowns. The business has taken many measures to mitigate outbreaks in any of its facilities that would negatively impact the business. The extent to which the Company’s business may be affected by the current outbreak of the Coronavirus will largely depend on both current and future developments, including its duration, spread and treatment, all of which are highly uncertain and cannot be reasonably predicted. While any impact to global markets is uncertain, the Company continues to monitor developments.

Recent Accounting Pronouncements

Pronouncements Adopted During 2020

In August 2018, the FASB issued ASU 2018-13, which modifies the disclosure requirements on fair value measurements. The ASU is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. The Company adopted this ASU effective January 1, 2020. The adoption did not have a material impact on the Company’s disclosures. Refer to Note 6, Fair Value Measurements, for further discussion.

Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which is intended to increase transparency and comparability among organizations by requiring the recognition of right-of-use (“ROU”) assets and lease liabilities on the balance sheet. In July 2018, the FASB issued additional guidance which provided an additional transition method for adopting the updated guidance. Under the additional transition method, entities may elect to recognize a cumulative-effect adjustment to the opening balance of retained earnings in the year of adoption. In June 2020, the FASB issued additional guidance which extends the effective date of ASU 2016-02 for emerging growth companies to begin in fiscal years beginning after December 15, 2021. Early adoption is permitted. The Company plans to adopt this standard on January 1, 2022 and is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 includes an impairment model (known as the current expected credit loss model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses, which the FASB believes will result in more timely recognition of such losses. The use of forecasted information is intended to incorporate more timely information in the estimate of expected credit loss. In November 2019, the FASB issued additional guidance which extends the effective date of ASU 2016-13 for emerging growth companies to begin in fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company plans to adopt this standard on January 1, 2023 and is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and improves consistent application of and simplifies GAAP for other areas of Topic 740 by clarifying existing guidance. For emerging growth companies, this ASU is effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the impact the adoption of this ASU will have on its consolidated financial statements and related disclosures.

There were no other new accounting standards that the Company expects to have a potential material impact to the financial position or results of operations upon adoption.

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(In thousands, except for share amounts)

2.    ACCOUNTS RECEIVEABLE, NET

The following is a reconciliation of the changes in our allowance for doubtful accounts during fiscal 2020 and 2019:

	Year ended December 31,
	2020	2019
Beginning allowance for doubtful accounts	$1,345	$1,260
Provision	177	2,651
Write-offs, net of recoveries	(409)	(2,488)
Mustang disposal	—	(78)
Ending allowance for doubtful accounts	$1,113	$1,345

3.    INVESTMENT IN EQUITY SECURITIES

In connection with the sale of Vievu to Axon Enterprise, Inc., the Company received earn-out stock payments on the first and second anniversary of the sale date based on the retention of certain customers. In May 2019, we received the first stock payment of 70,613 shares with an associated fair value of $4,611, which is included in other general expenses in the consolidated statements of operations and comprehensive income (loss). As of December 31, 2019, the Company had equity securities of $5,175 which were recorded within other current assets in the consolidated balance sheets. During the first quarter of 2020, the Company sold the equity securities for $5,591. In May 2020, we received the second and final stock payment of 70,613 shares with an associated fair value of $4,731, which is included in other general expenses in the consolidated statements of operations and comprehensive income (loss). The Company sold the equity securities for $8,781 in December 2020.

Shortly after receiving the second stock payment, the Company entered into a stock collar transaction to mitigate the impact of market volatility on our equity securities. The stock collar was settled at the time the equity securities were sold in December 2020 and resulted in a loss of $2,288.

The calculation of net unrealized gains and losses recognized during the year related to equity securities still held at the end of the year is as follows:

	Year ended December 31,
	2020	2019
Net gains recognized during the year	$2,178	$2,175
Less: Net gains recognized during the year related to equity securities sold during the year	(2,178)	—
Net unrealized gains recognized during the year related to equity securities still held at the end of the year	$—	$2,175

4.    DISPOSITIONS AND ASSETS HELD FOR SALE

Dispositions

On June 20, 2019, the Company completed the sale of all the issued and outstanding shares of Mustang for a sales price of $27,000, exclusive of net working capital adjustments of $147 paid to the buyer. The Company received $26,853 in cash. As of December 31, 2019, the company recognized a gain of $3,019 associated with the sale of Mustang which is included in other general expenses in the consolidated statements of operations and comprehensive income (loss). In connection with the sale of Mustang, Kanders & Company, Inc., a company controlled by Warren Kanders, our Chairman of the Board, received compensation from Cadre of $450, which is included in related party expense in the Company’s consolidated statements of operations and comprehensive income (loss).

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(In thousands, except for share amounts)

The sale of Mustang did not meet the criteria for classification as discontinued operations as the deconsolidation did not represent a strategic shift in the business.

Held for Sale

In November 2019, the Company designated a Ontario, California facility as held for sale. Accordingly, during 2019, the Company determined that the assets and liabilities associated with the Ontario, California facility met the criteria for classification as held for sale but did not meet the criteria for classification as discontinued operations as the deconsolidation did not represent a strategic shift in the business. Total assets associated with our Ontario, California facility were $6,168 and are presented in our consolidated balance sheet as of December 31, 2019 as current assets held for sale. There were no liabilities associated with the facility. The Company completed the sale of this facility on April 1, 2020 for a net sales price of $12,387, resulting in a gain of $6,219 included in other general expenses in the consolidated statements of operations and comprehensive income (loss) as of December 31, 2020.

5.    REVENUE RECOGNITION

The following tables disaggregate net sales by channel and geography:

	Year ended December 31,
	2020	2019
U.S state and local agencies(a)	$230,706	$219,482
Commercial	35,648	32,837
U.S. federal agencies	63,267	74,756
International	68,669	89,367
Other	6,352	4,294
Net sales	$404,642	$420,736

(a) Includes all Distribution sales

	Year ended December 31,
	2020	2019
United States	$335,973	$331,369
International	68,669	89,367
	$404,642	$420,736

Revenue by product is not disclosed, as it is impractical to do so.

Contract Liabilities

Contract liabilities are recorded as a component of other liabilities when customers remit cash payments in advance of the Company satisfying performance obligations which are satisfied at a future point of time. Contract liabilities are derecognized when the performance obligation is satisfied. Contract liabilities are included in accrued liabilities in the Company’s consolidated balance sheets and totaled $6,485 and $2,072, at December 31, 2020 and 2019, with all of the 2019 contract liabilities being recognized in revenue during the year ended December 31, 2020.

Remaining Performance Obligations

As of December 31, 2020, we had $27,516 of remaining performance obligations, which included amounts that will be invoiced and recognized in future periods. The remaining performance obligations are limited only to arrangements that meet the definition of a

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(In thousands, except for share amounts)

contract under Topic 606 as of December 31, 2020. We expect to recognize 89% of this balance over the next twelve months and expect the remainder to be recognized in the following two years.

6.    FAIR VALUE MEASUREMENTS

There were no assets and liabilities measured at fair value on a recurring basis as of December 31, 2020. Assets and liabilities measured at fair value on a recurring basis as of December 31, 2019 consisted of:

	Level 1	Level 2	Level 3	Total
Assets:
Equity investments	$5,175	—	—	5,175
Total assets at fair value	$5,175	—	—	5,175
Liabilities:
Contingent consideration(a)	$—	—	1,667	1,667
Total liabilities at fair value	$—	—	1,667	1,667

(a)	Represents the estimated fair value of the additional variable cash consideration payable by the Company in connection with an acquisition completed by the Company in a prior year that was contingent upon the achievement of certain performance milestones. The Company estimated the fair value using expected future cash flows over the period in which the obligations are expected to be settled and applied a discount rate that appropriately captures a market participant’s view of the risk associated with the obligation. Significant increases (decreases) to values of the unobservable inputs would result in a lower (higher) fair value measurement. The unobservable inputs are not considered to be interrelated. The liabilities are included in accrued liabilities in the Company’s consolidated balance sheets, based upon the timing of the expected payout. As of December 31, 2020, the obligation has been fully settled with the difference between the settled amount and the fair value included in selling, general, and administrative expenses in the Company’s consolidated statements of operations and comprehensive income (loss).

There were no transfers of assets or liabilities between levels during the years ended December 31, 2020, and 2019.

The significant unobservable inputs used in the fair value measurement categorized within Level 3 of the fair value hierarchy as of December 31, 2019 are as shown below:

		Significant
		unobservable
	Valuation technique	inputs	Range
Contingent Consideration	Discounted Cash Flows	Discount rate	17.00%

The following table provides a summary of changes in fair value of the Company’s Level 3 financial instruments for the years ended December 31, 2020 and 2019.

Level 3
Instruments
Balance, December 31, 2018	$1,667
Settlement of obligation	—
Balance, December 31, 2019	$1,667
Settlement of obligation	(240)
Fair value adjustment included in earnings	(1,427)
Balance, December 31, 2020	$—

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(In thousands, except for share amounts)

The carrying value of our long-term debt obligations approximates the fair value, as the long-term debt was entered close to year-end. The Company classifies its long-term debt within Level 2 of the fair value hierarchy.

7.    INVENTORIES

The following table sets forth a summary of inventories stated at lower of cost or net realizable value, as of December 31, 2020 and 2019:

	December 31,
	2020	2019
Finished goods	$25,986	$21,458
Work-in-process	3,741	4,614
Raw materials and supplies	31,196	36,054
	$60,923	$62,126

8.    PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	December 31,
	2020	2019
Land	$4,620	$4,620
Building and improvements	17,367	15,030
Furniture and fixtures	1,288	1,191
Computer hardware and software	23,125	22,273
Machinery and equipment	22,162	20,066
Construction in progress	518	1,096
	69,080	64,276
Less accumulated depreciation	(33,643)	(28,228)
	$35,437	$36,048

The Company recorded depreciation expense of $5,495 and $6,626 for the years ended December 31, 2020 and 2019, respectively, of which $2,523 and $2,900 was included in cost of goods sold in the consolidated statements of operations and comprehensive income (loss) for the respective years.

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(In thousands, except for share amounts)

9.    GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The following table summarizes the changes in goodwill during the years ended December 31, 2020 and 2019:

	Products	Distribution	Total
Balance, December 31, 2018	$66,780	$10,201	$76,981
Impairment losses	—	(7,585)	(7,585)
Foreign currency translation adjustments	93	—	93
Mustang disposal	(3,309)	—	(3,309)
Balance, December 31, 2019	63,564	2,616	66,180
Foreign currency translation adjustments	134	—	134
Balance, December 31, 2020	$63,698	$2,616	$66,314

Impairment of Goodwill

In 2019, as a result of a decline in the forecasted financial performance for the Distribution reporting unit, the Company performed an impairment evaluation and determined that the carrying value of the goodwill of the Distribution reporting unit exceeded the implied fair value. The decline in the fair value of the Distribution reporting unit was primarily due to unfavorable performance in 2019 that was impacting operating margins that led the Company to use a higher discount rate due to an increase in the risk-free rate of return. The Company recorded a goodwill impairment charge of $7,585 within selling, general and administrative expenses in the consolidated statements of operations and comprehensive income (loss) as of December 31, 2019. No impairment losses were recorded during the year ended December 31, 2020. Gross goodwill and accumulated impairment losses was $73,899 and $7,585 at December 31, 2020 and $73,765 and $7,585, respectively, at December 31, 2019.

Intangible Assets

Intangible assets such as certain customer relationships and patents on core technologies and product technologies are amortizable over their estimated useful lives. Certain trade names and trademarks which provide exclusive and perpetual rights to manufacture and sell their respective products are deemed indefinite- lived and are therefore not subject to amortization.

Intangible assets, net of amortization, as of December 31, 2020, and 2019 are as follows:

	December 31, 2020
				Weighted
				Average
		Accumulated		Useful
	Gross	amortization	Net	Life
Definite lived intangibles:
Customer relationships	$74,123	(45,815)	28,308	12
Technology	11,991	(10,333)	1,658	7
Tradenames	6,490	(2,135)	4,355	1
Non-compete agreements	1,041	(1,027)	14	4
	$93,645	(59,310)	34,335

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(In thousands, except for share amounts)

	December 31, 2020
				Weighted
				Average
		Accumulated		Useful
	Gross	amortization	Net	Life
Indefinite lived intangibles:
Tradenames	16,674	—	16,674
Total	$110,319	(59,310)	51,009

	December 31, 2019
				Weighted
				Average
		Accumulated		Useful
	Gross	amortization	Net	Life
Definite lived intangibles:
Customer relationships	$73,825	(39,010)	34,815	12
Technology	11,913	(8,991)	2,922	7
Tradenames	3,640	(913)	2,727	1
Non-compete agreements	1,020	(944)	76	4
	$90,398	(49,858)	40,540
Indefinite lived intangibles:
Tradenames	19,415	—	19,415
Total	$109,813	(49,858)	59,955

The Company recorded amortization expense of $9,238 and $8,817 for the years ended December 31, 2020 and 2019, respectively, of which $1,342 and $1,729 was included in cost of goods sold in the consolidated statements of operations and comprehensive income (loss) for the respective years.

The estimated amortization expense for finite-lived intangible assets for the next five years and thereafter is presented below.

2021	$8,366
2022	7,608
2023	6,601
2024	3,603
2025	1,650
Thereafter	6,507
$34,335

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(In thousands, except for share amounts)

10.    ACCRUED LIABILITIES

Accrued liabilities as of December 31, 2020 and 2019 are as follows:

	December 31,
	2020	2019
Accrued expenses	$4,257	$2,760
Accrued compensation and payroll tax	18,745	15,570
Accrued interest payable	703	2,043
Accrued warranty expense	1,133	2,368
Deferred revenue and customer credit balances	7,262	4,870
Other accrued liabilities	3,904	4,595
	$36,004	$32,206

11.    DEBT

The Company’s debt is as follows:

	December 31,
	2020	2019
Short-term debt:
Insurance premium financing	$1,225	$1,389
Current portion of term loan	2,251	2,920
Current portion of other	20	19
	$3,496	$4,328
Long-term debt:
Revolving credit facility	$—	$2,159
Term loan	222,187	273,254
Other	128	145
	$222,315	$275,558
Unamortized debt discount and debt issuance costs	(13,005)	(5,245)
Total long-term debt, net	$209,310	$270,313

Revolving Credit Facility

Prior to 2019, the Company executed a Revolving Credit Agreement, as amended and restated (“Credit Facility Agreement”), with Bank of America, N.A., as agent and sole lender, that provides total committed capital of $50,000 in the form of a revolving credit facility (the “Revolving Credit Facility”), which is allocated into US and Canadian categories of $45,000 and $5,000 respectively.

In June 2019, the Company entered into an amendment to the Credit Facility Agreement. This amendment gave consent to the Mustang sale transaction and released Mustang from its obligations under the Credit Facility Agreement.

In November 2020, the Company entered into an amendment to the Credit Facility Agreement, which gave consent to the Term Loan debt refinancing and extended the terms of the Credit Facility Agreement to November 2025.

The Revolving Credit Facility is collateralized by the Company’s and subsidiaries’ property, including but not limited to accounts receivable, inventory and real estate. The Revolving Credit Facility classifies eligible accounts receivable and inventory into three

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(In thousands, except for share amounts)

groups: United States inventory and accounts receivable denominated in U.S. dollars; Canadian inventory and accounts receivable denominated in U.S. dollars; and Canadian inventory and accounts receivable denominated in Canadian dollars.

The Revolving Credit Facility bears interest at a base rate (“Base Rate”) plus an applicable margin as determined by average availability or 30, 60, or 90 day London Interbank Offered Rate (“LIBOR”) plus an applicable margin as determined by average availability. The Base Rate is calculated as, for any day, a per annum rate equal to the greater of the Prime Rate for such day or the Federal Funds Rate for such day plus 0.50%. Interest is payable monthly, and all outstanding interest and principal is due at the maturity date.

Availability to borrow under the Revolving Credit Facility is calculated by applying a borrowing advance rate to eligible accounts receivable and inventory, which is reported to the bank in the form of a borrowing base certificate (“Borrowing Base”). In addition to interest paid on outstanding borrowings, the Revolving Credit Facility is also subject to an unused commitment fee, which is paid monthly.

The Revolving Credit Facility contains various affirmative, negative and financial covenants which the Company considers to be customary for such borrowings and requires the Company and its subsidiaries to maintain a minimum fixed charge coverage ratio includes certain limitations on cross-border intercompany transactions. Failure to meet one or more of these covenants would result in an event of default, and if uncured, could eliminate the Company’s ability to borrow and result in acceleration of principal repayment on any amounts outstanding.

Under the terms of the Revolving Credit Facility, the Company is required to provide audited financial statements to its lenders and agents no later than 90 days following the close of each fiscal year. For the fiscal year ended December 31, 2019, the Company requested, and its lenders and agents consented to, a 30 day extension of this deadline. The Company was in compliance with all financial covenants during 2020 and 2019.

As of December 31, 2020 and 2019, the Company had outstanding borrowings under the Revolving Credit Facility of $0 and $2,159, that bore interest at a U.S. all-in rate (U.S. Base Rate plus applicable margin) of 3.5% and 5.0% and a Canadian all-in rate (Canadian Base Rate plus applicable margin) of 3.7% and 5.2%, respectively. As of December 31, 2020 and 2019, availability, less outstanding letters of credit, was $41,299 and $40,387, respectively. The Company had outstanding letters of credit of $2,713 and $2,453 on December 31, 2020 and 2019, respectively.

Term Loan

Prior to 2019, the Company executed a $279,000 Term Loan and Security Agreement, as amended and restated (the “Original Term Loan Agreement”), with certain financial institutions as lenders and Virtus Group, L.P. as agent. The Original Term Loan (the “Original Term Loan”) was issued with a debt discount of $4,185 with a maturity date of November 18, 2023.

The Original Term Loan bears interest at an applicable rate of LIBOR Rate plus 7.25% or Base Rate plus 6.25%. For applicable rate determination, LIBOR is the higher of 1.00% and the LIBOR for a term equivalent to such period. The Original Term Loan is collateralized by all property including but not limited to accounts receivable, inventory, fixed assets and real estate with seniority in the Company’s fixed assets and real estate. The Original Loan may be prepaid or terminated after one year at the Company’s option with the payment of a prepayment penalty of 2% of the outstanding principal balance in year one, 1% of the outstanding principal balance in year two, and none in year three and thereafter. The Original Term Loan requires quarterly outstanding principal payments of $730 through September 30, 2023. Any outstanding principal balance together with any accrued but unpaid interest or fees will be due in full at maturity.

In June 2019, the Company entered into an amendment to the Original Term Loan Agreement. This amendment gave consent to the Mustang sale transaction and released Mustang from its obligations under the Original Term Loan Agreement.

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(In thousands, except for share amounts)

On February 11, 2020, the Original Term Loan was assigned to a new group of financial institutions. This transaction did not result in any changes or amendments to the terms, provisions, or balances of the Original Term Loan, as disclosed above.

On November 17, 2020, the Company settled the Original Term Loan and executed a $225,000 Term Loan and Security Agreement (the “Term Loan Agreement”) with certain financial institutions as lenders and an agent. The Term Loan (the “Term Loan”) was issued with a debt discount of $10,126 comprised of $5,063 in original issuance discount and $5,063 of fees paid to the lender, and a maturity date of May 17, 2026. In connection with the execution of the Term Loan Agreement, Kanders & Company, Inc., a company controlled by Warren Kanders, our Chairman of the Board, received compensation from Cadre of $1,000, which is included in related party expense in the Company’s consolidated statements of operations and comprehensive income (loss).

In conjunction with the settlement of the Original Term Loan and the execution of the Term Loan Agreement, the Company performed a restructuring analysis under ASC 470, Debt, to determine the appropriate accounting treatment of certain costs. Based on this analysis, the Company recorded a loss on debt extinguishment of $200 related to the write-off of unamortized debt discount and debt issuance costs and capitalized additional debt discount of $10,126.

The Term Loan includes a feature for delayed draws up to $30,000 (the “Delayed Draw Maximum Amount”) to consummate permitted acquisitions under the Term Loan Agreement with such feature terminated on November 17, 2021 (the “Delayed Draw Termination Date”). Any delayed draw amounts will have an accompanying fee of 1%. Effective upon the earlier to occur of the Delayed Draw Maximum Amount being completely drawn or the Delayed Draw Termination Date, the Term Loan Agreement permits the Company to request up to $40,000, plus the unused portion (up to $20,000) of the Delayed Draw Maximum Amount, if any remains as of the Delayed Draw Termination Date, in incremental increases, provided certain conditions, including meeting a leverage ratio test, are met and at a minimum of $1,000 and integral multiples of $100 in excess thereof. There have been no delayed draws under the Term Loan Agreement as of December 31, 2020.

The Term Loan Agreement bears interest at an applicable rate of LIBOR rate plus 6.50% or Base Rate plus 5.50% if the Company reports a Leverage Ratio of less than or equal to 5.00 to 1.00 or a rate of LIBOR rate plus 7.00% or Base Rate plus 6.00% if the Company reports a Leverage Ratio greater than 5.00 to 1.00. For applicable rate determination, LIBOR is the higher of 1.00% or the LIBOR for a term equivalent to such period. The Term Loan is collateralized by all property including but not limited to accounts receivable, inventory, fixed assets and real estate with seniority in the Company’s fixed assets and real estate. The Term Loan may be prepaid up to $10,000 with no prepayment premium in year one, with additional prepayments accompanied by a 2% prepayment premium, and $10,000 with no prepayment premium in year two, with additional prepayments accompanied by a 1% prepayment premium, with no prepayment premium thereafter. The Term Loan Agreement requires quarterly outstanding principal payments of $563 through March 31, 2026 plus 0.25% of the original principal amount of any Delayed Draw Loans outstanding on such date. Any outstanding principal balance together with any accrued but unpaid interest or fees will be due in full at maturity.

The Term Loan Agreements contain certain restrictive debt covenants that require the Company and its subsidiaries to: (i) maintain a minimum fixed charge coverage ratio and (ii) maintain a quarterly maximum leverage ratio. In addition, the Term Loan Agreements contain covenants restricting the Company and its subsidiaries from engaging in acquisitions other than acquisitions permitted by the Term Loan Agreements. The Term Loan Agreements contain customary events of default (with grace periods where customary), including, among other things, failure to pay any principal or interest when due; any materially false or misleading representation, warranty, or financial statement; failure to comply with or to perform any provision of the Term Loan Agreements; and default on any debt or agreement in excess of certain amounts.

The Credit Facility Agreement and the Term Loan Agreements have a cross-default clause whereby a violation of one may constitute a violation in the other causing an acceleration of payments.

Additionally, under the terms of the Term Loan Agreements, the Company is required to provide audited financial statements to its lenders and agents no later than 90 days following the close of each fiscal year. For the fiscal year ended December 31, 2019, the

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(In thousands, except for share amounts)

Company requested, and its lenders and agents consented to, a 30-day extension of this deadline. The Company was in compliance with all financial covenants during 2020 and 2019.

As of December 31, 2020 and 2019, the Term Loan’s outstanding principal balance was $224,438 and $276,174 and bore interest at 7.50% and 9%, respectively.

As of December 31, 2020 and 2019, the Company had an unamortized debt discount of $11,906 and $3,387 and unamortized debt issuance costs of $1,099 and $1,858, respectively, included as an offset to debt in the consolidated balance sheets.

Short-Term Debt

In August 2019, the Company entered into a short-term loan facility (the “2019 Short-Term Loan”) for insurance premium financing with Imperial PFS for $2,754 with a maturity date of June 27, 2020. The loan had a fixed annual interest rate of 4.29% on the outstanding balance and required monthly payments of principal and interest of $281. We repaid the outstanding balance on the date of maturity.

In August 2020, the Company entered into a short-term loan facility (the “2020 Short-Term Loan”) for insurance premium with Aon Premium Finance for $2,733 with a maturity date of April 27, 2021. The loan has a fixed annual interest rate of 4.25% on the outstanding balance and required monthly payments of principal and interest of $309. As of December 31, 2020, $1,225 was outstanding.

The following summarizes the aggregate principal payments of our long-term debt, excluding debt discount and debt issuance costs as of December 31, 2020:

2021	$2,271
2022	2,272
2023	2,272
2024	2,272
2025	2,273
Thereafter	213,226
Total principal payments	$224,586

12.    SHAREHOLDERS’ EQUITY (DEFICIT)

Warrants

During 2019, the Company issued 113,650 shares of its common stock, respectively, in connection with the exercise of a warrant to purchase shares of the Company’s common stock with a strike price of $0.0001 per share. As of December 31, 2020 and 2019, the Company has no warrants outstanding.

13.    COMMITMENTS AND CONTINGENCIES

Legal Proceedings

In March 2020, the Company settled an administrative enforcement action filed by the U.S. Federal Trade Commission (“FTC”) relating to Company’s sale of VieVu, LLC to Axon Enterprise Inc. wherein the FTC alleged that the operative agreements contained non-compete and non-solicitation provisions in violation of Section 5 of the Federal Trade Commission Act, as amended, 15 U.S.C. § 45, and Section 7 of the Clayton Act, as amended, 15 U.S.C. § 18. The FTC’s administrative complaint sought only injunctive relief

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(In thousands, except for share amounts)

against the Company to enjoin the enforcement of these provisions, now and in the future, and did not seek monetary damages against the Company. In January 2020, the Company and Axon had rescinded these provisions. Pursuant to a consent agreement and proposed consent order entered into by the FTC and the Company, on June 11, 2020, the Commission issued a Decision and Order accepting the Consent Agreement (the “Order”). Under the Order, the Company agreed to not modify and reinstate the rescinded provisions and to not enter into any new similar provisions with Axon, absent prior approval from the FTC. In addition, as part of the Company’s compliance program, the Order imposes an obligation to distribute to, and train the directors and officers on, the requirements of the consent order and to report annually for five years to the FTC ensuring compliance with the consent order. On June 11, 2021, the Company filed its second Interim Verified Compliance Report as required by the Order.

In June 2020, the Company received a Civil Investigative Demand (“CID”) from the United States Department of Justice (“DOJ”), Western District of Washington (Seattle, WA), pertaining to an investigation with regard the to the False Claims Act, 31 U.S.C, sections 3729-3733 (“FCA”), concerning allegations that soft body armor vest accessory panels sold by the Company are falsely labeled as compliant with the National Institute of Justice (NIJ) performance standards. In September 2020, the Company made its First Production of Documents which contained only documents and data that had been deemed to be of a “priority” nature pursuant to an agreement reached between the Company’s counsel and the Assistant US Attorney handling the matter. There has been no further communication or production of documents with the US Attorney’s Office since September 2020. At this preliminary stage of the investigation, the Company does not have enough information to make an evaluation of the merits, exposure or potential risks regarding this matter.

The Company is also involved in various legal disputes and other legal proceedings and claims that arise from time to time in the ordinary course of business. The Company vigorously defends itself against all lawsuits and evaluates the amount of reasonably possible losses that the Company could incur as a result of these matters. While any litigation contains an element of uncertainty, the Company believes that the reasonably possible losses that the Company could incur in excess of insurance coverage would not have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity.

Insurance

The Company has various insurance policies, including product liability insurance, covering risks and in amounts it considers adequate. There can be no assurance that the insurance coverage maintained by the Company is sufficient or will be available in adequate amounts or at a reasonable cost.

International

As an international company, we are, from time to time, the subject of investigations relation to the Company’s international operations, including under U.S. export control laws (such as ITAR), the FCPA and other similar U.S. and international laws.

Leases

The Company leases office, warehouse, and distribution space under non-cancelable operating leases. As leases expire, it can be expected that, in the normal course of business, certain leases will be renewed or replaced. Our leases generally contain multi-year renewal options and escalation clauses. Total rent expense of the Company for the years ended December 31, 2020 and 2019 was $4,403 and $4,256, respectively.

The Company maintains capital lease agreements. As of December 31, 2020, and 2019 the Company recorded capital lease obligations of $43 and $44 within accrued liabilities and $46 and $89, respectively, within other liabilities in the consolidated balance sheets.

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(In thousands, except for share amounts)

Future minimum lease payments required under non-cancelable operating leases that have initial or remaining non-cancelable lease terms in excess of one year and the Company’s capital lease agreements are as follows:

	Capital Leases	Operating Leases
2021	$43	$4,470
2022	43	4,139
2023	3	3,732
2024	—	2,602
2025	—	1,263
Thereafter	—	397
Total minimum lease payments	$89	$16,603
Less: Amount representing interest	(18)
Capital lease obligation	$71

There were no material future minimum sublease payments to be received under non-cancelable subleases at December 31, 2020. There was no material sublease income as of December 31, 2020 and 2019, respectively.

14.     INCOME TAXES

Consolidated income (loss) from continuing operations before income taxes consists of the following:

	Year ended December 31,
	2020	2019
U.S. operations	$23,776	$(12,989)
Foreign operations	4,099	10,919
Income (loss) before benefit for income taxes	$27,875	$(2,070)

The benefit for income taxes is detailed below:

	Year ended December 31,
	2020	2019
Current tax provision:
Federal	$—	$—
State	(188)	(10)
Foreign	(1,482)	(665)
Total current provision	(1,670)	(675)
Deferred tax benefit:
Federal	10,233	149
State	1,949	27
Foreign	66	641
Total deferred benefit	12,248	817
Total income tax benefit	$10,578	$142

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(In thousands, except for share amounts)

The following is a reconciliation of the statutory federal income tax rate to the effective rate reported in the Company’s consolidated financial statements:

	Year ended December 31,
	2020	2019
Federal statutory rate	21.0%	21.0%
Increase (decrease) in income taxes resulting from:
State income taxes, net of federal income taxes	7.7	(7.7)
Change in valuation allowance	(71.1)	(53.3)
Current year tax credits	(2.3)	34.1
Difference between foreign and federal tax rate	2.0	23.4
Permanent items	2.8	43.3
Reserve for uncertain tax positions	1.3	(57.9)
Other	0.7	4.0
Effective tax rate	(37.9)%	6.9%

Deferred taxes have not been recognized for the excess financial reporting basis over the tax basis of investments of foreign subsidiaries. It is the Company’s intent to permanently reinvest the earnings of those foreign subsidiaries in those jurisdictions. It is not practical to determine the amount of any unrecognized deferred tax liability on this item.

Deferred income tax assets and liabilities are determined based on the difference between the financial reporting carrying amounts and tax bases of existing assets and liabilities and operating loss and tax credit carryforwards. The tax effects of temporary differences giving rise to significant components of the Company’s deferred income tax assets and liabilities are as follows:

	December 31,
	2020	2019
Deferred tax assets:
Net operating loss and other carry forwards	$15,531	$25,756
Accrued liabilities	4,201	3,359
Reserves and other	3,587	3,124
263A uniform capitalization costs	1,067	1,106
Other deferred tax assets	2,122	2,064
Total deferred tax assets	26,508	35,409
Valuation allowance	(1,729)	(21,562)
Net deferred tax assets	24,779	13,847
Deferred tax liabilities:
Intangibles	(3,626)	(4,580)
Depreciation	(3,667)	(4,217)
Goodwill	(6,182)	(5,171)
Other	(489)	(1,312)
Total deferred tax liabilities	(13,964)	(15,280)
Total deferred income taxes	$10,815	$(1,433)

As of December 31, 2020 and 2019, the Company had federal and state net operating loss carryforwards (“NOLs”) resulting in deferred tax assets of $6,990 and $3,494, respectively. The federal NOLs will expire in varying amounts beginning in 2030 through 2038 and the state NOLs will begin to expire in varying amounts in 2021 through 2037.

In assessing the realizability of deferred income tax assets, the Company performs an evaluation of whether it is more likely than not that some portion, or all, of its deferred income tax assets will not be realized. During the course of this evaluation, the Company

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(In thousands, except for share amounts)

considers all available positive and negative evidence and if, based upon the weight of available evidence, it is more likely than not the deferred tax assets will not be realized, a valuation allowance is recorded. Based on its current evaluation, the Company determined it was appropriate to decrease its valuation allowance by $19,833.

The total amount of unrecognized benefits on uncertain tax positions that, if recognized, would affect the Company’s effective tax rate was $2,122. A reconciliation of the change in the unrecognized income tax benefit for the year ended December 31, 2020 is as follows:

	Year ended December 31,
	2020	2019
Beginning unrecognized tax benefits	$1,754	$556
Current period unrecognized tax benefits	368	1,198
Ending unrecognized tax benefits	$2,122	$1,754

The Company recognizes interest expense and penalties related to unrecognized tax benefits as income tax expense. No amounts representing penalties and interest were recorded as income tax expense during the years ended December 31, 2020 and 2019. The Company had no interest or penalties accrued in the consolidated balance sheets at December 31, 2020 and 2019.

The Company and its subsidiaries file income tax returns in the U.S. federal, various state and local, and certain foreign jurisdictions. As of December 31, 2020, the Company’s tax years subsequent to 2015 are subject to examination by tax authorities with few exceptions. One of the Company’s Canadian subsidiaries is currently undergoing an examination of its tax filings for the period June 1, 2016 through December 31, 2017.

15.    COMPENSATION AND DEFINED CONTRIBUTION PLANS

The Company and its wholly owned subsidiaries sponsor Internal Revenue Code Section 401(k) defined contribution plans for the benefit of all full-time and part-time employees. Employees are entitled to make tax- deferred contributions up to the maximum allowed by law of their eligible compensation.

The Company sponsors various other non-U.S. Defined Contribution and Defined Profit-Sharing Plans that are offered by the Company’s foreign subsidiaries. Many of these plans were assumed through the Company’s acquisitions or are required by local regulatory requirements. The Company may deposit funds for these plans with insurance companies, or into government-managed accounts consistent with local regulatory requirements, as applicable.

Contribution to the plans are made by both the employee and the Company. The Company’s contributions to the plans was $1,812 and $1,889 for the years ended December 31, 2020 and 2019, respectively.

16.    RELATED PARTY TRANSACTIONS

The Company leases 5 distribution warehouses and retail stores from an employee. During the years ended December 31, 2020 and 2019 the Company made payments and recorded rent expense related to these leases of $635 and $646 respectively which are included in related party expense in the Company’s consolidated statements of operations and comprehensive income (loss). The Company recorded balances of $42 as of December 31, 2020 and 2019, which is recorded in prepaid expenses in the Company’s consolidated balance sheets.

17.    RESTRUCTURING

During the year ended December 31, 2017, the Company initiated a plan to perform a companywide reorganization which resulted in the realignment of reporting structures and elimination of redundant positions. In addition, prior to the sale of Mustang, all

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(In thousands, except for share amounts)

of the foregoing operations were relocated into existing facilities. These initiatives consisted of one-time termination benefits and other shutdown costs that continued through the year ended December 31, 2020.

Restructuring accruals are presented below and are included within accrued liabilities in the consolidated balance sheets:

	Year ended December 31,
	2020	2019
Beginning accrued restructuring cost	$—	$2,884
Additions	160	(69)
Payments	(160)	(2,815)
Ending accrued restructuring cost	$—	$—

The cost of restructuring projects totaled $160 and $(69) during the year ended December 31, 2020 and 2019, respectively, representing employee-related severance and other benefits and incremental costs related to disposal activities. The Company has incurred $5,080 of cumulative restructuring charges since the commencement of the organizational realignment. The restructuring did not result in any asset write down.

Restructuring expenses are presented below and are included within restructuring and transactions cost in the Company’s consolidated statements of operations and comprehensive income (loss):

	Year ended December 31,
	2020	2019
Employee severance and other benefits	$160	$(177)
Other shutdown costs	—	108
	$160	$(69)

Other shut down costs primarily represents incremental costs associated with the consolidation of the Company’s facilities and manufacturing operations.

18.    SEGMENT DATA

Our operations are comprised of two reportable segments: Products and Distribution. Segment information is consistent with how the chief operating decision maker (“CODM”), our chief executive officer, reviews the business, makes investing and resource allocation decisions and assesses operating performance. Senior management evaluates segment performance based on segment profit. Each segment’s profit is measured as gross profit. The CODM is not provided asset information or operating expenses by segment.

	Year ended December 31, 2020
	Products	Distribution	Reconciling Items(1)	Total
Net sales	$343,689	$84,922	$(23,969)	$404,642
Cost of goods sold	211,048	64,761	(24,105)	251,704
Gross profit	$132,641	$20,161	$136	$152,938

	Year ended December 31, 2019
	Products	Distribution	Reconciling Items(1)	Total
Net sales	$365,903	$78,171	$(23,338)	$420,736
Cost of goods sold	236,355	61,657	(23,313)	274,699
Gross profit	$129,548	$16,514	$(25)	$146,037
(1)	Reconciling items consist primarily of intercompany eliminations and items not directly attributable to operating segments.

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(In thousands, except for share amounts)

19.    SUPPLEMENTAL DISCLOSURES TO CASH FLOWS

Supplemental non-cash and other cash flow information consists of the following:

	Year ended December 31,
	2020	2019
Supplemental disclosures:
Cash paid for income taxes, net of refunds	$879	$307
Cash paid for interest	$23,316	$27,907
Non-cash transactions:
Stock received in the sale of business	$4,731	$4,611

20.    SUBSEQUENT EVENTS

Management has evaluated the impact of events that have occurred from December 31, 2020 through May 7, 2021, the date these financial statements were available to be issued. Based on this evaluation, except for the following, the Company has determined no other events were required to be recognized or disclosed:

The Company maintains a cash-based executive compensation plan for certain employees. The Company’s Board of Directors awarded 1,433,500 (split-adjusted) interests in the plan (“units”). Each unit represents an unfunded and unsecured right, subject to certain conditions as set forth by the plan. One-third of the units granted to any holder will vest on each of the first, second, and third anniversaries of March 18, 2021 during the term of such holder’s employment with the Company. Payment of a holder’s vested balance is dependent upon a transaction or series of related transactions constituting a change of control, as defined by the executive compensation plan. The plan will expire on March 18, 2025, at which time the plan and all awarded units will be terminated for no consideration if a change in control event has not occurred before that date. If a change in control event becomes probable, the fair value of the awards would be calculated as follows: enterprise value of the Company (net of debt) divided by the sum of the fully diluted common shares outstanding and vested units immediately before the change in control event is deemed probable multiplied by the number of vested units. Compensation expense would be recognized on the vested units at that time. Awards not yet vested at the time of a change in control event will terminate, however, the Company, at its sole discretion, may choose to accelerate the vesting of all unvested units upon a change in control event.

Cadre Holdings, Inc. and Subsidiaries

Consolidated Financial Statements

(Unaudited)

September 30, 2021 and 2020

CADRE HOLDINGS, INC. AND SUBSIDIARIES

CADRE HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share amounts)

	September 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$15,275	$2,873
Accounts receivable, net of allowance for doubtful accounts of $624 and $1,113, respectively	42,230	43,646
Inventories	71,067	60,923
Prepaid expenses	9,212	6,665
Other current assets	5,859	3,362
Total current assets	143,643	117,469
Property and equipment, net of accumulated depreciation and amortization of $37,510 and $33,643, respectively	33,780	35,437
Deferred tax assets, net	11,696	12,900
Intangible assets, net	44,459	51,009
Goodwill	66,227	66,314
Other assets	2,219	150
Total assets	$302,024	$283,279
Liabilities, Mezzanine Equity and Shareholders' Equity
Current liabilities
Accounts payable	$21,890	$21,978
Accrued liabilities	40,238	36,004
Income tax payable	2,505	1,005
Current portion of long-term debt	12,904	3,496
Total current liabilities	77,537	62,483
Long-term debt	212,946	209,310
Deferred tax liabilities	2,430	2,085
Other liabilities	1,774	550
Total liabilities	294,687	274,428
Commitments and contingencies (Note 6)
Mezzanine equity
Preferred stock ($0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of September 30, 2021 and December 31, 2020)	—	—
Shareholders' equity
Common stock ($0.0001 par value, 190,000,000 shares authorized, 27,483,350 issued and outstanding as of September 30, 2021 and December 31, 2020)	3	3
Additional paid-in capital	48,670	48,670
Accumulated other comprehensive loss	(2,747)	(2,860)
Accumulated deficit	(38,589)	(36,962)
Total shareholders’ equity	7,337	8,851
Total liabilities, mezzanine equity and shareholders' equity	$302,024	$283,279

The accompanying notes are an integral part of these consolidated financial statements.

CADRE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE (LOSS) INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Nine Months Ended
	September 30,
	2021	2020
Net sales	$323,751	$297,019
Cost of goods sold	192,256	183,869
Gross profit	131,495	113,150
Operating expenses
Selling, general and administrative	87,168	79,963
Restructuring and transaction costs	1,491	3,143
Related party expense	437	480
Other general income	—	(10,950)
Total operating expenses	89,096	72,636
Operating income	42,399	40,514
Other expense
Interest expense	(14,129)	(18,275)
Loss on extinguishment of debt	(15,155)	—
Other (expense) income, net	(881)	1,925
Total other expense, net	(30,165)	(16,350)
Income before provision for income taxes	12,234	24,164
Provision for income taxes	(3,861)	(1,491)
Net income	$8,373	$22,673
Net income per share:
Basic	$0.30	$0.82
Diluted	$0.30	$0.82
Weighted average shares outstanding:
Basic	27,483,350	27,483,350
Diluted	27,483,350	27,483,350
Net income	$8,373	$22,673
Other comprehensive income, net of tax:
Foreign currency translation adjustments arising during the period	23	(776)
Change in fair value of derivative instruments(1)	90	—
Comprehensive income, net of tax	$8,486	$21,897

(1) Net of income tax of $30 for the nine months ended September 30, 2021

The accompanying notes are an integral part of these consolidated financial statements.

CADRE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2021	2020
Cash Flows From Operating Activities:
Net income	$8,373	$22,673
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,426	11,207
Amortization of original issue discount and debt issue costs	2,483	1,012
Loss on extinguishment of debt	15,155	—
Non cash consideration received from sale of business	—	(6,821)
Deferred income taxes	1,533	125
Gain on sale of fixed assets	—	(6,218)
Provision for losses on accounts receivable	(254)	(130)
Foreign exchange loss (gain)	45	(752)
Changes in operating assets and liabilities:
Accounts receivable	1,549	10,922
Inventories	(10,261)	(4,902)
Prepaid expenses and other assets	(4,642)	(2,332)
Accounts payable and other liabilities	6,582	3,408
Net cash provided by operating activities	30,989	28,192
Cash Flows From Investing Activities:
Purchase of property and equipment	(2,225)	(3,913)
Proceeds from disposition of property and equipment	—	12,386
Proceeds from sale of equity securities	—	5,591
Net cash (used in) provided by investing activities	(2,225)	14,064
Cash Flows From Financing Activities:
Proceeds from revolving credit facilities	248,000	281,730
Principal payments on revolving credit facilities	(223,132)	(283,887)
Proceeds from term loans	198,735	—
Principal payments on term loans	(224,547)	(40,841)
Proceeds from insurance premium financing	4,269	2,733
Principal payments on insurance premium financing	(2,611)	(1,998)
Payment of capital leases	(32)	(35)
Payments for debt issuance costs	(2,830)	—
Payments on extinguishment of debt	(4,215)	—
Dividends distributed	(9,996)	—
Net cash used in financing activities	(16,359)	(42,298)
Effect of foreign exchange rates on cash and cash equivalents	(3)	6
Change in cash and cash equivalents	12,402	(36)
Cash and cash equivalents, beginning of period	2,873	2,520
Cash and cash equivalents, end of period	15,275	2,484

The accompanying notes are an integral part of these consolidated financial statements.

CADRE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

(Unaudited)

(In thousands, except per share amounts)

	Common Stock		Paid-In	Accumulated Other	Accumulated	Shareholders'
	Shares	Amount	Capital	Comprehensive Loss	Deficit	Equity
Balance, December 31, 2020	27,483,350	$3	$48,670	$(2,860)	$(36,962)	$8,851
Net income	—	—	—	—	8,373	8,373
Foreign currency translation adjustments	—	—	—	23	—	23
Change in fair value of derivative instruments	—	—	—	90	—	90
Dividends declared	—	—	—	—	(10,000)	(10,000)
Balance, September 30, 2021	27,483,350	$3	$48,670	$(2,747)	$(38,589)	$7,337

			Additional
	Common Stock		Paid-In	Accumulated Other	Accumulated	Shareholders'
	Shares	Amount	Capital	Comprehensive Loss	Deficit	Deficit
Balance, December 31, 2019	27,483,350	$3	$48,670	$(3,280)	$(75,415)	$(30,022)
Net income	—	—	—	—	22,673	22,673
Foreign currency translation adjustments	—	—	—	(776)	—	(776)
Balance, September 30, 2020	27,483,350	$3	$48,670	$(4,056)	$(52,742)	$(8,125)

The accompanying notes are an integral part of these consolidated financial statements.

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(Unaudited)

(In thousands, except for share amounts)

1.    SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation

Cadre Holdings, Inc., D/B/A The Safariland Group (the “Company”, “Cadre”, “we”, “us”, and “our”), a Delaware corporation, began operations on April 12, 2012. The Company, headquartered in Jacksonville, Florida, is a global leader in manufacturing and distributing safety and survivability products and other related products for the law enforcement, first responder and military markets. The business operates through 15 manufacturing plants within the U.S., Mexico, Canada, the United Kingdom, and Lithuania, and sells its products worldwide through its direct sales force, distribution channel and distribution partners, online stores, and third-party resellers.

Principles of Consolidation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting, and include the accounts of the Company, its wholly owned subsidiaries, and other entities consolidated as required by GAAP. Accordingly, they do not include all of the information and footnotes required by GAAP for annual audited financial statements. The unaudited interim consolidated financial statements have been prepared on a basis consistent with the audited consolidated financial statements and include all adjustments, which are normal and recurring in nature, necessary for fair financial statement presentation. These interim consolidated financial statements and notes thereto should be read in conjunction with the Company’s most recently completed annual consolidated financial statements. All adjustments considered necessary for a fair presentation have been included. All intercompany transactions have been eliminated in consolidation.

Stock Split

In July 2021, the Company effected a 50-for-1 stock split of its common stock and preferred stock. All share and per share information has been retroactively adjusted to reflect the stock split for all periods presented.

Dividend

In August 2021, the Company declared and paid a $10,000, or $0.36 per share, dividend to shareholders on record as of August 11, 2021.

Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible for exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including, but not limited to, presenting only two years of audited financial statements, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation, and an exemption from the requirements to obtain a non-binding advisory vote on executive compensation or golden parachute arrangements.

In addition, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this provision of the JOBS Act. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies. Therefore, our consolidated financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(Unaudited)

(In thousands, except for share amounts)

Use of Estimates

The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Certain items previously reported in the notes to the consolidated financial statements have been reclassified to conform to the current financial statement presentation.

Fair Value Measurements

The Company follows the guidance of Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This guidance also establishes the following three-level hierarchy based upon the transparency of inputs to the valuation of an asset or liability on the measurement date:

Level 1:  Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities traded in active markets.

Level 2:  Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3:  Unobservable inputs that reflect assumptions about what market participants would use in pricing assets or liabilities based on the best information available.

The Company’s financial instruments consist principally of cash, accounts receivable, other current assets, accounts payable, accrued liabilities, income tax payable and debt. The carrying amounts of certain of these financial instruments, including cash, accounts receivable, other current assets, accounts payable, accrued liabilities and income tax payable approximate their current fair value due to the relatively short-term nature of these accounts.

The following table presents our fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis:

	September 30, 2021				December 31, 2020
	Carrying	Fair Value			Carrying	Fair Value
	amount	Level 1	Level 2	Level 3	amount	Level 1	Level 2	Level 3
Assets:
Interest rate swap (Note 5)	$829	$—	$829	$—	$—	$—	$—	$—

Liabilities:
Interest rate swap (Note 5)	709	—	709	—	—	—	—	—

There were no transfers of assets or liabilities between levels during the nine months ended September 30, 2021 and 2020.

The carrying value of our long-term debt obligations approximates the fair value, as the long-term debt was entered into recently. The Company classifies its long-term debt within Level 2 of the fair value hierarchy.

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(Unaudited)

(In thousands, except for share amounts)

Goodwill and Other Intangible Assets

The Company tests goodwill and intangible assets determined to have indefinite useful lives for impairment annually, or more frequently if events or circumstances indicate that assets might be impaired. The Company performs these annual impairment tests as of October 31st each year.

In evaluating goodwill for impairment, qualitative factors are considered to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Some of these qualitative factors may include macroeconomic conditions, industry and market considerations, a change in financial performance, or entity-specific events. If, through this qualitative assessment, the conclusion is made that it is more likely than not that a reporting unit’s fair value is less than its carrying amount, the Company performs a two-step goodwill impairment test. The first step involves a comparison of the fair value of a reporting unit to its carrying value. If the carrying amount of the reporting unit exceeds its fair value, the second step of the process is performed, which compares the implied value of the reporting unit goodwill with the carrying value of the goodwill of that reporting unit. If the carrying value of the goodwill of a reporting unit exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

The Company determines the fair value of its reporting units based on a combination of the income approach and market approach, weighted based on the circumstances. Both values are discounted using a rate that reflects the Company’s best estimate of the weighted average cost of capital of a market participant and is adjusted for appropriate risk factors.

Revenue Recognition

The Company derives revenue primarily from the sale of physical products. The Company recognizes revenue when a contract exists with a customer that specifies the goods and services to be provided at an agreed upon sales price and when the performance obligation is satisfied by transferring the goods or service to the customer. The performance obligation is considered satisfied when control transfers, which is generally determined when products are shipped or delivered to the customer but could be delayed until the receipt of customer acceptance, depending on the terms of the contract. Sales are made on normal and customary short-term credit terms or upon delivery for point of sale transactions.

The Company enters into contractual arrangements primarily with customers in the form of individual customer orders which specify the goods, quantity, pricing, and associated order terms. The Company has some long-term contracts that may contain research and development performance obligations that are satisfied over time. The Company invoices the customer once the billing milestone is reached and collects under customary short-term credit terms. For long-term contracts, the Company recognizes revenue using the input method based on costs incurred, as this method is an appropriate measure of progress toward the complete satisfaction of the performance obligation. Due to uncertainties inherent in the estimation process, it is possible that estimates of costs to complete a performance obligation will be revised in the near-term. For those performance obligations for which revenue is recognized using a cost-to-cost input method, changes in total estimated costs, and related progress towards complete satisfaction of the performance obligation, are recognized on a cumulative catch-up basis in the period in which the revisions to the estimates are made. When the current estimate of total costs for a performance obligation indicate a loss, a provision for the entire estimated loss on the unsatisfied performance obligation is made in the period in which the loss becomes evident.

At the time of revenue recognition, the Company also provides for estimated sales returns and miscellaneous claims from customers as reductions to revenues. The estimates are based on historical rates of product returns and claims. The Company accrues for such estimated returns and claims with an estimated accrual and associated reduction of revenue. Additionally, the Company records inventory that it expects to be returned as part of inventories, with a corresponding reduction to cost of goods sold.

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(Unaudited)

(In thousands, except for share amounts)

Charges for shipping and handling fees billed to customers are included in net sales and the corresponding shipping and handling expenses are included in cost of goods sold in the accompanying consolidated statements of operations and comprehensive income. We consider our costs related to shipping and handling after control over a product has transferred to a customer to be a cost of fulfilling the promise to transfer the product to the customer.

Sales commissions paid to employees as compensation are expensed as incurred for contracts with service periods less than a year. For contracts with service periods greater than a year, these costs are capitalized and amortized over the life of the contract. These costs are recorded in selling, general and administrative expenses in the Company’s consolidated statements of operations and comprehensive income.

Product Warranty

Some of the Company’s manufactured products carry limited warranty provisions for defects in quality and workmanship. A warranty reserve is established at the time of sale to cover estimated costs based on the Company’s history of warranty repairs and replacements, and is recorded in cost of goods sold in the Company’s consolidated statements of operations and comprehensive income.

The following table represents changes in the Company’s accrued warranties and related costs:

	Nine months ended September 30,
	2021	2020
Beginning accrued warranty expense	$1,133	$2,114
Current period claims	(236)	(223)
Provision for current period sales	256	357
Ending accrued warranty expense	$1,153	$2,248

Net Income per Share

Basic income or loss per share is computed by dividing net income by the weighted average number of common shares outstanding during the periods presented. There were no dilutive instruments outstanding during the nine months ended September 30, 2021 and 2020. The calculation of weighted average shares outstanding and net income per share are as follows:

	Nine months ended September 30,
	2021	2020
Numerator for basic and diluted earnings per share:
Net income	$8,373	$22,673
Denominator:
Weighted average shares outstanding - basic	27,483,350	27,483,350
Diluted weighted average shares outstanding	27,483,350	27,483,350
Net income per share:
Basic	$0.30	$0.82
Diluted	$0.30	$0.82

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(Unaudited)

(In thousands, except for share amounts)

Recent Accounting Pronouncements

Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which is intended to increase transparency and comparability among organizations by requiring the recognition of right-of-use (“ROU”) assets and lease liabilities on the balance sheet. In July 2018, the FASB issued additional guidance which provided an additional transition method for adopting the updated guidance. Under the additional transition method, entities may elect to recognize a cumulative-effect adjustment to the opening balance of retained earnings in the year of adoption. In June 2020, the FASB issued additional guidance which extends the effective date of ASU 2016-02 for emerging growth companies to begin in fiscal years beginning after December 15, 2021, and interim periods beginning after December 15, 2022. Early adoption is permitted. The Company plans to adopt this standard as of the effective date and is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 includes an impairment model (known as the current expected credit loss model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses, which the FASB believes will result in more timely recognition of such losses. The use of forecasted information is intended to incorporate more timely information in the estimate of expected credit loss. In November 2019, the FASB issued additional guidance which extends the effective date of ASU 2016-13 for emerging growth companies to begin in fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company plans to adopt this standard on January 1, 2023 and is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and improves consistent application of and simplifies GAAP for other areas of Topic 740 by clarifying existing guidance. For emerging growth companies, this ASU is effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the impact the adoption of this ASU will have on its consolidated financial statements and related disclosures.

There were no other new accounting standards that the Company expects to have a potential material impact to the financial position or results of operations upon adoption.

2.    REVENUE RECOGNITION

The following tables disaggregate net sales by channel and geography:

	Nine months ended
	September 30,
	2021	2020
U.S. state and local agencies (a)	$179,385	$171,552
Commercial	27,102	25,117
U.S. federal agencies	37,365	43,632
International	74,647	51,691
Other	5,252	5,027
Net sales	$323,751	$297,019

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(Unaudited)

(In thousands, except for share amounts)

(a)Includes all Distribution sales

	Nine months ended
	September 30,
	2021	2020
United States	$249,104	$245,328
International	74,647	51,691
	$323,751	$297,019

Contract Liabilities

Contract liabilities are recorded as a component of other liabilities when customers remit cash payments in advance of the Company satisfying performance obligations which are satisfied at a future point of time. Contract liabilities are reduced when the performance obligation is satisfied. Contract liabilities are included in accrued liabilities in the Company’s consolidated balance sheets and totaled $9,044 and $6,485 at September 30, 2021 and December 31, 2020, respectively. Revenue recognized during the nine months ended September 30, 2021 from amounts included in contract liabilities at December 31, 2020 was $4,785.

Remaining Performance Obligations

As of September 30, 2021, we had $25,851 of remaining performance obligations, which included amounts that will be invoiced and recognized in future periods. The remaining performance obligations are limited only to arrangements that meet the definition of a contract under ASC Topic 606, Revenue from Contracts with Customers, as of September 30, 2021. We expect to recognize approximately 61% of this balance over the next twelve months and expect the remainder to be recognized in the following two years.

3.    INVENTORIES

The following table sets forth a summary of inventories stated at lower of cost or net realizable value, as of September 30, 2021 and December 31, 2020:

	September 30, 2021	December 31, 2020
Finished goods	$31,541	$25,986
Work-in-process	4,833	3,741
Raw materials and supplies	34,693	31,196
	$71,067	$60,923

4.    GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The following table summarizes the changes in goodwill for the nine months ended September 30, 2021:

	Products	Distribution	Total
Balance, December 31, 2020	$63,698	$2,616	$66,314
Foreign currency translation adjustments	(87)	—	(87)
Balance, September 30, 2021	$63,611	$2,616	$66,227

Gross goodwill and accumulated impairment losses was $73,812 and $7,585, respectively, at September 30, 2021 and $73,899 and $7,585, respectively, at December 31, 2020.

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(Unaudited)

(In thousands, except for share amounts)

Intangible Assets

Intangible assets such as certain customer relationships and patents on core technologies and product technologies are amortizable over their estimated useful lives. Certain trade names and trademarks which provide exclusive and perpetual rights to manufacture and sell their respective products are deemed indefinite-lived and are therefore not subject to amortization.

Intangible assets consisted of the following as of September 30, 2021 and December 31, 2020:

	September 30, 2021
				Weighted
		Accumulated		Average
	Gross	amortization	Net	Useful Life
Definite lived intangibles:
Customer relationships	$74,088	(50,858)	23,230	11
Technology	11,978	(10,919)	1,059	7
Tradenames	6,472	(2,980)	3,492	4
Non-compete agreements	1,037	(1,037)	—	4
	$93,575	(65,794)	27,781
Indefinite lived intangibles:
Tradenames	16,678	—	16,678	Indefinite
Total	$110,253	(65,794)	44,459

	December 31, 2020
				Weighted
		Accumulated		Average
	Gross	amortization	Net	Useful Life
Definite lived intangibles:
Customer relationships	$74,123	(45,815)	28,308	11
Technology	11,991	(10,333)	1,658	7
Tradenames	6,490	(2,135)	4,355	4
Non-compete agreements	1,041	(1,027)	14	4
	$93,645	(59,310)	34,335
Indefinite lived intangibles:
Tradenames	16,674	—	16,674	Indefinite
Total	$110,319	(59,310)	51,009

Amortization expense for the nine months ended September 30, 2021 and 2020 was $6,538 and $7,047, respectively, of which $596 and $1,090 was included in cost of goods sold in the consolidated statements of operations and comprehensive income for the respective periods.

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(Unaudited)

(In thousands, except for share amounts)

The estimated amortization expense for finite-lived intangible assets for the remaining three months of 2021, the next four years and thereafter is as follows:

Remainder of 2021	$2,037
2022	7,683
2023	6,754
2024	3,856
2025	1,856
Thereafter	5,595
$27,781

5.    DEBT

The Company’s debt is as follows:

	September 30, 2021	December 31, 2020
Short-term debt:
Insurance premium financing	$2,883	$1,225
Current portion of term loan	10,000	2,251
Current portion of other	21	20
	$12,904	$3,496
Long-term debt:
Revolver	25,500	—
Term loan	190,000	222,187
Other	113	128
	$215,613	$222,315
Unamortized debt discount and debt issuance costs	(2,667)	(13,005)
Total long-term debt, net	$212,946	$209,310

The following summarizes the aggregate principal payments of our long-term debt, excluding debt discount and debt issuance costs, for the remaining three months of 2021, the next four years and thereafter:

Remainder of 2021	$2,505
2022	10,021
2023	10,022
2024	10,022
2025	10,023
Thereafter	183,041
Total principal payments	$225,634

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(Unaudited)

(In thousands, except for share amounts)

New Credit Facility

On August 20, 2021 (the “Closing Date”), the Company refinanced its existing credit facilities and entered into a new credit agreement whereby Safariland, LLC, as borrower (the “Borrower”), the Company and certain domestic subsidiaries of the Borrower, as guarantors (the “Guarantors”), closed on and received funding under a credit agreement (initially entered into on July 23, 2021), pursuant to a First Amendment to Credit Agreement (collectively, the “New Credit Agreement”) with PNC Bank, National Association (“PNC”), as administrative agent, and the several lenders from time to time party thereto (together with PNC, the “Lenders”) pursuant to which the Borrower (i) borrowed $200,000 under a term loan (the “Term Loan”), and (ii) may borrow up to $100,000 under a revolving credit facility (including up to $15,000 for letters of credit and up to $10,000 for swing line loans) (the “Revolving Loan”). Each of the Term Loan and the Revolving Loan mature on July 23, 2026. Commencing December 31, 2021, the New Term Loan requires scheduled quarterly payments in amounts equal to 1.25% per quarter of the original aggregate principal amount of the Term Loan, with the balance due at maturity. The New Credit Agreement is guaranteed, jointly and severally, by the Guarantors and, subject to certain exceptions, secured by a first-priority security interest in substantially all of the assets of the Borrower and the Guarantors pursuant to a Security and Pledge Agreement (the “Security Agreement”) and a Guaranty and Suretyship Agreement (the “Guaranty Agreement”), each dated as of the Closing Date.

As of September 30, 2021, the Revolving Loan had $25,500 in outstanding borrowings, $2,762 in outstanding letters of credit, and $71,738 of availability.

The Borrower may elect to have the Revolving Loan and Term Loan under the New Credit Agreement bear interest at a base rate or a LIBOR rate, in each case, plus an applicable margin. The applicable margin for these borrowings will range from 0.50% to 1.50% per annum, in the case of base rate borrowings, and 1.50% to 2.50% per annum, in the case of LIBOR borrowings, in each case based upon the level of the Company’s consolidated total net leverage ratio. The New Credit Agreement also requires the Borrower to pay a commitment fee on the unused portion of the loan commitments. Such commitment fee will range between 0.175% and 0.25% per annum, and is also based upon the level of the Company’s consolidated total net leverage ratio. The New Credit Agreement also contains customary representations and warranties, and affirmative and negative covenants, including limitations on additional indebtedness, dividends, and other distributions, entry into new lines of business, use of loan proceeds, capital expenditures, restricted payments, restrictions on liens on the assets of the Borrowers or any Guarantor, transactions with affiliates, amendments to organizational documents, accounting changes, sale and leaseback transactions, dispositions, and mandatory prepayments in connection with certain liquidity events. The New Credit Agreement contains certain restrictive debt covenants, which require us to: (i) maintain a minimum fixed charge coverage ratio of 1.25 to 1.00, starting with the quarter ended December 31, 2021, which is to be determined for each quarter end on a trailing four quarter basis and (ii) maintain a quarterly maximum consolidated total net leverage ratio of 3.75 to 1.00 from the quarter ended December 31, 2021 until the quarter ended September 30, 2022, and thereafter 3.50 to 1.00, which is in each case to be determined on a trailing four quarter basis; provided that under certain circumstances and subject to certain limitations, in the event of a material acquisition, we may temporarily increase the consolidated total net leverage ratio by up to 0.50 to 1.00 for four fiscal quarters following such acquisition. The New Credit Agreement contains customary events of default that include, among others, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, failure to make payment on, or defaults with respect to, certain other material indebtedness, bankruptcy and insolvency events, material judgments and change of control provisions. Upon the occurrence of an event of default, and after the expiration of any applicable grace period, payment of any outstanding loans under the New Credit Agreement may be accelerated and the Lenders could foreclose on their security interests in the assets of the Borrowers and the Guarantors.

The Company performed an analysis on a creditor-by-creditor basis for debt modifications and extinguishments to determine the appropriate accounting treatment of associated issuance costs. In connection with the refinancing, the Company recorded a loss on debt extinguishment of $15,155 related to early extinguishments fees and the write-off of unamortized debt discount and debt issuance costs.

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(Unaudited)

(In thousands, except for share amounts)

In connection with the New Credit Agreement, the Company paid financing costs totaling $4,095, of which $2,730 related to the Term Loan and $1,365 related to the Revolving Loan. Total financing costs include debt issuance costs of $1,897. Costs incurred in connection with the Term Loan were deferred and recorded as an offset to long-term debt. Costs incurred in connection with the Revolving Loan were deferred and recorded to other assets. All deferred debt costs are amortized to interest expense over the term of the loan using the effective interest method.

Canadian Credit Facility

On October 14, 2021, Med-Eng Holdings ULC and Pacific Safety Products Inc., the Company’s Canadian subsidiaries, as borrowers (the “Canadian Borrowers”), and Safariland, LLC, as guarantor (the “Canadian Guarantor”), closed on a line of credit pursuant to a Loan Agreement (the “Canadian Loan Agreement”) and a Revolving Line of Credit Note (the “Note”) with PNC Bank Canada Branch (“PNC Canada”), as lender pursuant to which the Canadian Borrowers may borrow up to CDN$10,000 under a revolving line of credit (including up to $3,000 for letters of credit) (the “Revolving Canadian Loan”). The Revolving Canadian Loan matures on July 23, 2026. The Canadian Loan Agreement is guaranteed by Safariland, LLC pursuant to a Guaranty and Suretyship Agreement (the “Canadian Guaranty Agreement”).

The Canadian Borrowers may elect to have borrowings either in United States dollars or Canadian dollars under the Canadian Loan Agreement, which will bear interest at a base rate or a LIBOR rate, in each case, plus an applicable margin, in the case of borrowings in United States dollars, or at a Canadian Prime Rate (as announced from time to time by PNC Canada) or a Canadian deposit offered rate (“CDOR”) as determined from time to time by PNC Canada in accordance with the Canadian Loan Agreement. The applicable margin for these borrowings will range from 0.50% to 1.50% per annum, in the case of base rate borrowings and Canadian Prime Rate borrowings, and 1.50% to 2.50% per annum, in the case of LIBOR borrowings and CDOR borrowings. The Canadian Loan Agreement also requires the Canadian Borrowers to pay (i) an unused line fee on the unused portion of the loan commitments in an amount ranging between 0.175% and 0.25% per annum, based upon the level of the Company’s consolidated total net leverage ratio, and (ii) an upfront fee equal to 0.25% of the principal amount of the Note.

The Canadian Loan Agreement also contains customary representations and warranties, and affirmative and negative covenants, including, among others, limitations on additional indebtedness, entry into new lines of business, entry into guarantee agreements, making of any loans or advances to, or investments in, any other person, restrictions on liens on the assets of the Canadian Borrowers and mergers, transfers of assets and acquisitions. The Canadian Loan Agreement and Note also contain customary events of default that include, among others, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, failure to make payment on, or defaults with respect to, certain other material indebtedness, bankruptcy and insolvency events, material judgments and change of control provisions.

Upon the occurrence of an event of default, and after the expiration of any applicable grace period, payment of any outstanding loans under the Canadian Loan Agreement may be accelerated.

Interest Rate Swaps

In September 2021, we entered into an interest rate swap agreement to hedge forecasted monthly interest rate payments on our floating rate debt. As of September 30, 2021, we had the following interest rate swap agreement (the “Swap Agreement”):

Effective date	Notional amount	Fixed rate
September 30, 2021 through July 23, 2026	$100,000	0.875%

Under the terms of the Swap Agreement, we receive payments based on the 1-month LIBOR (approximately 0.09% as of September 30, 2021).

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(Unaudited)

(In thousands, except for share amounts)

During the nine months ended September 30, 2021, there were no interest rate swap agreements that expired.

We entered into the Swap Agreement to convert a portion of the interest rate exposure on our floating rate debt from variable to fixed. We designated this Swap Agreement as a cash flow hedge. A portion of the amount included in accumulated other comprehensive loss is reclassified into interest expense, net as a yield adjustment as interest is either paid or received on the hedged debt. The fair value of our Swap Agreement is based upon Level 2 inputs. We have considered our own credit risk and the credit risk of the counterparties when determining the fair value of our Swap Agreement.

It is our policy to execute such instruments with creditworthy banks and not to enter into derivative financial instruments for speculative purposes. We believe our interest rate swap counterparty will be able to fulfill their obligations under our agreement, and we believe we will have debt outstanding through the expiration date of the swap such that the occurrence of future cash flow hedges remains probable.

The estimated fair value of our Swap Agreement in the consolidated balance sheets was as follows:

Balance sheet account	September 30, 2021	December 31, 2020
Other assets	$829	$—
Accrued liabilities	$709	$—

A cumulative gain of $90 net of tax is reflected in accumulated other comprehensive loss as of September 30, 2021.

The amount of gain recognized in other comprehensive loss for the nine months ended September 30, 2021 was $90 net of tax. There were no amounts reclassified from accumulated comprehensive loss into earnings for the nine months ended September 30, 2021.

As of September 30, 2021, approximately $710 is expected to be reclassified from accumulated other comprehensive loss into interest expense over the next 12 months.

6.    COMMITMENTS AND CONTINGENCIES

Legal Proceedings

In March 2020, the Company settled an administrative enforcement action filed by the U.S. Federal Trade Commission (“FTC”) relating to Company’s sale of VieVu, LLC to Axon Enterprise Inc. (“Axon”) wherein the FTC alleged that the operative agreements contained non-compete and non-solicitation provisions in violation of Section 5 of the Federal Trade Commission Act, as amended, 15 U.S.C. § 45, and Section 7 of the Clayton Act, as amended, 15 U.S.C. § 18. The FTC’s administrative complaint sought only injunctive relief against the Company to enjoin the enforcement of these provisions, now and in the future, and did not seek monetary damages against the Company. In January 2020, the Company and Axon had rescinded these provisions. Pursuant to a consent agreement and proposed consent order entered into by the FTC and the Company, on June 11, 2020, the FTC issued a Decision and Order accepting the Consent Agreement (the “Order”). Under the Order, the Company agreed to not modify and reinstate the rescinded provisions and to not enter into any new similar provisions with Axon, absent prior approval from the FTC. In addition, as part of the Company’s compliance program, the Order imposes an obligation to distribute to, and train the directors and officers on, the requirements of the consent order and to report annually for five years to the FTC ensuring compliance with the consent order. On July 10, 2020, the Company filed its Interim Verified Compliance Report and, on June 11, 2021, filed its First Annual Compliance Report, both as required by the Order.

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(Unaudited)

(In thousands, except for share amounts)

In June 2020, the Company received a Civil Investigative Demand (“CID”) from the United States Department of Justice (“DOJ”), Western District of Washington (Seattle, WA), pertaining to a False Claims Act investigation, 31 U.S.C, sections 3729-3733 (“FCA”), concerning allegations that soft body armor vest accessory panels sold by the Company are falsely labeled as compliant with the National Institute of Justice performance standards. In September 2020, the Company made its First Production of Documents which contained only documents and data that had been deemed to be of a “priority” nature pursuant to an agreement reached between the Company’s counsel and the Assistant U.S. Attorney handling the matter. In July 2021, the Company received a request for additional information relating to the subject matter of the investigation, with which the Company intends to comply. In October 2021 and November 2021, the Company produced additional documents responsive to the correspondence containing requests for specific documents and supplemental information. At this preliminary stage of the investigation, the Company does not have enough information to make an evaluation of the merits, exposure or potential risks regarding this matter.

In June 2021, two subcommittees of the U.S. House Committee on Oversight and Reform initiated an inquiry into the safety of crowd control products. Major U.S. manufacturers of crowd control products, including us, received a letter from the subcommittees requesting information and documents about the production, sale, safety, and regulation of crowd control products. The Company has provided information to the subcommittees who released a Memorandum on this issue on October 14, 2021, noting the absence of Federal regulation on the use of tear gas and the safety risks arising from its use. The implementation of additional regulations governing the sale of crowd control products would not be expected to have a material effect on our business.

In September 2021, Safariland, LLC, a wholly-owned subsidiary of the Company, received a jury verdict awarding $7,500 to a plaintiff relating to a personal injury case wherein the plaintiff alleged various product liability claims against Safariland, LLC. The plaintiff in the proceeding, Mr. David Hakim, instituted the proceeding on July 24, 2015, through the filing of a complaint with the United States District Court, Northern District of Illinois, Eastern Division. In the proceeding, the plaintiff, a SWAT officer with the DuPage County Sheriff’s Office (“DCSO”), alleged that he suffered injuries during a training exercise conducted by DCSO in which a Defense Technology Shotgun Breaching TKO round was deployed and passed through a door and lower-floor ceiling causing a fragment to strike plaintiff’s back resulting in injury. Prior to the jury rendering its verdict, the court deferred ruling on Safariland, LLC’s Motion for Judgment as a Matter of Law (“JMOL”) and, thus, no judgment has been issued. On November 8, 2021, Safariland, LLC filed its post-trial motions, including a supplemental JMOL, motion for new trial and remittitur. Plaintiff’s response is due on January 8, 2022, and Safariland’s reply would be due on February 8, 2022. In the event of an unfavorable ruling by the court, Safariland, LLC intends to pursue an appeal. While any litigation contains an element of uncertainty, the Company believes it is reasonably possible, not probable, that the Company could incur losses related to this case, however, any losses would be indemnified by our insurance carrier under applicable policies.

The Company is also involved in various legal disputes and other legal proceedings and claims that arise from time to time in the ordinary course of business. The Company vigorously defends itself against all lawsuits and evaluates the amount of reasonably possible losses that the Company could incur as a result of these matters. While any litigation contains an element of uncertainty, the Company believes that the reasonably possible losses that the Company could incur in excess of insurance coverage would not have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity.

Insurance

The Company has various insurance policies, including product liability insurance, covering risks and in amounts it considers adequate. There can be no assurance that the insurance coverage maintained by the Company is sufficient or will be available in adequate amounts or at a reasonable cost.

International

As an international company, we are, from time to time, the subject of investigations relation to the Company’s international operations, including under U.S. export control laws (such as ITAR), the FCPA and other similar U.S. and international laws.

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(Unaudited)

(In thousands, except for share amounts)

Leases

The Company leases office, warehouse, and distribution space under non-cancelable operating leases. As leases expire, it can be expected that, in the normal course of business, certain leases will be renewed or replaced. Our leases generally contain multi-year renewal options and escalation clauses. Total rent expense for the nine months ended September 30, 2021 and 2020 was $3,499 and $3,320, respectively.

The Company maintains capital lease agreements. As of September 30, 2021 and December 31, 2020, the Company recorded capital lease obligations of $43 within accrued liabilities and $14 and $46, respectively, within other liabilities in the consolidated balance sheets.

Future minimum lease payments required under non-cancelable operating leases that have initial or remaining non-cancelable lease terms in excess of one year and the Company’s capital lease agreements for the remaining three months of 2021, the next four years and thereafter is as follows:

	Capital Leases	Operating Leases
Remainder of 2021	$11	$1,149
2022	43	4,290
2023	4	3,887
2024	—	2,763
2025	—	1,428
Thereafter	—	469
Total minimum lease payments	$58	$13,986
Less: Amount representing interest	(13)
Capital lease obligation	$45

There were no material future minimum sublease payments to be received under non-cancelable subleases at September 30, 2021. There was no material sublease income for the nine months ended September 30, 2021 and 2020.

7.    INCOME TAXES

The Company and its subsidiaries file income tax returns in the U.S. federal, various state and local, and certain foreign jurisdictions. As of September 30, 2021, the Company’s tax years subsequent to 2016 are subject to examination by tax authorities with few exceptions. One of the Company’s Canadian subsidiaries is currently undergoing an examination of its tax filings for the period June 1, 2016 through December 31, 2017. In July 2021, we received notification from the Canadian Revenue Agency that the 2018 and 2019 tax returns of a different Canadian subsidiary had been selected for examination.

In assessing the realizability of deferred income tax assets, the Company performs a quarterly evaluation of whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. During the course of this evaluation, the Company considers all available positive and negative evidence and if, based upon the weight of available evidence, it is more likely than not the deferred tax assets will not be realized, a valuation allowance is recorded. Based on its evaluation during the nine months ended September 30, 2021, the Company has recorded a valuation allowance of $1,729.

The Company’s effective tax rate for the nine months ended September 30, 2021 and 2020 was 31.6% and 6.2% respectively. The change in the effective tax rate period over period primarily relates to the valuation allowance the Company had on its deferred tax assets during 2020.

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(Unaudited)

(In thousands, except for share amounts)

8.     COMPENSATION PLANS

The Company maintains a cash-based executive compensation plan for certain employees. The Company’s Board of Directors awarded 1,433,500 interests in the plan (“units”). Each unit represents an unfunded and unsecured right, subject to certain conditions as set forth by the plan. One-third of the units granted to any holder will vest on each of the first, second, and third anniversaries of March 18, 2021 during the term of such holder’s employment with the Company. Payment of a holder’s vested balance is dependent upon a change of control or initial public offering where the aggregate net proceeds of such event, as determined by the board of directors, equals or exceeds $250,000 (a “Qualifying Exit Event”). The plan will expire on March 18, 2025, at which time the plan and all awarded units will be terminated for no consideration if a change in control event has not occurred before that date. As of September 30, 2021, the Company did not record compensation expense related to the units as the likelihood of a change in control event occurring is not probable until the change in control event occurs. If a change in control event becomes probable, the fair value of the awards would be calculated as follows: enterprise value of the Company (net of debt) divided by the sum of the fully diluted common shares outstanding and vested units immediately before the change in control event is deemed probable multiplied by the number of vested units. Compensation expense would be recognized on the vested units at that time. Awards not yet vested at the time of a change in control event will terminate, however, the Company, at its sole discretion, may choose to accelerate the vesting of all unvested units upon a change in control event.

9.     RELATED PARTY TRANSACTIONS

The Company leases 5 distribution warehouses and retail stores from certain employees. The Company recorded rent expense related to these leases of $437 and $480 for the nine months ended September 30, 2021 and 2020, respectively. Rent expense related to these leases is included in related party expenses in the Company’s consolidated statements of operations and comprehensive income.

In connection with the execution of the New Credit Agreement, Kanders & Company, Inc., a company controlled by Warren Kanders, our Chief Executive Officer, received compensation from Cadre of $1,000.

10.     SEGMENT DATA

Our operations are comprised of two reportable segments: Products and Distribution. Segment information is consistent with how the chief operating decision maker (“CODM”), our chief executive officer, reviews the business, makes investing and resource allocation decisions and assesses operating performance. The CODM is not provided asset information or operating expenses by segment.

	Nine months ended September 30, 2021
			Reconciling
	Products	Distribution	Items(1)	Total
Net sales	$274,039	$69,086	$(19,374)	$323,751
Cost of goods sold	159,924	51,696	(19,364)	192,256
Gross profit	$114,115	$17,390	$(10)	$131,495

	Nine months ended September 30, 2020
			Reconciling
	Products	Distribution	Items(1)	Total
Net sales	$251,441	$62,707	$(17,129)	$297,019
Cost of goods sold	153,233	47,897	(17,261)	183,869
Gross profit	$98,208	$14,810	$132	$113,150

(1) Reconciling items consist primarily of intercompany eliminations and items not directly attributable to operating segments.

CADRE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(Unaudited)

(In thousands, except for share amounts)

11.     SUBSEQUENT EVENTS

On November 3, 2021, the Company completed its initial public offering (“IPO”) in which the Company issued and sold 6,900,000 shares, which included 900,000 shares that were offered and sold pursuant to the full exercise of the underwriters’ over-allotment option, of common stock at a public offering price of $13.00 per share. The Company’s aggregate gross proceeds from the sale of shares in the IPO was $89,700 before underwriter discounts and commissions, fees and expenses of $11,397, of which $2,250 was paid to Kanders & Company, Inc., a company controlled by Warren Kanders, our Chief Executive Officer.

On November 9, 2021 the Company utilized proceeds received in connection with the IPO and repaid $38,937 and $20,500, respectively, that were outstanding under our existing Term Loan and Revolving Loan under the New Credit Agreement.

On November 11, 2021, the Company announced that its Board of Directors approved the initiation of a quarterly cash dividend policy of $0.08 per share of the Company’s common stock or $0.32 per share on an annualized basis. The Company’s first dividend payment will be made on December 7, 2021 to shareholders of record as of the close of business on November 22, 2021.

In connection with the completion of IPO, the Company granted restricted stock awards to certain employees, including the Company’s Chief Executive Officer, President and Chief Financial Officer, comprised of an aggregate of 2,600,000 restricted shares of common stock (the “Restricted Stock Awards”) pursuant to terms of their respective employment agreements with the Company. The Restricted Stock Awards contain market-based performance conditions and have a grant date fair value of $4.65, which is expected to be recognized as compensation expense over a weighted average period of 5.67 years.

27,483,350 Shares

CADRE HOLDINGS, INC.

Common Stock

PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

The following is an estimate of the expenses (all of which are to be paid by the Registrant) that we may incur in connection with the securities being registered hereby.

Item	Amount to be paid
SEC registration fee		$49,375
Legal fees and expenses		*
Accounting fees and expenses		12,500
Miscellaneous expenses		*
Total	$	*

*These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 14. Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

Our certificate of incorporation provides that no director of our company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of our company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Our certificate of incorporation further provides that any repeal or modification of such article by our stockholders or amendment to the Delaware General Corporation Law will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

Our bylaws provide that we will indemnify each of our directors and officers and, in the discretion of our board of directors, certain employees, to the fullest extent permitted by the Delaware General Corporation Law as the same may be amended (except that in the case of amendment, only to the extent that the amendment permits us to provide broader indemnification rights than the Delaware General Corporation Law permitted us to provide prior to such the amendment) against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by the director, officer or such employee or on the director’s, officer’s or employee’s behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter therein, to which he or she is or is threatened to be made a party because he or she is or was serving as a director, officer or employee of our company, or at our request as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Article VIII of the bylaws further provides for the advancement of expenses to each of our directors and, in the discretion of the board of directors, to certain officers and employees.

In addition, the bylaws provide that the right of each of our directors and officers to indemnification and advancement of expenses shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the certificate of incorporation or bylaws, agreement, vote of stockholders or otherwise. Furthermore, Article VIII of the bylaws authorizes us to provide insurance for our directors, officers and employees, against any liability, whether or not we would have the power to indemnify such person against such liability under the Delaware General Corporation Law or the provisions of Article VIII of the bylaws.

We have entered into indemnification agreements with each of our directors and our executive officers. These agreements provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and the certificate of incorporation and bylaws. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, amended and restated bylaws and the indemnification agreements may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We also maintain a general liability insurance policy, which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have not issued securities that were not registered under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Description
3.1	Amended and Restated and Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).

5.1	Opinion of Kane Kessler, P.C.*

10.1

Term Loan and Security Agreement, dated as of November 17, 2020, by and among Cadre Holdings, Inc. (f/k/a Maui Acquisition Corp.), its then subsidiaries party thereto as borrowers and guarantors, Guggenheim Credit Services, LLC, as agent, and the financial institutions party thereto from time to time as lenders (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).

10.2

First Amendment to Term Loan and Security Agreement, dated March 1, 2021, by and among Cadre Holdings, Inc. (f/k/a Maui Acquisition Corp.), its then subsidiaries party thereto as borrowers and guarantors, Guggenheim Credit Services, LLC, as agent, and the financial institutions party thereto from time to time as lenders (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).

10.3

Second Amended and Restated Loan and Security Agreement, dated as of November 18, 2016, by and among Cadre Holdings, Inc. (f/k/a Maui Acquisition Corp.), its then subsidiaries party thereto as borrowers and guarantors, Bank of America, N.A., as agent, and the financial institutions party thereto from time to time as lenders (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).

10.4

Consent and First Amendment to Second Amended and Restated Loan and Security Agreement, dated May 1, 2017, by and among Cadre Holdings, Inc. (f/k/a Maui Acquisition Corp.), its then subsidiaries party thereto as borrowers and guarantors, Bank of America, N.A., as agent, and the financial institutions party thereto from time to time as lenders (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).

10.5

Second Amendment to Second Amended and Restated Loan and Security Agreement, dated June 1, 2017, by and among Cadre Holdings, Inc. (f/k/a Maui Acquisition Corp.), its then subsidiaries party thereto as borrowers and guarantors, Bank of America, N.A., as agent, and the financial institutions party thereto from time to time as lenders (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).

10.6

Third Amendment to Second Amended and Restated Loan and Security Agreement, dated June 29, 2017, by and among Cadre Holdings, Inc. (f/k/a Maui Acquisition Corp.), its then subsidiaries party thereto as borrowers and guarantors, Bank of America, N.A., as agent, and the financial institutions party thereto from time to time as lenders (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).

10.7

Consent and Fourth Amendment to Second Amended and Restated Loan and Security Agreement, dated May 3, 2018, by and among Cadre Holdings, Inc. (f/k/a Maui Acquisition Corp.), its then subsidiaries party thereto as borrowers and guarantors, Bank of America, N.A., as agent, and the financial institutions party thereto from time to time as lenders (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).

10.8

Consent and Fifth Amendment to Second Amended and Restated Loan and Security Agreement, dated June 20, 2019, by and among Cadre Holdings, Inc. (f/k/a Maui Acquisition Corp.), its then subsidiaries party thereto as borrowers and guarantors, Bank of America, N.A., as agent, and the financial institutions party thereto from time to time as lenders (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).

10.9

Consent and Sixth Amendment to Second Amended and Restated Loan and Security Agreement, dated November 17, 2020, by and among Cadre Holdings, Inc. (f/k/a Maui Acquisition Corp.), its then subsidiaries party thereto as borrowers and guarantors, Bank of America, N.A., as agent, and the financial institutions party thereto from time to time as lenders (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).

10.10

Seventh Amendment to Second Amended and Restated Loan and Security Agreement, dated March 1, 2021, by and among Cadre Holdings, Inc. (f/k/a Maui Acquisition Corp.), its then subsidiaries party thereto as borrowers and guarantors, Bank of America, N.A., as agent, and the financial institutions party thereto from time to time as lenders (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).

10.11	Safariland Group Long-Term Incentive Plan (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).+

10.12	Form of Award Agreement under the Safariland Group Long-Term Incentive Plan (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).+

10.13	Safariland Group 2021 Phantom Restricted Share Plan (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).+

10.14

Form of Award Agreement under the Safariland Group 2021 Phantom Restricted Share Plan (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).+

10.15	2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).+

10.16	Form of Option Agreement under the 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).+

10.17	Form of Stock Award Agreement under the 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).+

10.18	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).

10.19

Employment Agreement between Cadre Holdings, Inc. and Warren B. Kanders, dated as of July 9, 2021 (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).+

10.20

Employment Agreement between Cadre Holdings, Inc. and Brad Williams, dated as of July 9, 2021 (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).+

10.21

Employment Agreement between Cadre Holdings, Inc. and Blaine Browers, dated as of July 9, 2021 (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).+

10.22

Credit Agreement, dated July 23, 2021, by and among Cadre Holdings, Inc., certain of its domestic subsidiaries, as guarantors, PNC Bank, National Association, as administrative agent, and the several lenders from time to time party thereto (incorporated by reference to Exhibit 10.22 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 filed on July 27, 2021).

10.23

Safariland Group 2021 Amended and Restated Phantom Restricted Share Plan (incorporated by reference to Exhibit 10.23 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 filed on August 3, 2021).+

10.24

First Amendment to Credit Agreement, dated August 20, 2021, by and among Cadre Holdings, Inc., certain of its domestic subsidiaries, as guarantors, PNC Bank, National Association, as administrative agent, and the several lenders from time to time party thereto (incorporated by reference to Exhibit 10.24 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 filed on September 13, 2021).

10.25

First Amendment to Employment Agreement between Cadre Holdings, Inc. and Warren B. Kanders, dated as of September 1, 2021 (incorporated by reference to Exhibit 10.25 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 filed on September 13, 2021).+

10.26

First Amendment to Employment Agreement between Cadre Holdings, Inc. and Brad Williams, dated as of September 1, 2021 (incorporated by reference to Exhibit 10.26 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 filed on September 13, 2021). +

10.27

First Amendment to Employment Agreement between Cadre Holdings, Inc. and Blaine Browers, dated as of September 1, 2021 (incorporated by reference to Exhibit 10.27 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 filed on September 13, 2021). +

10.28

Loan Agreement, dated as of October 14, 2021, by and among Med-Eng Holdings ULC and Pacific Safety Products Inc., as borrowers, and PNC Bank Canada Branch, as lender (incorporated by reference to Exhibit 10.28 to Amendment No. 4 to the Company’s Registration Statement on Form S-1 filed on October 28, 2021).

21.1	Subsidiaries of the Cadre Holdings Inc. (incorporated by reference to Exhibit 21.1 to the Company’s Registration Statement on Form S-1 filed on July 12, 2021).

23.1	Consent of KPMG LLP.*

23.2	Consent of Kane Kessler, P.C. (included in Exhibit 5.1).*

24.1	Power of Attorney (included on signature page of this Registration Statement).*

+   Indicates management contract or compensatory plan.

*   Filed herewith

Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Jacksonville, Florida, on December 22, 2021.

CADRE HOLDINGS, INC.

By: /s/ Warren B. Kanders
Name: Warren B. Kanders
Title: Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of Cadre Holdings, Inc. hereby severally constitute and appoint each of Warren B. Kanders and Blaine Browers as the attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all pre- or post-effective amendments to this Registration Statement, any subsequent Registration Statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any and all pre- or post-effective amendments thereto, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Warren B. Kanders	Chief Executive Officer (Principal	December 22, 2021
Warren B. Kanders	Executive Officer) and Chairman

/s/ Brad Williams	President	December 22, 2021
Brad Williams

/s/ Blaine Browers	Chief Financial Officer (Principal Financial	December 22, 2021
Blaine Browers	Officer and Principal Accounting Officer)

/s/ Hamish Norton	Director	December 22, 2021
Hamish Norton

/s/ Nicholas Sokolow	Director	December 22, 2021
Nicholas Sokolow

/s/ William Quigley	Director	December 22, 2021
William Quigley